UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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☐	Soliciting Material under §240.14a-12
BEACON ROOFING SUPPLY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Wednesday, May 17, 2023

8:00 a.m. local time

In person at: 505 Huntmar Park Drive, Herndon, Virginia 20170

A LETTER TO OUR STOCKHOLDERS:

Ambition 2025, our detailed strategic plan was unveiled in February of last year. It is a structured roadmap with initiatives that are targeted and measurable.

During the first year of the plan, we made significant progress toward achieving the targets laid out. We had record performance in 2022, generating net sales of $8.4 billion, producing 24 percent growth year over year with higher revenue across all three of our lines of business. We stayed ahead of inflation through successful pricing execution and ensuring a high-quality experience for residential, commercial, and complementary product customers. We delivered net income of $458.4 million and a record $910 million in Adjusted EBITDA and our second consecutive calendar year of strong net income margins and double-digit EBITDA margins.1

Market fundamentals remained solid as nondiscretionary repair and re-roofing activity underpinned our residential roofing demand. At the same time, we experienced increasing softness in the regions that have a heavier new residential construction mix due to rising interest rates. Commercial contractor sentiment, which came off early year highs, remained healthy.

We focused on the areas within our control to drive above-market growth and excel in operational safety and efficiency. We continued to build the tools needed to achieve our Ambition 2025 targets and apply them to the multiple paths we have created for growth and margin expansion.

Our digital capability continues to be a competitive differentiator and we have the most complete digital offering. During the year, we expanded our capabilities to serve customers in the way that brings them the most value. In October, we announced the launch of Beacon’s new PRO+ mobile app. The app was custom designed for iPhone and Android devices and specifically tailored to meet the needs of contractors who spend their days on the go. Sales through our digital channel reached $1 billion in 2022 and we are continuing to invest in building on our technology leadership.

Our private label line of high-quality building products sold under the TRI-BUILT® brand delivers professional results and permits our customers to differentiate themselves from competitors. In February, we refreshed the TRI-BUILT label brand to include a new, streamlined logo and visual appeal to contribute to the brand’s overall identity, making it easier for contractors to identify. Sales of these high-margin products reached a record high in 2022, and we remain on track to deliver on our Ambition 2025 goal of achieving revenue of $1 billion by 2025.

Our initiatives to grow national accounts are also generating results. Our ability to invest in specialized account representatives who focus on the operational dynamics in each of these end markets offers a differentiated value proposition for high-volume customers. In 2022, we grew net sales to our largest customers by an impressive 36%, reaching its highest level in history.

Our longstanding continuous improvement mindset, including the initiative to drive improved performance at our bottom quintile branches, has generated meaningful contribution for many years, and 2022 was no different. The structure to improve these branches is simple, repeatable and has made a significant contribution to the top-line and the bottom-line.

Our Greenfield and M&A teams are executing on our pipeline of value creating investments. During the year, we exceeded our original plan to open 10 facilities by commissioning 16 new branches across 12 states. In addition, we welcomed five acquisitions, adding 22 branches with new markets, leadership, and technical capabilities. Our recent Coastal acquisition represents a new platform to build out our specialty waterproofing business.

1  Non-GAAP measure. See Appendix A for a reconciliation to net income (loss) from continuing operations, the most directly comparable GAAP financial measure.

Our Beacon OTC® network remained a differentiator. At year end, we had 60 markets including over 280 branches where our teams work together to deliver a service model that is solely focused on solutions. The result is improved customer service, lower cost to serve, better inventory management and accelerated talent development.

Attracting and retaining the best talent is critical to unlocking the potential of our people, our growth engine, and our operations. We filled several key leadership positions within our sales force, lines of business and leadership ranks, while at the same time advancing our diversity, equity and inclusion initiatives.

We remained committed to being a vital member of the local communities in which we live, operate, and serve. As part of our Investor Day last year, we issued our inaugural Corporate Social Responsibility report centered around our core values. In addition, we set a goal to reduce our carbon emission intensity by 50% by 2030 with a focus on our facilities and fleet.

Our strategic initiatives are designed to create shareholder value, and we are committed to improving returns for owners of our stock. In 2022, we repurchased and retired shares representing more than 3⁄4 of the $500 million share repurchase authorization announced at our Investor Day last year.

As we look forward, we are confident that our resilient business model is positioned to outperform the market in a dynamic demand environment. I thank our more than seven thousand team members for an outstanding 2022 and their relentless commitment to helping our customers build more every day.

As always, we sincerely appreciate the support from the investment community as well as our valued customers, suppliers, and employees.

Sincerely,

Julian G. Francis

President and Chief Executive Officer

April 5, 2023

BEACON ROOFING SUPPLY, INC.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS

DATE:	Wednesday, May 17, 2023

TIME:	8:00 a.m. local time

PLACE:	Beacon’s corporate headquarters at 505 Huntmar Park Drive, Herndon, Virginia 20170

ITEMS OF BUSINESS:

(1)   Election of thirteen members to our Board of Directors to hold office until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal No. 1).

(2)   To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal No. 2).

(3)   To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying Proxy Statement on a non-binding, advisory basis (Proposal No. 3).

(4)   To determine how often (i.e. every one, two or three years) the Company will include a proposal, similar to Proposal No. 3 above, in our annual Proxy Statement on a non-binding, advisory basis (Proposal No. 4).

(5)   To approve the Company’s 2023 Employee Stock Purchase Plan (Proposal No. 5).

(6)   The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

WHO MAY VOTE:	Stockholders of record as of the close of business on March 22, 2023 are entitled to vote.

DATE OF MAILING:	A Notice of Internet Availability of Proxy Materials or the Proxy Statement are first being sent to stockholders on or about April 5, 2023.

ANNUAL MEETING MATERIALS:	A copy of this Proxy Statement and our 2022 Annual Report are available at www.proxydocs.com/BECN.

PROXY VOTING:

This is an important meeting and all stockholders are invited to attend the meeting in person. Those stockholders who are unable to attend are respectfully urged to vote by proxy over the Internet, by telephone, or by signing, dating and mailing to us your proxy card as promptly as possible. Stockholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2023: The Notice of Annual Meeting and Proxy Statement and 2022 Annual Report are available at www.proxydocs.com/BECN.

By Order of the Board of Directors

CHRISTINE S. REDDY, Corporate Secretary

Herndon, Virginia

April 5, 2023

Proxy Summary	i	Summary of the Purchase Plan	30
Proxy Statement	1	U.S. Federal and Canadian Income Tax Consequences	32
Purpose of Meeting	1	New Plan Benefits	33
Change in Fiscal Year End	2	Executive Officers	34
Board Recommendations	2	Information on Executive Compensation	37
Attendance at the Annual Meeting	2	Compensation Discussion and Analysis	37
Access to Proxy Materials	2	Overview	37
Voting; Quorum	2	Objectives and Summary of Compensation Program	37
Required Votes	3	Use of Consultants and Peer Group Data	38
Effect of Not Voting	3	Base Salaries	38
Voting Methods	4	Annual Cash Incentives	39
Revoking Proxies	4	Long-Term Equity Incentive Compensation	42
Solicitation Costs	4	Emphasis on Variable Pay	47
Summary of Business Matters to be Voted On	5	Employment Agreements	48
Proposal One: Election of Directors	5	Stock Ownership Guidelines	48
Information About our Nominees	6	Retirement and Executive Life Insurance Plans	48
Board of Directors’ Meetings, Committees of the Board and Related Matters	13	Deferred Compensation Plan	49
Director Independence	13	Perquisites	49
Board Committees and Meetings	13	Tax Deductibility of Compensation	49
Director Selection	15	Incentive Compensation Recoupment Policy	50
Director Experience	16	Report of the Compensation Committee	50
Director Diversity	17	Executive Compensation	51
Compensation of Directors	18	Deferred Compensation Plan	55
Board Leadership Structure	18	Potential Payments upon Termination or Change-in-Control	55
Role in Risk Oversight and Succession Planning	19	Compensation Committee Interlocks and Insider Participation	59
Cybersecurity	20	Compensation of Directors	59
Environmental, Social and Governance (ESG)	21	Other Compensation Information	63
Retirement Age	22	Pay Ratio	63
Director Service on Other Public Boards (Overboarding Policy)	23	Pay-Versus-Performance	64
Orientation Training and Continuing Development Education	23	Stock Ownership	70
Stockholder Engagement and Feedback	23	Equity Compensation Plan Information	73
Stockholder Communications to the Board	23	Code of Ethics and Business Conduct	73
Proposal Two: Ratification of Independent Registered Public Accounting Firm	24	Certain Relationships and Related Transactions	73
Fees Paid to Independent Registered Public Accounting Firm	24	Policies and Procedures with Respect to Transactions with Related Persons	75
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	25	Delinquent Section 16(a) Reports	75
Report of the Audit Committee	25	Submission of Stockholder Proposals or Director Nominations for 2024 Annual Meeting of Stockholders	75
Proposal Three: Advisory Vote on Executive Compensation	27	Forward-Looking Statements	76
Proposal Four: Advisory Vote on Frequency of Executive Compensation Vote	28	Other Business	76
Proposal Five: Vote on Approval of Beacon’s 2023 Employee Stock Purchase Plan	29
Overview of Proposed Purchase Plan	29

PROXY SUMMARY

To assist you in reviewing the proposals to be acted upon at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), we call your attention to the following information about Beacon Roofing Supply, Inc.’s (“Beacon”, the “Company,” “we,” “our” or “us”) financial performance, key executive compensation actions and decisions, and corporate governance highlights. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the complete Proxy Statement that follows.

2023 ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE	MEETING TIME	MEETING LOCATION	RECORD DATE

Wednesday May 17, 2023	8:00 a.m. local time	Beacon Corporate Headquarters 505 Huntmar Park Drive, Herndon, Virginia 20170	March 22, 2023

Proposals That Require Your Vote

		More Information	Board Recommendation	Vote Required for Approval
PROPOSAL ONE	Election of thirteen (13) directors	Page 5	FOR each Director Nominee	Plurality of the votes cast in the election of directors
PROPOSAL TWO	Ratification of the selection of the independent registered public accounting firm	Page 24	FOR	Majority of votes cast
PROPOSAL THREE	Approval of Named Executive Officer Compensation	Page 27	FOR	Majority of votes cast
PROPOSAL FOUR	Frequency Vote on Proposal Three	Page 28	ONE YEAR	Plurality of votes cast
PROPOSAL FIVE	Approval of Beacon’s 2023 Employee Stock Purchase Plan	Page 29	FOR	Majority of votes cast

About Beacon

Overview

Beacon is the largest publicly traded distributor of roofing materials and complementary building products, such as siding and waterproofing, in North America. We have served the building industry for over 90 years and as of December 31, 2022, operated 480 branches throughout all 50 states in the U.S. and six provinces in Canada. We offer an extensive range of high-quality professional grade exterior products comprising over 130,000 stock-keeping units, and we serve nearly 100,000 residential and non-residential customers who trust us to help them save time, work more efficiently, and enhance their businesses.

We differentiate ourselves in the industry by providing our customers with seamless execution, practical innovation, and a hands-on approach that allows us to serve each of our individual customer’s specific needs. We also work closely with our suppliers, who rely on us to position their products advantageously in the market, supporting advances in products and services that ultimately benefit our customers.

Our mission is to empower our customers to build more for their customers, businesses, and communities. Our project lifecycle support helps our customers find projects, land the job, do the work and close it out with guidance that allows them to deliver on project specifications and timelines that are critical to their success. Using an omni-channel approach and our PRO+ digital suite, we differentiate our services and drive customer retention. Our customer base is composed of professional contractors, home builders, building owners, lumberyards, and retailers across the United States and Canada who depend on reliable local access to building products for residential and non-residential projects. Our customers vary in size, ranging from relatively small contractors

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to large contractors and builders that operate on a national scale. A significant number of our customers have relied on us as their vendor of choice for decades.

Our product lines are designed to meet the requirements of our residential, non-residential, and complementary building products customers. We carry one of the most extensive arrays of high-quality branded products in the industry, including our private label brand, TRI-BUILT®. Our TRI-BUILT products offer a high-quality and superior-value alternative for our customers while delivering higher margins and brand exclusivity in the marketplace. We fulfill the vast majority of our warehouse orders with inventory on hand because of the breadth and depth of the inventories at our branches.

Beyond product delivery, we emphasize superior value-added services to our customers. We employ a knowledgeable sales force that possesses an in-depth understanding of roofing and the building products we provide. Our sales force provides guidance to our customers throughout the lifecycles of their projects, including training, technical support, and access to Beacon PRO+ and 3D+, where they can find leads, track storms, order online, track deliveries, view order history, participate in promotions, and pay invoices.

Mission and Values

We have fostered a culture where employees are encouraged to be leaders and live out Beacon’s values. To build this culture, we have integrated our values, as outlined below, into all that we do. From the top down, we hold our employees accountable for displaying Beacon’s values in their work and relationships with our customers, suppliers, investors and the communities in which we serve.

OUR MISSION

At Beacon, Our Mission Is To Empower Our Customers To

BUILD MORE

FOR

Their Customers, Businesses, Communities, and Families through World-Class Service and Innovative Solutions

OUR VALUES

1. **PUT PEOPLE FIRST**
We are dedicated to forging collaborative relationships that empower people to reach their maximum potential.

2. **MAKE EVERY DAY SAFER**
We have an unwavering commitment to safety because a safe team is a healthy, happy, and successful team.

3. **DO THE RIGHT THING**
Every day, we have a choice to do it the easy way or the right way – we choose to do it the right way every time.

4. **OWN YOUR DAY**
We take pride in a job well done and are always willing to roll up our sleeves and put in the extra effort to overcome obstacles and get results.

5. **NEVER STOP BUILDING**
The path from average to exceptional begins with hard work and we wake up motivated to be a little better today than we were yesterday.

Business Highlights

Fiscal Year 2022 Key Financial Performance Metrics

Net Sales	Gross Margin	Net Income	Adjusted EBITDA[2]
$8.4 billion	26.5%	$458.4 million	$910.0 million
Net sales increased 23.6% from the calendar year ended December 31, 2021 driven largely by the successful implementation of price increases and higher demand for our products.	Gross margin from continuing operations was stable as compared to a gross margin of 26.7% for the calendar year ended December 31, 2021 primarily due to weighted-average selling price increases tracking weighted-average product cost increases.	Net income from continuing operations was $458.4 million in fiscal year ended December 31, 2022 as compared to net income of $241.9 million in the calendar year ended December 31, 2021.	Adjusted EBITDA was $910.0 million in fiscal year ended December 31, 2022 as compared to $685.9 million in the calendar year ended December 31, 2021.

2   Non-GAAP measure. See Appendix A for a reconciliation to net income (loss) from continuing operations, the most directly comparable GAAP financial measure.

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Business Highlights

•

On February 23, 2022, we published our inaugural Corporate Social Responsibility Report as part of our longstanding belief in responsible corporate citizenship and affirming our commitment to transparency and continuous improvement, including greenhouse gas (“GHG”) emissions intensity reduction and diversity, equity, and inclusion.

•   On February 24, 2022, we announced our Ambition 2025 Value Creation Framework to drive growth, enhance customer service and expand our footprint in key markets, which includes targeting the achievement of specific financial goals and the strategic deployment of capital on acquisitions, growth investments and a share repurchase program.

•   Also on February 24, 2022, we announced a new share repurchase program (the “Share Repurchase Program”), pursuant to which we could purchase up to $500 million of our common stock. At December 31, 2022, we had used approximately 3⁄4 of the original repurchase authorization, and on February 23, 2023, we announced an increase to the Share Repurchase Program by approximately $387.9 million, permitting future share repurchases of $500 million.

6.8M Shares Repurchased in 2022

M&A Transactions and New Greenfield Location Highlights

•	On January 1, 2022, we acquired Crabtree Siding and Supply, a wholesale distributor of residential exterior building materials based in Tennessee.

•

On April 29, 2022, we acquired Wichita Falls Builders Wholesale, Inc., a distributor of complementary residential exterior building supplies, including windows, doors and siding to contractors, homebuilders and retail customers serving customers, in greater Wichita Falls, Texas.

•

On June 1, 2022, we acquired Complete Supply, Inc., an independent distributor of residential roofing and exterior building supplies to contractors and homebuilders, located in Willowbrook, Illinois (Greater Chicago).

•

On November 1, 2022, we acquired Coastal Construction Products, one of the largest independent distributors of specialty waterproofing products in the U.S., based in Jacksonville, Florida (with 18 locations serving the Southeast and Midwest).

•	On December 30, 2022, we acquired Whitney Building Products, a wholesale distributor of commercial and multifamily waterproofing and restoration products based in Boston, Massachusetts.

•

On January 3, 2023, we acquired First Coastal Exteriors, a wholesale distributor of complementary residential and commercial building products including siding, gutter products, and windows, with locations in Alabama and Mississippi.

•

In 2022, we opened a new OTC hub in Pico Rivera, CA and fifteen new greenfield branches in Little Chute, WI, College Station, TX, Sherman, TX, Lubbock, TX, Brownsville, TX, Georgetown, TX, Indianapolis, IN, Rockford, IL, Burnsville, MN, Homestead, FL, Durham, NC, La Vergne, TN, Leitchfield, KY, Hampton, VA and Augusta, GA.

Compensation Highlights

The Compensation Committee of the Board of Directors (the “Board”) continued its historic practice of granting performance incentives, pursuant to which the Company’s executives may earn annual cash incentives and long-term equity incentive compensation in the form of Company stock options and restricted stock unit awards based on various performance metrics.

In addition, in 2022, in connection with the Company’s Ambition 2025 strategic plan and to align executives and managers at various levels of the Company with long-term stockholder returns (a priority set forth in the Ambition 2025 strategic plan), the Compensation Committee authorized 463,540 awards of performance-based restricted stock units (the “A25 Performance Stock

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Units”) to a group of approximately 133 employees. A substantial majority of the recipients were non-executive officer employees consisting of the Company’s senior management and key operations and sales leaders, in addition to executive officers (other than the Chief Executive Officer who is not eligible for the program). The full vesting of such awards is tied to significant stock appreciation that would, if achieved, result in a compounded average growth rate in the Company’s stock price of approximately 16% through the first quarter of 2026.

Every year, we provide for a stockholder advisory vote on executive compensation, which gives stockholders the opportunity to endorse or not endorse the Company’s named executive compensation program. At the Company’s 2022 Annual Meeting of Stockholders, our stockholders approved the Company’s named executive compensation program with over 98% of the votes cast being voted in favor.

Corporate Governance Highlights

Beacon has a longstanding commitment to effective governance of its business and affairs for the benefit of stockholders, including comprising its Board with a broad diversity of experience, professions, skills and perspectives to provide the strong oversight and strategic direction required to govern our business and strengthen and support our management team. The Board’s commitment to diversity of backgrounds has been demonstrated through the appointment in recent years of highly qualified diverse candidates, including Ms. Mason in March 2023, Ms. Hart in October 2022, Mr. Newsome in March 2021 and Major General Fast in October 2018.

Further, each committee of the Board annually reviews its charter while the Board’s Nominating and Governance Committee reviews our Corporate Governance Guidelines at least annually and periodically reviews our Insider Trading Policy. These documents are revised, as appropriate, in response to changing regulatory requirements, evolving best practices and the perspectives of our stockholders and other stakeholders. Accordingly, in 2022, the Company made appropriate updates and amendments to each of its committee charters, Corporate Governance Guidelines and Insider Trading Policy.

We also maintain a Code of Ethics & Business Conduct (the “Code of Ethics”), most recently updated in November 2021, that establishes standards of conduct and expectations for our directors, officers and employees and the overall manner in which we conduct business. The Code of Ethics, along with our other policies and business standards and our overall risk and compliance programs, are components of mitigating the risks associated with the operation of our business. The full text of our Code of Ethics is available on our website at www.becn.com.

Board Committees

The Board has established three (3) standing committees, each composed of only independent directors: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each committee meets on a regular basis, operates under a written charter and periodically performs a self-evaluation to determine whether the committee is functioning effectively and fulfilling its duties as prescribed by its charter. Each committee has the authority and ability to hire and terminate its own outside advisors. A copy of each committee’s charter is available on our website at www.becn.com.

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Best Governance Practices

Board Diversity

Our Board seeks independent directors with a broad diversity of experience, professions, skills and backgrounds as well as gender and racial/ethnic diversity that will enhance the quality of the Board’s deliberations and decisions. Our director nominees have a balance of tenure, independence, age, and diverse backgrounds, professional experience and skill sets, which provides our Board with an effective mix of experience and fresh perspective.

Other Governance Practices

Our corporate governance policies reflect best practices and include:

Stockholder Protections	Board Oversight
✓ Unclassified Board with annual election of directors	✓ Comprehensive Corporate Governance Guidelines to guide oversight and leadership, which are reviewed at least annually
✓ Active stockholder engagement program	✓ Director overboarding policy to limit the number of public company boards that our directors may serve on
✓ Board has Lead Independent Director separate from the non-independent Chair of the Board	✓ Director attendance of applicable Board/Committee meetings in fiscal year 2022 of over 75%
✓ The Board reflects a range of talents, ages, skills, diversity, and expertise with approximately 75% of directors independent	✓ Board education and orientation program as well as annual Board and committee self-evaluations
✓ Director mandatory retirement age (age 72)	✓ Board has an annual evaluation of the Chief Executive Officer and actively engages in succession planning for the Chief Executive Officer
✓ No stockholders rights plan or “poison pill” has been adopted	✓ Independent directors regularly convene without management at executive sessions

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Election of Directors (Proposal One)

You will find important information in the Proxy Statement about the qualifications and experience of each of the director nominees listed below whom, as recommended by the Board, you are being asked to elect at the 2023 Annual Meeting. The Nominating and Governance Committee performs an annual assessment to evaluate whether each of Beacon’s directors have the skills and experience to oversee the Company effectively. All of our director nominees have demonstrated that they have proven leadership ability, sound judgment, integrity and a commitment to the success of Beacon.

Name	Director Since	Age	Independent	Principal Occupation	Beacon Board Committees

Philip W. Knisely	2015	68	No	Operating Partner at Clayton, Dubilier & Rice, LLC	None

Julian G. Francis	2019	56	No	President and CEO of Beacon	None

Major General (Ret.) Barbara G. Fast	2018	69	Yes	Strategic Advisor for Sierra Nevada Corporation, Axellio, Inc. and Huvr Inc.	Audit N&G

Richard W. Frost	2012	71	Yes	Former CEO and director of Louisiana-Pacific Corporation	Compensation N&G

Alan Gershenhorn	2015	64	Yes	Chairman and CEO of Logistics Innovation Technologies Corp.	Compensation N&G (Chair)

Melanie M. Hart	2022	50	Yes	Vice President, CFO and Treasurer of Pool Corporation	Audit

Racquel H. Mason	2023	53	Yes	Former Chief Marketing Officer of Elanco Animal Health Incorporated	N&G

Robert M. McLaughlin	2016	66	Yes	Former Senior Vice President and CFO of Airgas, Inc.	Audit (Chair) Compensation

Earl Newsome, Jr.	2021	60	Yes	Chief Information Officer of Cummins Inc.	Audit N&G

Neil S. Novich	2012	68	Yes	Former Chairman, President and CEO of Ryerson Inc.	Compensation (Chair)

Stuart A. Randle	2006	63	Yes	Former CEO of Ivenix	N&G

Nathan K. Sleeper	2018 2015-2016	49	No	CEO and Partner at Clayton, Dubilier & Rice, LLC	None

Douglas L. Young	2014	60	Yes	Executive Vice President of Lennox International Inc.	Audit Compensation

Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal Two)

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023. The Board recommends that you ratify the appointment of Ernst & Young LLP. While we are not required to have stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditor, we are doing so because we believe it is good corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider the appointment, but may nevertheless retain Ernst & Young LLP as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

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Approval of Executive Compensation (Proposal Three)

Our Board is requesting stockholder approval of an advisory, non-binding resolution to approve the Company’s executive compensation as described in this Proxy Statement. The Board recommends that you vote for the Company’s executive compensation program. The Board and the Compensation Committee value the opinions of the Company’s stockholders and, based on the outcome of this vote, will consider stockholders’ input regarding executive compensation and evaluate whether any action is necessary to address such input.

Approval of Frequency of Advisory Vote on Executive Compensation (Proposal Four)

Our Board is requesting stockholder approval of an advisory, non-binding resolution to approve how often you wish us to include a proposal, similar to Proposal Three above, in our Proxy Statement. The Board recommends that you vote to hold an advisory vote on executive officer compensation every year. The Board and the Compensation Committee value the opinions of the Company’s stockholders and, based on the outcome of this vote, will consider stockholders’ input regarding the frequency of this vote and will evaluate whether any action is necessary to address such input.

Approval of Beacon’s 2023 Employee Stock Purchase Plan (Proposal Five)

Our Board is requesting stockholder approval of Beacon’s 2023 Employee Stock Purchase Plan. The Board recommends that you vote for the approval of the 2023 Employee Stock Purchase Plan. Beacon’s 2023 Employee Stock Purchase Plan would provide eligible employees with an opportunity to participate in the ownership of the Company, which the Board believes will benefit the Company as well as its stockholders and employees.

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Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

The Beacon Roofing Supply, Inc. 2023 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, May 17, 2023, beginning at 8:00 a.m. local time, at Beacon’s corporate headquarters, 505 Huntmar Park Drive, Herndon, Virginia 20170. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $0.01 per share, for use at our 2023 Annual Meeting of Stockholders or at any adjournment(s) or postponement(s) of the Annual Meeting.

Stockholders of record of our common stock and our Series A Cumulative Participating Preferred Stock (the “Preferred Stock”) at the close of business on March 22, 2023, the record date for the meeting, are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 64,328,029 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting. In addition, as of the record date, there were 400,000 shares of Preferred Stock outstanding, all of which are entitled to be voted at the Annual Meeting. The Preferred Stock is entitled to vote, together with the common stock as a single class, on each matter to come before the Annual Meeting, with a number of votes based on the number of shares of common stock into which the Preferred Stock is convertible as of the record date. Accordingly, the 400,000 shares of Preferred Stock are entitled to a total of 9,694,619 votes. As a result, a total of 74,022,648 votes are eligible to be cast at the Annual Meeting based on the number of outstanding shares of common stock and Preferred Stock as of the record date. A list of our stockholders will be available at our headquarters at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 for a period of ten days prior to the annual meeting and at the Annual Meeting itself for examination by any stockholder.

A Notice of Internet Availability of Proxy Materials or the Proxy Statement as well as the form of proxy are first being mailed to stockholders on or about April 5, 2023. Stockholders should review the information provided in this Proxy Statement in conjunction with our 2022 Annual Report that accompanies this Proxy Statement. In this Proxy Statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” This Proxy Statement and the 2022 Annual Report are also available to be viewed and downloaded at www.proxydocs.com/BECN.

Purpose of Meeting

At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, consisting of the (1) election of directors; (2) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; (3) approval of the compensation of our named executive officers on a non-binding, advisory basis; (4) approval of the frequency of future advisory votes on executive compensation; (5) approval of Beacon’s 2023 Employee Stock Purchase Plan; and (6) any other matters that properly come before the meeting.

Change in Fiscal Year End

On August 11, 2021, our Board adopted a change in our fiscal year end from September 30 to December 31. As such, where appropriate, this Proxy Statement contains information relating to the transition quarter of October 1, 2021 to December 31, 2021 (the “Transition Quarter”), the fiscal year ended December 31, 2022 (the “Fiscal Year 2022”) and the fifteen (15)-month period composed of Fiscal Year 2022 and the Transition Quarter (the “15-Month Period”).

Board Recommendations

As more fully discussed under “Summary of Business Matters to be Voted On,” our Board recommends: (1) a vote FOR the election of the respective nominees for director named in this Proxy Statement; (2) a vote FOR the ratification of the selection of Ernst & Young LLP for the fiscal year ended December 31, 2023; (3) a vote FOR approval of the executive compensation; (4) the selection of ONE YEAR as the frequency of future advisory votes on executive compensation; and (5) a vote FOR the approval of Beacon’s 2023 Employee Stock Purchase Plan.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the respective nominees for director named in this Proxy Statement; (2) FOR the ratification of the selection of Ernst & Young LLP for the fiscal year ended December 31, 2023; (3) FOR approval of the compensation of our named executive officers; (4) for the selection of ONE YEAR as the frequency of future advisory votes on compensation for named executive officers; (5) FOR the approval of Beacon’s 2023 Employee Stock Purchase Plan; and (6) in accordance with the recommendation of our Board, FOR or AGAINST all other matters as may properly come before the Annual Meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

Attendance at the Annual Meeting

All of our stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Access to Proxy Materials

We are pleased to utilize the U.S. Securities and Exchange Commission (“SEC”) rule allowing companies to furnish their proxy materials to stockholders over the Internet. This method allows us to provide you with all the information that you need while reducing the costs associated with delivery of these materials and reducing the environmental impact of our Annual Meeting. As a result, we are mailing to many of our stockholders a notice about the Internet availability, instead of a paper copy, of our Proxy Statement and 2022 Annual Report. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail.

Your notice about the Internet availability of the proxy materials, proxy form, or voting instruction form will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials will be available at this website through the conclusion of the Annual Meeting.

Stockholders also may request a free copy of this Proxy Statement and/or our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023 (the “2022 Form 10-K”), by writing to: Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attention: Corporate Secretary, phone number (571) 323-3939. Alternatively, stockholders can access our 2022 Form 10-K on our website at: https://ir.beaconroofingsupply.com. We will also furnish any exhibit to the 2022 Form 10-K, if specifically requested.

Voting; Quorum

Common Stock. Holders of common stock are entitled to one vote per share on each matter that is submitted to stockholders for approval.

Preferred Stock. The holder of the Preferred Stock is entitled to an aggregate of 9,694,619 votes on each matter submitted to stockholders for approval, based on the aggregate number of shares of common stock into which the Preferred Stock is convertible as of the record date. Pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions,” the holder of the Preferred Stock has agreed to vote in favor of each director nominated and recommended by the Board for election at the Annual Meeting. The holder is entitled to vote in its discretion on the other proposals described in this Proxy Statement.

Quorum. The presence at the meeting, in person or by proxy, of the holders of common stock and Preferred Stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business.

Required Votes

The election of the thirteen (13) director nominees named in this Proxy Statement requires the affirmative vote of shares of common stock and Preferred Stock, voting together as a single class, representing a plurality of the votes cast for such election at the Annual Meeting. This means that the thirteen (13) director nominees will be elected if they receive more “for” votes than any other person. “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the nominees.

For purposes of determining how often (i.e. every one, two or three years) the Company will include a proposal on executive compensation in our annual proxy statement, the Company will treat the option receiving a plurality of the votes cast as the option approved by stockholders. This means that the option receiving more “for” votes than any other option will be treated by the Company as the option approved by stockholders. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.

The remaining proposals, including the ratification of the selection of Ernst & Young LLP, approval of the compensation of our named executive officers and approval of the Company’s 2023 Employee Stock Purchase Plan, all require the affirmative vote of shares of common stock and Preferred Stock, voting together as a single class, representing a majority of votes cast on such proposal at the Annual Meeting (meaning that such number of shares voted “for” such proposal exceeds the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for these proposals.

Although our Board intends to carefully consider the stockholder vote on the ratification of the selection of Ernst & Young LLP, the compensation of our named executive officers and the frequency of such vote, such votes will not be binding on us and are advisory in nature.

The inspector of election for the Annual Meeting shall determine the number of shares of common stock and Preferred Stock represented at the meeting, confirm the existence of a quorum and the validity and effect of proxies, and shall also count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. If less than a majority of the combined voting power of the outstanding shares of common stock and Preferred Stock is represented at the Annual Meeting, the holders of shares representing a majority of the voting power so represented may adjourn the Annual Meeting to another time without further notice.

Effect of Not Voting

If you are a stockholder of record and do not vote by telephone or over the Internet or by completing and returning your proxy card, your shares will not be voted. If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or other nominee will still be able to vote your shares depends on whether Nasdaq deems the particular proposal to be a “routine” matter. Brokers, banks or other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine”

matters. Under the rules and interpretations of the Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation. Accordingly, your broker, bank or other nominee may not vote your shares on Proposals One, Three, Four and Five but may vote your shares on Proposal Two.

Voting Methods

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a participant in the Beacon stock fund under the Beacon Sales Acquisition, Inc. 401(k) Profit Sharing Plan (the “Beacon 401(k) Plan”), you may furnish voting instructions over the Internet, by telephone, or by signing, dating and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the meeting, you can vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Revoking Proxies

The giving of a proxy does not eliminate the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the Annual Meeting, by filing a written revocation with our Corporate Secretary at our headquarters or by submitting a later dated proxy by telephone, over the Internet, or by mail.

Solicitation Costs

The costs of preparing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the Annual Report and proxy card, along with the cost of posting the proxy materials on a website, and any mailing costs, are to be borne by us. Our directors, officers and employees may solicit proxies personally and by telephone, e-mail and other electronic means or by U.S. mail. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and By-Laws provide that our Board shall consist of not less than three members. The authorized number of directors for this election is set at thirteen (13) members. In keeping with corporate governance best practices, our Board is not staggered; the full Board is up for election every year. As a result, the Nominating and Governance Committee of the Board has nominated the thirteen (13) current members of the Company’s Board, to serve as directors until the 2024 Annual Meeting of Stockholders or until their successors have been duly elected and qualified:

Philip W. Knisely Julian G. Francis Barbara G. Fast Richard W. Frost Alan Gershenhorn Melanie M. Hart Racquel H. Mason	Robert M. McLaughlin Earl Newsome, Jr. Neil S. Novich Stuart A. Randle Nathan K. Sleeper Douglas L. Young

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board, unless it is directed by a proxy to do otherwise. The Board has no reason to believe that any of the nominees will be unable to serve. Except as indicated in this Proxy Statement, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominees were selected.

Our Company has grown rapidly through organic growth and acquisitions to become the largest publicly traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. Accordingly, our Board nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies (including distribution companies), corporate governance and executive compensation, strategic planning, mergers and acquisitions, procuring financing for business growth, international operations, cybersecurity, information technology and marketing, and experience in our industry. Our Nominating and Governance Committee and Board believe that these Board nominees provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive unit in terms of Board process and collaboration.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE AS DIRECTOR.

INFORMATION ABOUT OUR NOMINEES

The following sets forth certain information about our nominees. There are no family relationships between any of our directors or executive officers. The Company believes in serving its stockholders through representation on the Board that ensures oversight of the Company, as well as implementation of the strategic plan and business model. The Nominating and Governance Committee, on behalf of the entire Board, reviews not only the personal qualities and characteristics in a Board member or potential candidate, but also the individual’s diverse education, business and cultural backgrounds to address our current and anticipated needs as our opportunities and challenges evolve.

PHILIP W. KNISELY Chair, Not Independent Director since: October 2015 Age: 68 Committees: None Other Current Public Company Directorships: Covetrus, Inc. (Nasdaq: CVET);

Mr. Knisely was appointed non-executive Chairman of the Board of Directors in February 2020. He became an operating partner at Clayton, Dubilier & Rice, LLC (“CD&R”), a private equity firm, in 2019, and prior to that, served as an advisor to CD&R since 2011. He currently serves as Chairman of CD&R Hydra Holdings, Inc. (parent entity of SunSource Holdings, Inc.), a privately held power distribution company, White Cap Supply Holdings, LLC, a $4 billion privately owned distributor of concrete accessories and complementary products, and Covetrus, Inc. a global animal-health technology and services company, and is a former Chairman of Roofing Supply Group, LLC (“RSG”). He also serves on the board of Carestream Dental, a privately held provider of dental imaging equipment and software and Indicor Holdings, LLC, a diversified industrial solutions company. He previously served on the board of Atkore International Group Inc. Mr. Knisely spent a decade as Executive Vice President and Corporate Officer of Danaher Corporation, where he was responsible for businesses totaling more than $4 billion in sales. Prior to Danaher, Mr. Knisely co-founded Colfax Corporation, a designer, manufacturer, and distributor of fluid handling products, where he served as President and Chief Executive Officer. Previously, Mr. Knisely was President and Chief Executive Officer of AMF Industries, a privately held diversified manufacturer, and spent ten years at Emerson Electric. He has previously served on the board of trustees of the Darden School Foundation at the University of Virginia, where he received his MBA. Mr. Knisely was also a GM Fellowship Scholar at General Motors Institute, where he earned a BS in industrial engineering.

Director Qualifications: Mr. Knisely’s tenure as Chairman of RSG gave him in-depth knowledge of the building products industry. Mr. Knisely has extensive experience in business strategy and operations, which is helpful as we look to expand our available products and pursue additional growth opportunities. Mr. Knisely is a director nominee designated by CD&R pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions.”

JULIAN G. FRANCIS President and CEO, Not Independent Director since: August 2019 Age: 56 Committees: None Other Current Public Company Directorships: None

Mr. Francis has served as Beacon’s President and Chief Executive Officer since August 2019. Prior to Beacon, Mr. Francis was the President of the Insulation Business at Owens Corning, a global leader in insulation, roofing and fiberglass composite materials, since October 2014. Mr. Francis led Owens Corning’s largest business segment, with over $2.7 billion in revenue in 2018, to significant sales and EBIT growth in each of the preceding three years. From 2012-2014, he served as Vice President and General Manager for Owens Corning’s Residential Insulation Business. Mr. Francis also has served as Vice President and Managing Director for Owens Corning’s Glass Reinforcements, Americas, in the Composite Solutions Business. Prior to joining Owens Corning, Mr. Francis was Vice President and Publishing Director at Reed Business Information, a $2.5 billion global leader in publishing, information, and marketing services. Prior to joining Reed, Mr. Francis spent 10 years at USG Corporation rising through the marketing, strategy, and general management ranks. He last served as Vice President, Marketing, where he created the overall strategy for USG’s $3.3 billion manufacturing business. Mr. Francis earned his bachelor’s degree in mathematics and his doctorate in materials engineering at Swansea University in the United Kingdom and earned his MBA at DePaul University.

Director Qualifications: Mr. Francis has over 20 years of experience in the building materials industry, with a unique blend of executive and operational experience. We believe that it is important that the Chief Executive Officer be an integral part of our Board’s decision-making process.

MAJOR GENERAL (RET.) BARBARA G. FAST Independent Director since: October 2018 Age: 69 Committees: Audit, N&G Other Current Public Company Directorships: None

Major General Fast is the President/CEO of BGF Enterprises, LLC. She is currently (2014-present) a strategic advisor for the Sierra Nevada Corporation, a privately held aerospace engineering firm. She serves on the Strategic Advisory Boards of Axellio, Inc., a privately owned network intelligence platforms company, and Huvr Inc., a privately owned virtual platform company. She serves on the Board of Directors for Achieve Cyber Security Holdings, LLC, a private equity backed firm. She previously provided consulting services for and was a board director of Radiance Technologies, Inc. (2019-2022), an employee-owned engineering services firm. Major General Fast was also a director of American Public Education, Inc. (Nasdaq: APEI), a for-profit education company, from 2009 to 2021, serving as Chair for five of those years. She also served as Chair of APEI’s subsidiary Hondros College of Nursing from 2016 to 2021. From 2011 to 2016, she served as Senior Vice President, Army Defense and Intelligence Programs, then Senior Vice President, Strategic Engagements for CGI Federal (Nasdaq: GIB), an information technology and consulting services firm. She also previously served as Vice President, Cyber and Information Solutions for The Boeing Company (NYSE: BA), a leading manufacturer of commercial jetliners and defense, space, and security programs. Major General Fast retired from the U.S. Army in 2008 after over 32 years of service during which she held a variety of key command and staff positions. Major General Fast holds a Bachelor of Science in Education (German and Spanish) from the University of Missouri, a Master of Science in Business Administration from Boston University, and Honorary Doctorate degrees from Central Missouri State University and American Military University. She is also a graduate of the Army War College.

Director Qualifications: Major General Fast’s unique cybersecurity expertise, deep public company executive and corporate governance experience, and tremendous leadership skills developed over her long and distinguished military and private sector careers are valuable assets as we move forward with our growth initiatives, particularly our leading e-commerce platform.

RICHARD W. FROST Independent Director since: July 2012 Age: 71 Committees: Comp., N&G Other Current Public Company Directorships: None

Mr. Frost retired as Chief Executive Officer and a director of Louisiana-Pacific Corporation, a manufacturer of building materials, in May 2012, having served in those capacities since December 2004. Mr. Frost previously served as that company’s Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004; Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003; and Vice President, Timberlands and Procurement from 1996 to April 2002. Mr. Frost previously served on the board of Tractor Supply Company, the largest operator of retail farm and ranch stores in the United States, and on the board of privately held Westervelt, Inc. Mr. Frost holds dual bachelor’s degrees from Louisiana State University and an MBA, Finance from Northwestern State University of Louisiana.

Director Qualifications: Mr. Frost has both executive and director experience, including deep operational experience in the building products industry, which is helpful as we look to expand our available products and pursue additional growth opportunities.

ALAN GERSHENHORN Independent Director since: May 2015 Age: 64 Committees: Comp., N&G (Chair) Other Current Public Company Directorships: Logistics Innovation Technologies Corp. (Nasdaq: LITT)

Mr. Gershenhorn is currently the Chairman and Chief Executive Officer of Logistics Innovation Technologies Corp., a publicly traded special purpose acquisition company focusing on opportunities in the global logistics industry. Mr. Gershenhorn previously served as the Executive Vice President and Chief Commercial Officer of United Parcel Service, Inc. (“UPS”), the world’s largest package delivery company, through June 2018. At UPS, Mr. Gershenhorn directed strategy, mergers and acquisitions, marketing, sales, public affairs, communications, and key growth strategies globally across the organization. He served as a member of the UPS Management Committee, which directs global strategy and the day-to-day operations, for over a decade, and led numerous transformational programs during his 39-year tenure. Mr. Gershenhorn previously served in several significant UPS leadership positions with both global and regional responsibilities, including Chief Sales and Marketing Officer, Senior Vice President and President UPS International; President UPS Supply Chain Solutions Global Transportation and Shared Services; President Supply Chain Solutions Europe, Asia, Middle East and Africa; and President UPS Canada. Mr. Gershenhorn also currently serves on the boards of Transportation Insight, OTR Capital and Ascend Transport Group, which are privately held enterprise logistics companies, and acts in an advisory role to 8VC, a venture capital firm. Mr. Gershenhorn holds a degree in finance from the University of Houston.

Director Qualifications: Mr. Gershenhorn has extensive operational and functional experience, particularly in supply chain, logistics, e-commerce, and strategy and marketing, which is extremely valuable for our planned growth and development of new and more efficient and effective ways to serve our customers.

MELANIE M. HART Independent Director since: October 2022 Age: 50 Committees: Audit Other Current Public Company Directorships: None

Ms. Hart currently serves as Vice President, Chief Financial Officer and Treasurer of Pool Corporation (Nasdaq: POOL) (“PoolCorp”)¸ the world’s largest wholesale distributor of swimming pool supplies and outdoor living products, and has served in such position since 2021. Ms. Hart previously served as PoolCorp’s Chief Accounting Officer and Corporate Controller from 2008 to 2021, including Vice President beginning in 2019, Corporate Controller from 2007 to 2008, and Senior Director of Corporate Accounting from 2006 to 2007. Prior to joining PoolCorp in 2006, Ms. Hart spent twelve years serving in the Assurance and Advisory Business Services Group at Ernst & Young. Ms. Hart earned a Bachelor of Science degree in Accounting from the University of New Orleans and graduated from the General Management Program at the Wharton School of Business. She is a certified public accountant and National Association of Corporate Directors (NACD) Directorship Certified.

Director Qualifications: Ms. Hart’s experience as a senior executive at a distribution-focused company and past experience at a major accounting firm provides value in our financial reporting and financial oversight responsibilities.

RACQUEL H. MASON Independent Director since: Feb. 2023 Age: 53 Committees: N&G Other Current Public Company Directorships: None

Ms. Mason currently serves as a member of the board of directors of NeilsenIQ, a leading consumer intelligence company, which she joined in 2021. She previously served as Executive Vice President and Chief Marketing Officer at Elanco Animal Health Incorporated, a provider of animal health products and services, from April 2020 to January 2022. Prior to that, Ms. Mason was employed at the Coca-Cola Company for 14 years, most recently serving from 2018 to 2020 as Senior Vice President and General Manager for the McDonald’s Division USA. Earlier at Coca-Cola, she held the consecutive roles of Vice President, Sprite and Sparkling Flavors & Multicultural Marketing, and Vice President, Coca-Cola and Coke Zero brands. Earlier in her career, Ms. Mason held positions of increasing responsibility in brand management and marketing with Procter & Gamble, Johnson & Johnson, Ahold and Abbott Laboratories. Ms. Mason earned a Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania and a master’s degree in Business Administration from the Kellogg Graduate School of Management at Northwestern University.

Director Qualifications: Ms. Mason’s past experience as an executive and in management positions focused on marketing, brand management and e-commerce platforms at product manufacturing and distribution companies provides value as we continue to execute on our growth strategy.

ROBERT M. MCLAUGHLIN Independent Director since: June 2016 Age: 66 Committees: Audit (Chair), Comp. Other Current Public Company Directorships: Axalta Coating Systems Ltd. (NYSE: AXTA)

Mr. McLaughlin is the former Senior Vice President and Chief Financial Officer of Airgas, Inc., the nation’s leading single-source supplier of gases, welding and safety products. Mr. McLaughlin served in that position from 2006 until his retirement in 2016, after serving as Airgas’s Vice President and Controller since joining Airgas in 2001. Previously, he was Vice President-Finance for Asbury Automotive Group, a multibillion-dollar automotive retailer, after serving as Vice President of Finance and in other financial management roles with Unisource Worldwide, Inc., a multibillion-dollar international paper and industrial supply distribution company. Prior to Unisource, he had a thirteen-year career with Ernst & Young. Mr. McLaughlin serves on the board of publicly traded Axalta Coating Systems Ltd., a global leader in the development, manufacture and sale of liquid and powder coatings, where he is the chairman of their audit committee and also serves on their compensation committee. Mr. McLaughlin earned his bachelor’s degree in accounting from the University of Dayton.

Director Qualifications: Mr. McLaughlin’s deep experience as a senior executive in financial management for multibillion-dollar distribution firms provides value as we pursue additional growth opportunities.

EARL NEWSOME, JR. Independent Director since: March 2021 Age: 60 Committees: Audit, N&G Other Current Public Company Directorships: None

Mr. Newsome is currently Chief Information Officer of Cummins Inc., a $28.0 billion global power leader that designs, manufactures, sells, and services diesel and alternative fuel engines. Previously, he served as Chief Information Officer, Americas IT for Linde PLC, a $28 billion global industrial gases and engineering firm formed by the merger of Linde and Praxair, Inc. until March 2021. Prior to the merger, he served as Global Chief Information Officer and Vice President of Praxair from May 2016 to March 2019. Mr. Newsome currently serves on the board of First Independence Bank and First Independence Corporation, a bank and related bank holding company, and Navisite, a managed cloud service provider. Prior to joining Praxair, he was Corporate Chief Information Officer and Vice President, Digital at TE Connectivity, a producer of highly engineered connectivity and sensing products, where he built a world-class IT organization that accelerated each business unit’s success. Mr. Newsome also previously served as Vice President, Global IT Services at Estée Lauder, where he transformed the Shared Services organization into a global team and established its Global Innovation Lab, and as Senior Director, Strategy and Integration and Global Operations, for Bowne & Co., where he directed the M&A strategy of the digital business unit and managed global operations. Earlier in his career, Mr. Newsome served as VP and Chief Information Officer of Owens-Illinois and was Partner at Deloitte & Touche. Mr. Newsome was Captain in the U.S. Army and received his Bachelor of Science in Computer Science from the United States Military Academy at West Point.

Director Qualifications: Mr. Newsome’s strategic vision and broad IT/cybersecurity expertise will help us align technology with business requirements as we move to accelerate our growth initiatives, particularly our leading e-commerce platform.

NEIL S. NOVICH Independent Director since: July 2012 Age: 68 Committees: Comp. (Chair) Other Current Public Company Directorships: Hillenbrand, Inc. (NYSE: HI); W.W. Grainger, Inc. (NYSE: GWW)

Mr. Novich is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and Chief Executive Officer in 1995, and was additionally appointed Chairman in 1999. He remained Chairman and Chief Executive Officer until 2007, when the company was sold. Prior to his time at Ryerson, Mr. Novich spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich currently serves on the boards of publicly traded Hillenbrand, Inc., a global diversified industrial company, where he is chairman of the audit committee and a member of the nominating and corporate governance and mergers and acquisitions committees, and W.W. Grainger, Inc., an industrial supplies and equipment provider, where he is a member of the audit, board affairs, nominating and cyber ad hoc committees. He was formerly a director of publicly traded Analog Devices, Inc. Mr. Novich has a bachelor’s degree in physics from Harvard University and master’s degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Director Qualifications: Mr. Novich understands the critical success factors for executive management of a public corporation, including corporations focused on distribution. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman.

STUART A. RANDLE

Lead Independent Director

Director since: Feb. 2006

Age: 63

Committees: N&G

Other Current Public Company

Directorships: Teleflex

Incorporated (NYSE: TFX);

Comera Life Sciences, Inc.

(Nasdaq: CMRA)

In 2019, Mr. Randle retired from his role as the Chief Executive Officer of Ivenix, a privately held medical technology company. He is a director of Teleflex Incorporated, a publicly traded provider of specialty medical devices, where he serves as chairman of its nominating & governance committee and a member of its compensation committee. He is a also a director of Comera Life Sciences, Inc. a publicly traded life sciences company, where he serves as lead independent director, chairman of its nominating & governance committee and a member of its compensation committee. He previously served as a director of Flex Pharma, Inc., a publicly traded biotechnology company that merged with Salarius Pharmaceuticals in 2019. From 2004 to 2014, Mr. Randle served as President, Chief Executive Officer and director of GI Dynamics, a healthcare company. Previously, Mr. Randle was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, Chief Executive Officer and a director of Act Medical, Inc., and prior to that spent a combined ten years with Baxter Healthcare and its spin-off, Allegiance, in a variety of senior roles, including six years in the distribution business. Mr. Randle holds a BS in mechanical engineering from Cornell University and an MBA from the Kellogg Graduate School of Management, Northwestern University.

Director Qualifications: Mr. Randle’s executive and director experience, including success in growth situations, is a valuable asset as we continue to execute our growth strategy.

NATHAN K. SLEEPER Not Independent Director since: Jan. 2018 (also served Oct. 2015 – May 2016) Age: 49 Committees: None Other Current Public Company Directorships: Core & Main, Inc. (NYSE: CNM)

Mr. Sleeper is a partner of CD&R, and on January 1, 2020 he became CD&R’s chief executive officer. He leads CD&R’s investment activity in the industrial sector and serves on its Investment and Management Committees. Mr. Sleeper is currently a director of publicly traded Core & Main, Inc., as well as privately held Indicor Holdings, LLC, Cornerstone Building Brands, Inc. (formerly Ply Gem Industries, Inc.), Multi-Color Corporation, Brand Industrial Holdings, Inc., PowerTeam Services Holdco, LLC, CD&R Hydra Holdings, Inc. (parent entity of SunSource Holdings, Inc.) and White Cap Supply Holdings, LLC. He previously served on the boards of publicly traded Atkore International Group Inc., HD Supply Holdings, Inc., and Hertz Global Holdings, Inc., as well as Wilsonart International Holdings, LLC, CHC Group, Ltd., Culligan International Company, Hussmann Parent, Inc., and US Foods, Inc. Prior to joining CD&R in 2000, Mr. Sleeper worked for Goldman Sachs & Co, and Tiger Management. Mr. Sleeper holds a bachelor’s degree from Williams College and an MBA from Harvard Business School.

Director Qualifications: Mr. Sleeper’s broad experience in the financial and investment communities brings important insights into business strategy to our Board. Mr. Sleeper is a director nominee designated by CD&R pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions.”

DOUGLAS L. YOUNG Independent Director since: Oct. 2014 Age: 60 Committees: Audit, Comp. Other Current Public Company Directorships: None

Mr. Young is Executive Vice President of Lennox International Inc., a global leader in the climate control industry. Mr. Young joined Lennox in 1999 and served as the President and Chief Operating Officer of Lennox’s Residential Heating and Cooling Segment from 2006 through 2022. Mr. Young had previously served as Vice President & General Manager of North American Residential Products since 2003 and as Vice President & General Manager of Lennox North American Residential Sales, Marketing, & Distribution from 1999-2003. Prior to his career with Lennox, Mr. Young was employed in the Appliances division of GE, where he held various management positions before serving as General Manager of Marketing for GE Appliance division’s retail group from 1997-1999 and as General Manager of Strategic Initiatives in 1999. He holds a BSBA from Creighton University and an MS in Management from Purdue University.

Director Qualifications: Mr. Young’s executive experience is a valuable resource on issues involving sales, marketing, finance, product development, distribution and compensation.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD AND RELATED MATTERS

Director Independence

The Board has determined that each of the current Company directors, with the exceptions of Philip W. Knisely, Julian G. Francis and Nathan K. Sleeper, is “independent” under Nasdaq listing standards and the rules of the SEC. Messrs. Knisely, Sleeper and Francis are not independent due to Messrs. Knisely’s and Sleeper’s relationship with CD&R, our largest stockholder, and Mr. Francis’ service as our President and Chief Executive Officer. We believe we comply with all applicable requirements of Nasdaq and the SEC relating to director independence and the composition of the committees of our Board.

Board Committees and Meetings

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each such committee operates under a formal charter that governs its duties and conduct and requires a majority of committee members to make a quorum and a majority of the quorum to approve committee actions. Each charter is reviewed at least annually and revised, as appropriate, to comply with changing regulatory requirements and reflect evolving best practices. A copy of each committee’s charter and the Company’s Corporate Governance Guidelines are available on our website at www.becn.com. In addition, each committee’s charter and the Company’s Corporate Governance Guidelines are available in print to any stockholder who requests it in writing to our Corporate Secretary at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Philip W. Knisely*
Julian G. Francis
Major General (Ret.) Barbara G. Fast	Member		Member
Richard W. Frost		Member	Member
Alan Gershenhorn		Member	Chair
Melanie M. HartO	Member
Racquel H. Mason			Member
Robert M. McLaughlinO	Chair	Member
Earl Newsome, Jr.	Member		Member
Neil S. Novich		Chair
Stuart A. Randle†			Member
Nathan K. Sleeper
Douglas L. Young	Member	Member
O Audit	Committee Financial Expert
* Chair	of the Board
† Lead	Independent Director

Each director serving on the Audit Committee, Compensation Committee and/or Nominating and Governance Committee are independent under Nasdaq listing standards (as adopted under SEC rules). Each director serving on the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and meets Nasdaq’s financial knowledge requirements. The Board has determined that Mr. McLaughlin and Ms. Hart are “audit committee financial experts” as such term is defined in Regulation S-K promulgated by the SEC. Further, each director serving on the Compensation Committee is a non-employee director (as defined in Rule 16b-3 under the Securities Exchange Act), and does not have “interlocking” or other relationships with us that would detract from their independence as committee members.

The table below shows the number of Board and Committee meetings held in Fiscal Year 2022 and the Transition Quarter.

	Number of Meetings Held in Fiscal Year 2022	Number of Meetings Held in the Transition Quarter
Board of Directors	5	4
Audit Committee	9	1
Compensation Committee	6	2
Nominating and Governance Committee	4	1

It is our policy for all directors to attend the Annual Meeting of Stockholders, unless attendance is not feasible owing to unavoidable circumstances. No incumbent director attended fewer than 75% of the aggregate of (i) the number of meetings of the Board held during the period he or she served on the Board and (ii) the number of committee meetings of the Board held during the period he or she served on these committees, in each case during both the Transition Quarter and Fiscal Year 2022. All of the then current Board members attended the 2022 Annual Meeting of Stockholders.

Committee	Committee Function
Audit: Robert McLaughlin, Chair Barbara Fast Melanie M. Hart Earl Newsome Douglas Young Mr. Berquist served as the Chair of the Audit Committee until May 12, 2022.

•   Monitors management’s process for ensuring the integrity of our financial statements and compliance with legal and regulatory requirements, including through separate systems of reporting to the Audit Committee by each of management, the internal audit department and the independent registered public accounting firm;

•   Oversees the performance of our internal audit function and independent registered public accounting firm (currently Ernst & Young LLP);

•   Selects the independent registered public accounting firm and receives reports directly from the independent registered public accounting firm;

•   Reviews the independent registered public accounting firm’s qualifications and independence, including overseeing hiring policies for employees or former employees of the independent registered public accounting firm;

•   Approves the scope of the annual audit activities of the independent registered public accounting firm and the audit fee payable to the independent registered public accounting firm;

•   Reviews audit results with the independent registered public accounting firm; and

•   Monitors the Company’s Enterprise Risk Management, including but not limited to, issues relating to data protection, cybersecurity and fraud detection and prevention.

Please refer to the Report of the Audit Committee, which is set forth in this Proxy Statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements.

Compensation: Neil Novich, Chair Richard Frost Alan Gershenhorn Robert McLaughlin Douglas Young

•   Reviews and makes recommendations to the Board regarding the compensation of the Chief Executive Officer;

•   Reviews the Chief Executive Officer’s recommendations on, and approves the compensation of, executive officers and key employees of the Company;

•   Administers and makes equity awards under the Company’s long-term incentive plan and oversees and approves the Company’s stock ownership guidelines for executive officers and directors;

•   Approves the design and administration of the annual cash incentive plan for the executive committee members, including the named executive officers;

•   Provides a general review of our compensation and benefit plans to ensure that they meet our objectives of transparency and integrity and do not encourage unnecessary or excessive risk-taking;

•   Makes recommendations for adopting and changing major compensation policies and practices; and

•   Reviews and makes recommendations to the Board regarding the compensation of non-employee directors and reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization.

Please refer to the Compensation Discussion and Analysis and the Report of the Compensation Committee in this Proxy Statement for a further description of our Compensation Committee’s responsibilities, as well as its compensation philosophy, its engagement of Frederic W. Cook & Co., Inc. as its independent compensation consultant, and a description of considerations underlying each component of compensation paid to Beacon’s named executive officers for the Transition Quarter and Fiscal Year 2022.

Nominating and Governance: Alan Gershenhorn, Chair Barbara Fast Richard Frost Racquel H. Mason Earl Newsome Stuart Randle

•   Identifies and recommends potential candidates qualified to become Board members, including overseeing Beacon’s commitment to recruit diverse candidates to serve on the Board;

•   Reviews and recommends changes to the size of the Board and recommends directors for appointment to Board committees (including evaluating any rotation of directors among committees);

•   Oversees governance of the Company’s corporate social responsibility, safety, and environmental practices, including climate-related risks and opportunities, and makes periodic reports to the Board regarding such practices;

•   Establishes and maintains compliance with the Corporate Governance Guidelines; and

•   Reports to the Board of Directors on the Board’s self-evaluation process and results.

Director Selection

When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by our stockholders, the Nominating and Governance Committee considers, among other factors, current and past experience (as outlined in the Director Experience section below), integrity and ability and willingness to devote the necessary time and energy to our Board’s service. The Nominating and Governance Committee also leads the Board in an annual self-evaluation to determine whether the Board and its committees are functioning effectively and in compliance with the Company’s Corporate Governance Guidelines. This self-evaluation includes a review and assessment of the continuing independence of the Board’s non-management directors and whether Board membership and size reflects an appropriate level of diversity.

The Nominating and Governance Committee will consider nominees for our Board of Directors from our stockholders for inclusion in our Proxy Statement, using the same criteria as for other candidates. Proposed nominations should be submitted in writing to our Corporate Secretary, at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170. The stockholder nomination should include the name and address of the stockholder making the nomination and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in our Proxy Statement. To be considered, the nomination must be timely received by our Corporate Secretary in accordance with the timing described in “Submission of Stockholder Proposals or Director Nominations for 2024 Annual Meeting of Stockholders” elsewhere in this Proxy Statement. The Nominating and Governance Committee may consider advice and recommendations from others, including search firms as it deems appropriate.

Director Experience

In addition to the director biographies above, the below tables highlight specific experience, skills, qualifications and attributes of our directors that are important to us and how the composition of our nominees for the Board meets these needs. A director may possess additional experience, skills, qualifications and attributes, even if not specifically indicated below.

Qualifications and Attributes	Relevance to Beacon
Building Product Manufacturing/General Distribution

Experience in the building product manufacturing industry as well as the distribution industry provides a relevant understanding of our business and strategy and the marketplace in which we operate, including the supply chain. Such qualification is achieved through leadership positions at, board service to, or other expertise in companies that operate in building product manufacturing or general distribution related services.

Logistics

Experience in supply chain, logistics and e-commerce provides valuable insights for our future growth and the development of efficient ways to operate our business and serve our customers. Such qualification is achieved through leadership positions at, board service to, or other expertise in companies that require management of supply chain, logistics and e-commerce.

Marketing/Communications

Effective marketing and communications are critical to our business and our relationship with our customers. Such qualification is achieved through prior or current employment in positions that require expertise in strategy, marketing or communications, such as Marketing and Strategy Officer.

Technology/Cybersecurity

We rely on technology to manage our business, and the protection of customer and supplier data is critical to our business. Such qualification is achieved through prior or current service in a leadership position that requires expertise in technology and cybersecurity, such as Chief Information Officer.

Finance/Investment Banking/Auditing

Our business involves complex financial statement and reporting requirements. Such qualification is achieved through prior or current service in a leadership position that requires expertise in finance, audit processes or investment banking activities (such as Chief Financial Officer), prior employment at an accounting firm or service on the audit committee of another publicly traded company, a bachelor’s degree related to finance and accounting, or a related professional certification (such as CPA).

Other Public Board Service

Service on other publicly held boards provides experience with oversight and transparency into the management of the Company. Such qualification is achieved through prior or current service on the board of directors of a publicly traded company.

Leadership

The significant experience that comes from leadership roles can provide insight on operations, managing strategic goals, and strengthening culture. Such qualification is achieved through experience in a military leadership position and/or the following types of leadership role with a private or publicly-traded company: Chairman, President, Executive Vice President and certain officer roles (Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Information Officer, etc.).

Diversity

Diversity strengthens our Board and the Company as a whole as it reflects the customers we serve. Such attribute is achieved through self-identification of a diverse element of identity, including gender, race, ethnicity, national origin, sexual orientation and/or status as a U.S. military veteran.

Director	Building Product Manufacturing/ General Distribution	Logistics	Marketing/ Communications	Technology/ Cybersecurity	Finance/ Investment Banking/ Auditing	Other Public Board Service	Leadership	Diversity
Philip W. Knisely	●	●			●	●	●
Julian G. Francis	●	●	●				●
Major General (Ret.) Barbara G. Fast				●		●	●	●
Richard W. Frost	●	●				●	●
Alan Gershenhorn		●	●			●	●
Melanie M. Hart	●	●			●		●	●
Racquel H. Mason		●	●				●	●
Robert M. McLaughlin	●	●			●	●	●
Earl Newsome, Jr.				●			●	●
Neil S. Novich	●	●	●		●	●	●
Stuart A. Randle		●				●	●
Nathan K. Sleeper	●	●			●	●	●
Douglas L. Young	●	●					●

Director Diversity

Our Board seeks independent directors with a broad diversity of experience, professions, skills and backgrounds that will enhance the Board’s views and opinions and will provide for further robust deliberations and more innovative and resilient decisions. We believe that enhancing our Board’s diversity is for the Company’s and stockholders’ long-term benefit.

The Board endorses the principle that it should have a balance of skills, experience and diversity of perspectives appropriate to our current and future strategic initiatives, opportunities and challenges. Accordingly, the Board is committed to actively seeking out highly qualified diverse candidates with a variety of backgrounds, skills and experiences as part of the director selection process. This promotes inclusiveness, fosters a breadth of thinking, enhances the Board’s deliberations and contributes to the Board’s overall effectiveness. In evaluating the suitability of potential candidates to the Board, the Nominating and Governance Committee considers the benefits of diversity, including diversity of thought, viewpoints, educational and professional background, gender, race, ethnicity, national origin, sexual orientation or other elements of identity. Any search firm engaged by the Nominating and Governance Committee will be tasked with considering the characteristics described here and in the Company’s Corporate Governance Guidelines.

The Board has demonstrated its commitment to selecting highly qualified diverse candidates in recent years, including through the appointment of Ms. Mason in March 2023, Ms. Hart in October 2022, Mr. Newsome in March 2021 and Major General Fast in October 2018.

Board Diversity Matrix. The table below provides certain highlights of the composition of our Board nominees as of March 22, 2023. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Total Number of Directors	13
	Female	Male	Non- Binary	Did Not Disclose Gender
	Part I: Gender Identity
Directors	3	10	0	—
	Part II: Demographic Background
African American or Black	1	1	0	—
Alaskan Native or Native American	—	—	0	—
Asian	—	—	0	—
Hispanic or Latinx	—	—	0	—
Native Hawaiian or Pacific Islander	—	—	0	—
White	2	9	0	—
Two or More Races or Ethnicities	—	—	0	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Compensation of Directors

Please see “Compensation of Directors” in the Information on Executive Compensation section of this Proxy Statement.

Board Leadership Structure

Mr. Knisely serves as our non-executive Chair of the Board. Our Chief Executive Officer, Julian Francis, also serves on the Board. The Board believes that this leadership model is appropriate for the following reasons:

•	These roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy;

•

Our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company (See “Board Committees and Meetings” and “Code of Ethics and Business Conduct”);

•	Our independent directors meet in regularly scheduled executive sessions without management present; and

•

In determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Knisely’s service on the Board to date.

Because our Chair of the Board has not been determined to be an independent director by our Board due to his affiliation with CD&R (as described in more detail under “Certain Relationships and Related Transactions” below), our Board has elected a Lead Independent Director. Mr. Stuart Randle currently serves as the Board’s Lead Independent Director, and the responsibilities of this position include the following:

•	Preside at meetings of the Board’s independent directors;

•	Assign certain tasks to the Board’s committees from time to time;

•	Recommend agenda items and times for Board meetings; and

•	Perform such other functions as the Board may direct.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s key mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

Role in Risk Oversight and Succession Planning

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with business strategy, operations, credit, financing, cybersecurity, and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Our Board members also annually participate in the Company’s risk assessment process and evaluation. Management, facilitated by its internal audit function, engages in a collaborative process to review, assess and create an annual ranking of risks to which the Company could be subjected. Our Vice President of Internal Audit reviews the results of this risk assessment with the Audit Committee. Any significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	At its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•

The Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly the Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

Through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company. In particular, the Board and the Audit Committee receive regular reports on cybersecurity risk management, including from the Company’s Chief Information Officer.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs, and it assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The Compensation Committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. In addition to such periodic reviews, the Compensation Committee periodically engages FW Cook (as defined below) to review and provide a risk assessment of Beacon’s compensation programs. Based on these reviews, the Compensation Committee believes that our compensation programs do not encourage excessive risk taking.

Further, a key responsibility of the Board is overseeing the identification and development of senior leadership. The Board meets potential leaders at many levels across the organization through formal presentations and informal activities throughout the year. The Board and management are actively engaged in succession planning. This process includes review and discussion of the performance and development of senior leadership on a regular basis, along with management’s evaluation and recommendations for senior leadership succession. To assist the Board, our Chief Executive Officer presents an annual report on succession planning and evaluation of key executives as well as a recommendation to the Board as to his successor.

Cybersecurity

One of Beacon’s focuses is to ensure that our information security team deploys an array of cybersecurity capabilities to protect our various business systems and data. Below are some of the measures we take to ensure Beacon’s cybersecurity:

•

Our Chief Information Officer briefs both the Audit Committee of our Board quarterly, and our full Board on a periodic basis, regarding information security matters such as risk identification, mitigation and management strategies, consumer data protection and training initiatives.

•

We continually invest in the protection against, and monitoring, alerting and mitigation of, risks across the enterprise including, as one of our risk mitigation investments, obtaining an information security risk insurance policy.

•	Our information security and privacy policies are regularly updated based on business, compliance and other needs.

•

We provide annual and new hire security awareness and privacy training to all online employees and for key departments dealing with sensitive data in addition to conducting monthly phishing assessment exercises to ensure employees are aware of and educated about phishing threats and can appropriately identify and report them.

•	The Company engages in periodic tabletop exercises as relates to security incident preparedness.

•

We utilize external and internal resources to perform assessments and penetration testing throughout the year on Beacon applications, networks and environments, which includes an annual review to verify our compliance with the Payment Card Industries Data Security Standards (PCI DSS). Overviews of such assessments are presented to the Audit Committee and Board of Directors.

•

As part of our enterprise risk management, we continuously assess risk, including but not limited to cyber risk. We have enterprise-wide plans to address a cyber-crisis, a cyber-incident, and data breaches, which could include activating our incident response, crisis, or business continuity recovery plan, as appropriate.

•

Over the last three fiscal years, the Company did not experience any information security breach that had a material impact on its business though the Company does manage minor information security issues from time to time as part of its routine operations.

Environmental, Social and Governance (ESG)

Beacon was founded on a set of principles that have guided our business practices and growth philosophy for over 90 years. Through growth, geographic expansion, and acquisition of building supply brands throughout the United States and Canada, we have sustained a values-based company culture. Our values continue to be the foundation of being a preferred partner for our customers, employees, suppliers and communities. Beacon’s principles include a focus on valuing the impact our business has on the environment, employees, customers and the communities in which we operate. Below are certain 2022 highlights of our business in regards to Beacon’s Environmental, Social – Human Capital and Governance functions.

Environmental

We believe that protection of the environment is important to the long-term success of our business, and we are committed to sustainable business practices, as shown by:

• Committing to reducing our Scope 1 and 2 GHG emissions from our fleets and distribution network.

• Utilizing the Beacon OTC® Network strategy to minimize our average gallons of fuel per delivery by using a holistic market model that optimizes customer deliveries by shipping from the closest branch to the customer’s delivery address.

• Expecting our suppliers to preserve natural resources and continuously improve the environmental impact of their products as required by our Supplier Code of Conduct.

• Piloting programs at our facilities to reduce energy use and contribute to the circular economy of the products we distribute via recycling and repurposing.

Social – Human Capital	Governance

We value our employees, customers and suppliers and emphasize our Company’s core values of having shared expectations of respect and inclusivity, work ethic, collaboration, and a commitment to deliver quality results. We strive to foster an inclusive culture that reflects diversity and provides equitable access for all. Such values are shown through:

• Engaging our Diversity, Equity & Inclusion Council to develop and launch the Beacon has your BACK program fostering discussions around inclusion and safety.

• Maintaining work safety through comprehensive tracking of workers’ compensation and auto claims, OSHA incidents, lost time rates, and DOT compliance and taking action to address any material deviations from expected performance levels.

• Conducting new hire and annual training to raise safety awareness as well as maintaining e-learning courses to deliver new hire, professional development, and annual training on subjects such as management skills, product knowledge, operational proficiency and unconscious bias.

• Partnering with Rebuilding Together, a national charity focused on safe homes and providing home repairs for underserved neighbors in Beacon communities.

• Continued sponsorship of National Women in Roofing, a volunteer-based organization that supports and advances the careers of women roofing professionals, as well as Beacon’s North American Female Roofing Professional of the Year campaign.

• Beacon of Hope campaign to give back to military veterans by providing roofing replacements or repairs, which has provided safer roofs for over 40 veterans.

• Beacon CaReS, as launched in 2021, an employee assistance fund to support team members who are impacted by unexpected financial crisis (as supported by donations from both us and our employees) as well as the Robert R. Buck Scholarships ($50,000) to employees’ children to pursue post-secondary education.

Our employees, managers and officers conduct our business under the direction of our Chief Executive Officer as overseen by our Board to enhance our long-term value for stockholders. Our Board also oversees the Company’s human capital management, including diversity and inclusion policies and practices.

Our Board is also responsible for the oversight of our risk management as further described above in the “Role in Risk Oversight and Succession Planning” section and oversight of our cybersecurity management as further described above in the “Cybersecurity” section.

Further, Beacon’s Board has incorporated the following best practices into its corporate governance:

• The Board has a Lead Independent Director who regularly convenes executive sessions without management and meetings with just independent directors.

• Each member of the Board is bound by the Company’s Code of Ethics and has a duty to disclose any potential conflicts. As potential conflicts arise, the Nominating and Governance Committee and Audit Committee, working with counsel as appropriate, identify and implement processes related to such conflicts.

• Conducting annual evaluations of the Board and each of the Board’s Committees.

• Instituting various policies to ensure the best practices of each of our directors, including an Insider Trading Policy (which includes a prohibition on hedging transactions), stock ownership requirements, etc.

• Through the Nominating and Governance Committee, overseeing the governance of the Company’s corporate social responsibility, safety, and environmental practices.

• Providing all employees, including Beacon’s management, with anti-corruption training to familiarize and help employees recognize bribery and corruption in an effort to mitigate the associated risks, as well as compliance training on our Code of Conduct, safety trainings and an annual Safety Stand Down.

Retirement Age

No person shall be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Governance Committee, in a rare exception, waives the mandatory retirement age for such director. As a result, Carl T. Berquist resigned, effective March 15, 2023.

Director Service on Other Public Boards (Overboarding Policy)

We limit the number of other public company boards our directors may join to ensure that a director is not “overboarded” and is able to devote the appropriate amount of time and attention to the oversight of the Company, including attendance at Board and committee meetings. The Company’s Corporate Governance Guidelines provide that no director may serve on the board of directors of more than four public companies in addition to our Board, and that our Chief Executive Officer may only serve on one board of directors of a publicly traded company in addition to our Board, without specific Board approval to do so. The Corporate Governance Guidelines also state that directors should provide notice prior to joining additional public or private company boards, which is then considered by the Nominating and Governance Committee in consultation with the Company’s General Counsel. As such, the Board maintains processes to review and approve directors’ membership on additional public company boards, even if those directors are still within the anti-overboarding limits mentioned above.

Orientation Training and Continuing Development Education

New directors are required to participate in an orientation program, which includes the introduction of the new directors to the Company’s executive officers and business unit leaders and presentations by senior management to familiarize new directors with the Company’s strategic plans and business units. The Board has adopted a Director Education Program and will conduct at least one continuing professional development program for all Board members each year. In addition, continuing professional development opportunities for all directors will be conducted through the Company’s regular Board meetings and Board meeting materials; periodic Board or Board committee presentations by the Company’s officers concerning the Company’s strategies, business plans, management structure and significant financial, accounting and risk management issues; Board or Board committee presentations by outside parties; and other professional development opportunities, if appropriate and relevant to the duties of a director of the Company, including presentations and educational programs offered by various outside organizations, with appropriate expenses paid by the Company.

Stockholder Engagement and Feedback

Beacon regularly communicates with stockholders to better understand their perspectives and to address any questions or concerns. Around 74% of our common stock and preferred stock (on an as-converted basis) is held by institutional investors that each own more than 5% (such as FMR LLC, the Vanguard Group, Dimensional Fund Advisors LP, American Century Investment Management, Inc., BlackRock, Inc. and T. Rowe Price Investment Management, Inc.) and CD&R Boulder Holdings, L.P. We engaged with our largest active stockholders on various topics such as Board governance, Institutional Shareholder Services’ Corporate Governance best practices, corporate sustainability and executive compensation. Beacon intends to remain engaged with its largest stockholders through regular meetings during the year. We believe it fosters good investor relationships to discuss governance, sustainability and compensation issues well in advance of the Annual Meeting so that management and the Board can gather information about investor perspectives and make educated and deliberate decisions that are balanced and appropriate for Beacon’s stockholder base and in the best interest of the Company and its stockholders. We also regularly seek to take advantage of other engagement opportunities and events to communicate with all stockholders.

Stockholder Communications to the Board

Stockholders or other interested parties wishing to communicate confidentially with our Board can call 866-574-1199 in the United States and leave a message for the Chair of the Audit Committee, the Board or an individual director. Alternatively, stockholders and other interested parties may communicate with the Board or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attn: Corporate Secretary. Each communication intended for members of the Board and received by the Corporate Secretary will be reviewed by the Corporate Secretary. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. We are asking our stockholders to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2023, and to perform other appropriate services. The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of the selection in order to provide our stockholders with a means of communicating their level of satisfaction with the performance of the independent registered public accounting firm and its level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by our stockholders, the Audit Committee will take this into consideration and will reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s best interests and our stockholders’ best interests.

A representative of Ernst & Young LLP is expected to be present at the 2023 Annual Meeting of Stockholders, will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The table below summarizes the fees and expenses billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2022 and September 30, 2021, and during the Transition Quarter:

	2022	2021	Transition Quarter
Audit Fees	$2,886,883	$2,815,572	$654,616
Audit-Related Fees	2,000	2,000	—
Tax Fees	—	—	—
All Other Fees	135,000	—	—
Total Fees	$3,023,883	$2,817,572	$654,616

Audit fees include fees and expenses for professional services rendered for the audit of our consolidated financial statements, the audit of our internal controls, the reviews of the interim financial statements, including the consolidated financial statements included in the Form 10-QT for the Transition Quarter, and the issuance of comfort letters.

The audit-related fees relate to the Company’s annual subscription to EY Atlas, an accounting and reporting research tool.

There were no tax services, as described below, rendered by Ernst & Young LLP in the fiscal years ended December 31, 2022 and September 30, 2021, or during the Transition Quarter.

All other fees in fiscal year ended December 31, 2022 relate to professional services rendered in 2022 for our cybersecurity program maturity assessment.

The Audit Committee has considered the compatibility of the provision of services covered by the two preceding paragraphs with the maintenance of the registered public accounting firm’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and approves the fees charged for its services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period (which is typically defined as a twelve-month timeframe, but this year includes both Fiscal Year 2022 and the Transition Quarter due to the change in the Company’s fiscal year end), Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

•

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements and internal controls and reviews of our quarterly financial statements. It also includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with, and review of, documents filed with the SEC.

•

Audit-Related Services consist of assurance and related services by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, subscriptions for accounting research software, and accounting consultations.

•	Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

•	Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the pre-approved engagement period when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Chair of the Audit Committee, acting pursuant to delegated authority, may pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE RETENTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2023 FISCAL YEAR.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal controls. The Audit Committee is responsible for the appointment of the independent registered public accounting firm, as well as for reviewing the appointment and replacement of the leader of the Company’s internal audit function.

Regularly throughout Fiscal Year 2022, the Audit Committee reviewed and discussed with management, including internal audit, and the Company’s independent registered public accounting firm, Ernst & Young, with and without management present, the Company’s progress in the testing and evaluation of its internal control over financial reporting and discussed the audited financial statements and the results of the audit examinations and the overall quality of the Company’s financial reporting. The Audit Committee also met separately with the Company’s Executive Vice President and CFO, as well as the Company’s Executive Vice President and General Counsel.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2022.

AUDIT COMMITTEE:

Robert M. McLaughlin, Chair

Barbara G. Fast

Melanie M. Hart

Earl Newsome

Douglas L. Young

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers or NEOs, as described below under “Compensation Discussion and Analysis,” which includes compensation tables and narrative discussions of the NEOs’ compensation in this Proxy Statement.

We are asking our stockholders to indicate their support for our NEO compensation as set forth in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophies, policies and practices described in this Proxy Statement. We are asking our stockholders to vote “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying Proxy Statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The current frequency of the advisory vote on executive compensation is annually. Subject to the results of the vote on Proposal Four below, the next vote on executive compensation is expected to occur at our 2024 Annual Meeting of Stockholders.

Our Company has grown rapidly through internal growth and acquisitions to become the largest publicly traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. We believe our past accomplishments, including consistent profitability and growth, support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the NEOs listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents, results and responsibilities. The primary objective of the program is to closely align executive total direct compensation with the attainment of our annual and long-term performance goals. The compensation of our NEOs consists of base salary, annual cash incentives, long-term equity incentive compensation in the form of Company stock options and restricted stock unit awards, and certain perquisites such as an auto allowance, fuel reimbursement, and, on occasion, housing and other allowances for relocated executives. Cash incentives are linked directly to Company quantitative performance and individual qualitative performance in accordance with the terms of the cash incentive program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL FOUR: ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to inform the Company as to how often you wish us to include a proposal, similar to Proposal Three above, in our Proxy Statement:

“RESOLVED, that the Company includes a proposal on the compensation of the Company’s named executive officers in its annual Proxy Statement pursuant to Section 14A of the Securities Exchange Act every:

•	One year;

•	Two years; or

•	Three years.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board intends to carefully consider the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

Upon careful consideration, our Board believes that it is in the best interests of our stockholders to hold future advisory votes to approve the compensation of our named executive officers on an annual basis. The Board has found that regular engagement with our stockholders on executive officer compensation provides useful feedback. Accordingly, consistent with our practice over the past eleven years, we intend to continue to hold an advisory vote to approve executive officer compensation at every Annual Meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE OFFICER COMPENSATION ANNUALLY BY SELECTING ONE YEAR

PROPOSAL FIVE: VOTE ON APPROVAL OF BEACON’S 2023 EMPLOYEE STOCK PURCHASE PLAN

On March 20, 2023, the Board adopted Beacon’s 2023 Employee Stock Purchase Plan (the “Purchase Plan”), subject to stockholder approval. The Purchase Plan is being submitted for stockholder approval in order for the Purchase Plan (as described below) to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). If the Purchase Plan is not approved by our stockholders, the Purchase Plan will not become effective.

Stockholders are asked in this Proposal Five to approve the Purchase Plan. The affirmative vote of the shares of common stock and preferred stock, voting as a single class, representing a majority of the votes cast on the Proposal, will be required to approve the Purchase Plan. Abstentions and broker non-votes will have no effect.

Overview of Proposed Purchase Plan

Background and Proposed Share Reserve

Our Board has unanimously adopted, subject to stockholder approval, the Purchase Plan for our employees. The Purchase Plan authorizes the issuance of 1,000,000 shares of our common stock.

The primary purpose of the Purchase Plan is to provide eligible employees with an opportunity to participate in the ownership of the Company by purchasing common stock of the Company at a discounted price through payroll deductions. The Purchase Plan is intended to benefit the Company as well as its stockholders and employees.

We firmly believe that the Purchase Plan is a necessary and powerful incentive and retention tool for our employees that will enable us to: (1) provide eligible employees with a convenient means of acquiring an equity interest in the Company, (2) enhance such employees’ participation in the Company, (3) align such employees’ interest with those of our stockholders, and (4) provide an incentive for continued employment. We believe that our stockholders will correspondingly benefit from the increased interest on the part of participating employees in the profitability of the Company. Additionally, the Company will benefit from the periodic investments of capital provided by participants in the Purchase Plan.

Determination to Approve Purchase Plan

The table below presents information about the number of shares that were subject to outstanding equity awards under our equity incentive plans and the shares remaining available for issuance under such plans, each at March 22, 2023, and the proposed share reserve under the Purchase Plan.

The Purchase Plan (subject to stockholder approval) and the following plans are the only equity incentive plans we currently have in place pursuant to which new equity awards may be granted.

Plans	Number of Shares (#)	As a % of Shares Outstanding(1)
Current Plans: Outstanding equity granted under the 2004 Amended and Restated Stock Plan	69,348	0.1%
Outstanding equity granted under the 2014 Second Amended and Restated Stock Plan	2,523,289	3.9%
Shares remaining available for issuance under the 2014 Second Amended and Restated Stock Plan	2,943,549	4.6%
Purchase Plan: Proposed share reserve under Purchase Plan	1,000,000	1.6%

(1)	Based on 64,328,029 shares of our common stock outstanding as of March 22, 2023.

Our Board approved the Purchase Plan based upon a recommendation of the Compensation Committee. In making its determination, the Compensation Committee and the Board considered various factors in determining the appropriate share reserve under the Purchase Plan, including:

•

It is estimated that the shares reserved for issuance under the Purchase Plan (assuming approval of this Proposal Five) will be sufficient for share purchases by employees for approximately ten years or the entire term of the Purchase Plan, noting that future circumstances, including employee participation rates and changes in our stock price, may change this. Based on the foregoing, we expect that we would require a new employee stock purchase plan after the term of the Purchase Plan ends in ten years. However, we may need to increase the shares under the Purchase Plan, noting that the share reserve under the Purchase Plan could last for a longer or shorter period of time, which we cannot predict with any degree of certainty at this time.

•

In Fiscal Year 2022, the end of year overhang rate was approximately 10.0%. If the Purchase Plan is approved, we expect our overhang at the end of fiscal year 2023 to be approximately 10.3%. Overhang is calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future equity awards at the end of the fiscal year by (2) the number of shares outstanding at the end of the fiscal year.

•

In Fiscal Year 2022, equity awards representing a total of approximately 1,002,448 shares were granted under our 2014 Second Amended and Restated Stock Plan for an annual equity burn rate of 1.6%, which includes the issuance of the A25 Performance Stock Units which are not normal course equity grants (excluding the A25 Performance Stock Units, the Fiscal Year 2022 annual equity burn rate was 0.9%). Equity burn rate for this purpose is calculated by dividing (1) the number of shares subject to equity awards granted during the fiscal year by (2) the number of shares outstanding at the end of the period.

In light of the factors described above, and the fact that our Board believes that offering the Purchase Plan is important to our ability to continue to attract and retain employees in the competitive labor markets in which we operate, our Board has determined that the size of the share reserve under the Purchase Plan is reasonable and appropriate at this time.

Summary of the Purchase Plan

This section summarizes certain principal features of the Purchase Plan, subject to stockholder approval. The summary is qualified in its entirety by reference to the complete text of the Purchase Plan. Stockholders are urged to read the actual text of the Purchase Plan in its entirety which is set forth in Annex A to this Proxy Statement.

General. The Purchase Plan will have two components to give the Company increased flexibility in the ability to grant the Company’s common stock under the Purchase Plan to U.S. and to Canadian employees, subject to the Plan Administrator’s (as defined below) discretion. First, the Purchase Plan authorizes the grant of purchase rights to U.S. employees to purchase shares of the Company’s common stock that are intended to qualify for favorable U.S. federal tax treatment (the “Section 423 Component”) under Section 423 of the Code. Second, to facilitate participation for Canadian employees, the Purchase Plan also provides for the grant of purchase rights to purchase shares of the Company’s common stock that are not intended to be tax-qualified under Section 423 of the Code (the “Canada Non-Section 423 Component”). The Plan Administrator will designate offerings, if any, made under the Canada Non-Section 423 Component and, except as otherwise determined by the Plan Administrator or as provided in the Purchase Plan, the Canada Non-Section 423 Component will be operated and administered in the same manner as the Section 423 Component. Until the Purchase Plan has been approved by our stockholders, no purchase rights will be granted and no shares of the Company’s common stock will be issued under the Purchase Plan.

Plan Administration. The Purchase Plan will be administered by our Compensation Committee and any delegate of the Compensation Committee as provided under the Purchase Plan (the “Plan Administrator”). Subject to the provisions of the Purchase Plan, the Plan Administrator will determine all of the relevant terms and conditions of the purchase rights granted pursuant to the Purchase Plan, including the offerings under the Purchase Plan. The Plan Administrator may adopt sub-plans, appendices, rules or procedures relating to the operation and administration of the Purchase Plan to facilitate participation in the

Purchase Plan by Canadian employees. Offerings intended to be made under the Canada Non-Section 423 Component will be designated by the Plan Administrator at or prior to the time of such offering, which may be simultaneous with an offering under the Section 423 Component.

Authorized Shares. The maximum aggregate number of shares of the Company’s common stock that may be issued under the Purchase Plan is 1,000,000, all of which may be issued on a tax-qualified basis under Section 423, and any such shares of common stock may be newly issued shares, treasury shares or shares acquired in the open market.

Changes in Capitalization. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or any merger, sale of assets or other reorganization in which the Company is a party, appropriate adjustments will be made in the number and class of shares subject to the Purchase Plan and each purchase right and in the purchase price.

Eligibility. Only employees may participate in the Purchase Plan. For this purpose, an “employee” is any person who renders services to the Company. The following employees are excluded from participation: (1) any employee who has been employed for less than ninety full calendar days, (2) any employee whose employment is 20 hours or less, or (3) with respect to the Canada Non-Section 423 Component, any employee who is an employee of the Company’s Canadian subsidiaries if the grant of a purchase right is prohibited under applicable Canadian law.

No employee will be granted a right to purchase the Company’s stock under the Purchase Plan if, immediately after such grant, such employee would own or hold the option to purchase 5% or more of the total combined voting power or value of all the Company’s common stock of the Company. Further, no employee may be granted a right to purchase shares of common stock that would exceed $25,000 in any calendar year.

As of January 1, 2023, the Company had 7,315 U.S. employees and 233 Canadian employees who were eligible to participate in the Purchase Plan had the Purchase Plan been in operation at such date.

Offering Periods. With the exception of the first offering period under the Purchase Plan, there will generally be one offering period under the Purchase Plan during each six-month period commencing January 1 and July 1 of each year of the Purchase Plan. The first offering period would commence on July 1, 2023 and will end on January 1, 2024 and will be six months long. The Plan Administrator may establish different terms for one or more offering periods or different commencing or ending dates for such offering periods; however, no offering period can exceed a term of 27 months.

Purchase Price. The purchase price per share at which shares will be sold in an offering under the Purchase Plan is 85% of the lesser of (1) the fair market value of a share of the Company’s common stock on the offering date, or (2) the fair market value of a share of stock on the purchase date; provided that the purchase price is not less than the $0.01 par value per share of the common stock. The fair market value of the Company’s common stock on a given date is the closing price as quoted on the principal securities exchange on which the stock is then trading. On March 22, 2023, the closing price of the Company’s common stock on the Nasdaq Stock Market stock exchange was $56.91 per share.

Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is generally accumulated by payroll deductions over the offering period unless payroll deductions are not permitted in Canada under the Canada Non-Section 423 Component. Each participant may authorize automatic payroll deductions up to $12,500 per offering period (or $25,000 in a calendar year) of his or her eligible compensation during the offering period. All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan and are included with the general funds of the Company. Funds received may be used by the Company for any corporate purpose. Interest will not be paid on sums deducted from a participant’s compensation unless required by applicable law. Any payroll deductions not applied to the purchase of shares will be refunded to the participant (other than amounts attributable to fractional shares, which amounts may, as determined by the Plan Administrator, be rolled over to the next offering period).

Share Proration. Should the total number of shares of the Company’s common stock which are to be purchased by all participants in the Purchase Plan on any exercise date exceed the number of shares then available for issuance under the Purchase Plan or the aggregate limit for an offering period established by the Plan Administrator, the Plan Administrator shall make a pro rata allocation of the remaining shares in as uniform manner as possible.

Holding Periods. After the shares of the Company’s common stock are issued to the participants, such shares may be subject to a holding period before being sold. Any holding periods will be at the discretion of the Plan Administrator.

Stopping Payroll Deductions or Withdrawal from Purchase Plan. A participant may stop his or her payroll deductions in a given offering by delivery of a notice to stop payroll deductions and may withdraw from the Purchase Plan by signing and delivering to the Plan Administrator a notice of withdrawal on a form provided by the Plan Administrator for such purpose at least 30 days (or such other number of days determined by the Plan Administrator prior to commencement of an offering period) before the end of an offering period. Unless the participant withdraws from the Purchase Plan, stopping payroll deductions in a given offering will not result in withdrawal from the Purchase Plan or any succeeding offering. Separately, a participant who voluntarily withdraws from the Purchase Plan may not resume participation in the Purchase Plan in the same offering for which he or she withdrew, but may resume participation in the Purchase Plan at a later time and participate in any subsequent offering if then eligible by complying with the Purchase Plan’s participation requirements.

Termination of Employment or Eligibility. Termination of a participant’s employment for any reason, including retirement, disability or death, or failure to remain an eligible employee, immediately terminates his or her participation in the Purchase Plan. In such event, the payroll deductions credited to the participant’s account since the last purchase date will be returned without interest to such participant (or deceased participant’s estate). A participant whose participation has been terminated other than for death may become eligible to participate in the Purchase Plan again by complying with the Purchase plan’s participation requirements.

Effect of Transfer of Control. In the event of a change in control, the surviving entity will generally assume the Company’s rights and obligations under the Purchase Plan. If such entity does not assume the Company’s rights and obligations, the purchase date of the then current offering period shall be accelerated to a date before the date of the transfer of control (as specified by the Board). Any purchase rights that are neither assumed by the surviving entity nor exercised as of the date of transfer of control will terminate as of the date of the transfer of control.

Amendment or Termination. The Board may at any time amend or terminate the Purchase Plan, provided that such termination does not affect, or such amendment does not adversely affect, the purchase rights previously granted under the Purchase Plan. Additionally, an amendment to the Purchase Plan must be approved by the stockholders of the Company within 12 months of the adoption of such amendment if such amendment: (1) authorizes the sale of more shares of stock than are authorized for issuance under the Purchase Plan, (2) changes the definition of the entities that may be designated by the Plan Administrator as participating companies, or (3) otherwise requires stockholder approval under applicable law.

U.S. Federal and Canadian Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax consequences to an employee who participates in the Purchase Plan. This summary primarily deals with the general U.S. federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summary also assumes that the Purchase Plan complies with Section 423 of the Code and is based on the tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances and is not tax advice. Every person, including participants, should rely on the advice of his or her legal and tax advisors.

As described above, the Purchase Plan has a Section 423 Component and a Canada Non-Section 423 Component. The tax consequences for an employee will depend on whether he or she participates in the Section 423 Component or the Canada Non-Section 423 Component.

Federal Tax Consequences for U.S. Participants in the Section 423 Component. The right of U.S. participants to make purchases under the Purchase Plan are intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of: (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Tax Consequences for Canadian Participants in the Canadian Non-Section 423 Component. A Canadian participant in the Canada Non-Section 423 Component will have compensation income equal to the 15% purchase price discount on the purchased shares of Company stock as determined under the applicable tax laws of Canada.

New Plan Benefits

Because the number of shares that may be purchased under the Purchase Plan will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. No purchase rights have been granted, or shares of common stock issued, under the Purchase Plan, with the first offering to commence on July 1, 2023 if the Purchase Plan is approved by the Company’s stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF BEACON’S 2023 EMPLOYEE STOCK PURCHASE PLAN.

EXECUTIVE OFFICERS

Our executive officers are elected by, and serve at the discretion of, the Board.

Name	Age	Position
Julian G. Francis	56	President and Chief Executive Officer, Director
Frank A. Lonegro	54	Executive Vice President, Chief Financial Officer
Christine S. Reddy	54	Executive Vice President, General Counsel & Corporate Secretary
Sean M. McDevitt	56	Executive Vice President, Chief Human Resources Officer
Jonathan S. Bennett	54	Executive Vice President, Chief Commercial Officer
Christopher C. Nelson	53	Executive Vice President, Chief Information Officer
C. Munroe Best III	51	President, South Division
J. Jake Gosa	48	President, North Division
Martin S. Harrell	46	President, Waterproofing
Jason L. Taylor	51	President, West Division

The following provides certain business experience with respect to individuals who serve as our executive officers. Information concerning the business experience of Mr. Francis is provided in “Proposal One: Election of Directors” above.

Frank A. Lonegro

Mr. Lonegro joined Beacon in 2020 to serve as an Executive Vice President and the Chief Financial Officer after a nearly 20 year career with CSX Corporation, a $12 billion Fortune 500 transportation company, where he most recently served as Executive Vice President and Chief Financial Officer from 2015-2019. Mr. Lonegro’s career at CSX entailed a unique blend of cross-functional experience, combining financial, operational and functional executive leadership roles. As Chief Financial Officer, he helped lead transformative operational changes yielding substantial productivity savings and markedly improved operating margins which led to significant stockholder value creation. Prior to his role as Chief Financial Officer, Mr. Lonegro delivered strong results in key leadership roles of increasing responsibility across operations, service, information technology and internal audit. Prior to joining CSX, Mr. Lonegro practiced law for seven years, focusing on complex commercial litigation, loan workouts and business transactions. Mr. Lonegro earned a bachelor’s degree from Duke University, a law degree from the University of Florida and an MBA from the University of Florida.

Christine S. Reddy

Ms. Reddy joined Beacon in April 2021 to serve as an Executive Vice President and the General Counsel from Federal National Mortgage Association (“Fannie Mae”), a publicly traded $101 billion in revenue financial services company that is a leading source of mortgage financing, delivering $1.4 trillion in liquidity annually to the U.S. mortgage market. At Fannie Mae, she served for fifteen years as Vice President, Deputy General Counsel and Deputy Corporate Secretary. Ms. Reddy managed Board and corporate governance, operations, procurement and technology legal services and provided legal leadership for strategic ventures. During her tenure at Fannie Mae, she was an executive partner in driving strategic priorities and innovation objectives, including for data, cybersecurity, digital platforms and ESG. Previous to Fannie Mae, she was Deputy General Counsel and Corporate Secretary at Public Broadcasting Service, America’s largest public media enterprise. A Virginia State Scholar, and an Echols Scholar, Ms. Reddy earned a Phi Beta Kappa bachelor’s degree from the University of Virginia and a law degree from the University of Virginia School of Law, where she was a Dillard Fellow.

Sean M. McDevitt

Mr. McDevitt joined Beacon in May 2021 to serve as an Executive Vice President and the Chief Human Resources Officer. He had previously served as Executive Vice President and CHRO at Apple Leisure Group, a $4.5 billion global integrated travel company, since 2019. Before that he had a 22-year career with PepsiCo, Inc. and Pepsi Bottling Group, Inc., serving both in the U.S. and internationally. He concluded his time at Pepsi as Senior Vice President, Field Human Resources for North America Beverages, where he supported over 50,000 employees and led a 250-person HR team across 360 U.S. and Canada locations. Mr. McDevitt earned a bachelor’s degree in psychology and a Master’s of Organizational Behavior from Brigham Young University.

Jonathan S. Bennett

Mr. Bennett joined Beacon in June 2021 to serve as an Executive Vice President and the Chief Commercial Officer responsible for Beacon’s integrated go-to-market strategy comprised of selling excellence, category management, marketing, pricing, and supply chain. He previously served as Executive Vice President, Merchandising and Supply Chain at Total Wine & More, the country’s largest independent retailer of beverage alcohol, since 2016. Before that, he was Chief Merchandising Officer of Interline Brands, a $2 billion facilities MRO business that was acquired by The Home Depot during his tenure. Earlier, Mr. Bennett had an 11-year career at The Home Depot, holding roles of increasing responsibility. He earned a bachelor’s degree from the University of Pennsylvania and a law degree from Harvard Law School.

Christopher C. Nelson

Mr. Nelson joined Beacon in July 2006 to serve as Vice President and Chief Information Officer. Prior to joining Beacon, Mr. Nelson was Vice President, Information Systems & Supply Chain, for Dan River, Inc., a designer and manufacturer of bedding products. He was with Dan River for 10 years. Prior to his role at Dan River, Mr. Nelson was with PricewaterhouseCoopers as a Management Consultant. Mr. Nelson received a B.S. in Industrial Engineering from North Carolina State University and a Global Executive M.B.A. with honors from the University of North Carolina Chapel Hill, Kenan-Flagler Business School.

C. Munroe Best III

Mr. Best has served as President of the South Division since 2018 and has oversight of the South Division, which includes the Mid-Atlantic, South Atlantic, Southeast and Florida Regions as well as the National Dealers Choice business. Prior to joining Beacon in 2000 as part of the acquisition of Best Distributing, Mr. Best spent six years with Best Distributing in a variety of roles in the distribution channel and was responsible for launching the complementary products business. He was promoted to Regional Vice President of the South Atlantic Region in 2007 and named Senior Vice President in 2011 when Beacon completed two acquisitions in Florida, and he took on the additional responsibility for the newly formed Florida Region. In 2013, Mr. Best was appointed Executive Vice President of the South Division and it was at that time that the Southeast Region and Dealers Choice business were added to his overall responsibility. With the acquisition of Allied Building Products in January 2018, Mr. Best was promoted to the role of Divisional President. Mr. Best graduated from Elon University in 1994 with a bachelor’s degree in business administration.

J. Jake Gosa

Mr. Gosa has served as President of the North Division since 2019 and has oversight of the North Division including Canada. Mr. Gosa began his career at Beacon in 2007 as the Assistant Vice President, Midwest Region. In 2012, Mr. Gosa was promoted to Regional Vice President for the Southwest Region and in 2018 appointed Vice President for the Texas Region. Prior to joining Beacon, Mr. Gosa worked at GAF/ELK for ten years where he held roles of increasing responsibility including National Sales Manager and Director of National Accounts. Mr. Gosa graduated from Shepherd University with a Bachelor of Science degree in Business.

Martin S. Harrell

Mr. Harrell joined Beacon in November 2022 as President of the Waterproofing Division when the Company acquired Coastal Construction Products (“Coastal”). Mr. Harrell joined Coastal in June 2000 in a sales position, and also managed a small inhouse manufacturing business. In 2004, he transferred to marketing and served in positions of increasing authority in marketing, vendor relationships and the management of underperforming branches. In 2007, he became director of sales, responsible for the entire Coastal sales team. In 2012, he was named Chief Executive Officer of Coastal. As Chief Executive Officer, he oversaw four acquisitions and three greenfield openings, and completed a major rebranding effort. Mr. Harrell earned a Bachelor of Science from the School of Business & Accountancy at Wake Forest University.

Jason L. Taylor

Mr. Taylor has served as President of the West Division since 2020. Mr. Taylor began his career with Beacon in 2011. During his tenure with the Company, he has held the roles of Regional Manager, Regional Vice President for the Pacific Region and Vice President, Sales for the West Division. Prior to joining Beacon, Mr. Taylor was Vice President at AlixPartners LLP, a consulting firm specializing in turnarounds. Mr. Taylor received a Bachelor of Science degree in Business Administration from the University of California, Berkeley and holds an MBA from Harvard Business School.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides detail on the Company’s compensation for our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers (collectively, our “NEOs”), including the overall objectives of our compensation program, each element of compensation provided, and an explanation of the reasons for the compensation decisions we have made for these individuals with respect to Fiscal Year 2022 and the Transition Quarter resulting from our change of fiscal year end from September 30th to December 31st.

Our NEOs for Fiscal Year 2022 are:

•	Julian G. Francis, our President and Chief Executive Officer;
•	Frank A. Lonegro, our Executive Vice President, Chief Financial Officer;
•	Jonathan S. Bennett, our Executive Vice President, Chief Commercial Officer;
•	Sean M. McDevitt, our Executive Vice President, Chief Human Resources Officer; and
•	C. Munroe Best III, our President, South Division.

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives, recommend to the Board the annual compensation of our Chief Executive Officer, review our Chief Executive Officer’s recommendations on, and approve the compensation of, our other NEOs, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee also administers and approves equity awards under our stock plan and administers and approves awards to our NEOs under our cash incentive plan.

Objectives and Summary of Compensation Program

Our compensation practices are intended to attract, motivate and retain high performing executives in a competitive marketplace as well as align such executives’ total compensation with the long-term interests of our stockholders and the attainment of our annual and long-term performance goals. The program provides our NEOs with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience, results and responsibilities.

The compensation of our NEOs consists of base salary, annual cash incentives, long-term equity incentive compensation in the form of Company stock options and restricted stock unit awards, and certain perquisites such as an auto allowance and fuel reimbursement. The Company also provides its NEOs executive life insurance. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses associated with relocating executives.

For performance-based compensation, the annual performance goals were historically based upon our adjusted earnings before interest and taxes, but since fiscal year 2020 have been based on adjusted earnings before interest, income taxes, depreciation and amortization (“AEBITDA”) and operating working capital as a percentage of net sales (“Operating Working Capital”), as well as an individual performance component. The long-term performance goals were historically based on Company metrics such as our stock price, return on invested capital (“ROIC”), Adjusted Earnings Per Share (“Adjusted EPS”), acquisition synergies and average organic net sales growth. In fiscal years 2020 and 2021, long-term performance goals were based on Adjusted EPS and daily average organic net sales growth. Adjusted EPS is calculated by dividing Adjusted Net Income (which is net income excluding acquisition costs, restructuring costs, COVID-19 impacts (limited to costs directly related to our response to the COVID-19 pandemic), less the tax impact of adjusting items) by the weighted-average diluted shares outstanding after assuming full conversion of the participating preferred stock and excluding the impact of any preferred stock dividends. For Fiscal Year 2022, we continued to base long-term performance goals on daily average organic net sales growth, but AEBITDA margin percent (“AEBITDA Margin %”), defined as AEBITDA as percent of fiscal year net sales, replaced Adjusted EPS.

Use of Consultants and Peer Group Data

The Company establishes executive compensation levels through evaluation of a comprehensive benchmarking analysis prepared every two years by Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant retained by the Compensation Committee. Although the Company does not use strict numeric benchmarking to establish individual executive compensation levels, the Company takes into account the 25th percentile, median, and 75th percentile level of compensation for similarly situated executives at the peer group companies used by the Compensation Committee to guide executive compensation decisions. Where direct comparisons are not available from the peer group, we utilize market-based executive pay survey data on similarly situated executives to help guide our decisions. Because job content, accountability, responsibility and performance criteria vary from one company to the next, our Compensation Committee uses the numerical benchmarking data and median levels of similarly situated executives’ information as a guideline in exercising its discretion in determining compensation for our NEOs.

In reviewing and determining executive compensation levels for Fiscal Year 2022, FW Cook utilized the fiscal year 2021 benchmarking analysis, adjusted to Fiscal Year 2022 based on current executive pay increase trends, from a peer group of distribution companies, most of which are of similar sales, earnings, market capitalization, number of employees, and complexity as the Company, in developing its recommendations for executive compensation to the Compensation Committee. Based on the review performed by FW Cook, and at its recommendation, the Compensation Committee utilized the following peer group in assessing our executive compensation for Fiscal Year 2022:

Applied Industrial Technologies Boise Cascade Company Builders FirstSource Fastenal Company GMS Henry Schein	LKQ Corporation MRC Global MSC Industrial Direct Co., Inc. Owens & Minor Patterson Companies Pool Corporation	Site One Landscape Supply Univar Solutions Veritiv Corporation Watsco W.W. Grainger, Inc. WESCO International

The Compensation Committee used the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own judgment in setting overall executive compensation. In addition, the Compensation Committee considered the results of the then most recent stockholder advisory vote on our executive compensation held on February 18, 2022, at which over 98% of the votes cast supported the compensation of our NEOs. Although the approval was advisory in nature, the Compensation Committee viewed the overwhelmingly positive response as confirmation that our stockholders generally believe that the pay of our NEOs is appropriately aligned with their performance and the performance of the Company as well as the interests of our stockholders.

The Compensation Committee considered various factors bearing upon FW Cook’s independence and determined that FW Cook is independent and that its engagement did not present any conflicts of interest. FW Cook provides no other services to the Company.

Base Salaries

The first element of our compensation program is base salary. Each year, our Board evaluates the performance of our Chief Executive Officer, and the Compensation Committee considers the Board’s evaluation in determining an appropriate overall compensation package for our Chief Executive Officer. The Compensation Committee recommends the salary of our Chief Executive Officer to the full Board in light of that evaluation and other factors described below. Base salaries of our NEOs other than the Chief Executive Officer are set annually by the Compensation Committee, taking into account the recommendations of the Chief Executive Officer.

The Compensation Committee considers a number of factors when evaluating our Chief Executive Officer’s recommendations regarding base salaries for our other NEOs. Periodically, the Compensation Committee reviews industry-specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value and revenue. The Compensation Committee also considers the compensation recommendations provided by FW Cook. Other information that the Compensation Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances also may be considered in its evaluation.

Based on such process, effective April 3, 2022, Mr. Francis’s base salary was increased by the Compensation Committee to $875,000 from $815,000. Mr. Francis’s base salary for the Transition Quarter was $219,423. The Compensation Committee considered the following quantitative and qualitative factors in evaluating our Chief Executive Officer’s performance and setting his compensation: the Company’s performance and relative total stockholder return, the value of Mr. Francis’s leadership, the compensation plans of chief executive officers of comparable companies, and the recommendation of our independent compensation consultant.

The base salary of each other NEO is recommended by our Chief Executive Officer to the Compensation Committee after evaluating each NEO’s performance over the year in consideration of (i) the Company’s overall financial performance, (ii) the individual’s performance and contributions to the Company during the preceding year, (iii) industry and peer company compensation data and (iv) other relevant factors (for example, market conditions). The amounts for NEOs other than the Chief Executive Officer are set forth in the Summary Compensation Table under the heading “Salary.” For the Transition Quarter, base salaries were equivalent to those for the final quarter in fiscal year 2021.

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive. Annual cash incentives are a significant component of executive compensation, reflecting the Company’s belief that management’s contribution to long-term stockholder returns (via increasing stock price) comes from increasing current earnings and asset utilization and properly preparing the Company for future earnings growth. We believe these incentives play a key role in enabling us to attract, retain and motivate our employees.

In a departure from our traditional use of a twelve (12)-month period matching our fiscal year, to account for our change in fiscal year end, annual cash incentives were distributed in a one-time event based upon the 15-Month Period. For the 15-Month Period, under the terms of our management cash incentive plan, a target incentive amount was set for each participant. For our NEOs, those amounts are set forth below in the Grants of Plan-Based Awards table under the heading “Estimated future payouts under non-equity incentive plan awards—Target.” After the 15-Month Period, we will revert to using a twelve (12)-month period to match the Company’s new fiscal year.

The incentives for our NEOs named in the Summary Compensation Table were based on the following: (i) 60% on an AEBITDA target with Messrs. Francis, Lonegro, Bennett and McDevitt’s incentives based on a Company-wide target and Mr. Best’s incentives based on the South Division target; (ii) 20% on a Company-wide Operating Working Capital target; and (iii) 20% on qualitative performance evaluations of strategic performance goals (“individual goals”). In the 15-Month Period, AEBITDA means net income (loss) from continuing operations excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, acquisition costs, restructuring costs and COVID-19 impacts (limited to costs directly related to our response to the COVID-19 pandemic, which increased AEBITDA by approximately $3.0 million). AEBITDA is a non-GAAP financial measure that is equivalent to Adjusted EBITDA as reported in the Company’s periodic reports filed with the SEC and the Company’s earnings releases. The numerator in the Operating Working Capital calculation is defined as inventory plus accounts receivable less accounts payable. The Operating Working Capital calculation is based on thirteen (13)-month average Operating Working Capital divided by trailing twelve (12)-month net sales, as reported in the Company’s consolidated financial statements in the Form 10-K.

The following table shows potential payouts for each of the three targets at threshold, target and maximum, both as a percentage of the incentive related to the individual target and as a percentage of the total incentive:

AEBITDA (Weighted at 60% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold (Corporate: $80M below Target / Division: $30M below Target)	Target	Maximum (Corporate: ≥$100M above Target /Division: ≥ $40M above Target)
Payout as Percentage of AEBITDA Target	50%	100%	200%
Payout as Percentage of Total Incentive	30%	60%	120%

Operating Working Capital (Weighted at 20% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold (≤30bps above Target)	Target	Maximum (≥50bps below Target)
Payout as Percentage of Operating Working Capital Target	20%	100%	200%
Payout as Percentage of Total Incentive	4%	20%	40%

Individual Goals (Weighted at 20% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold	Target	Maximum
Payout as Percentage of Individual Goals Target	0%	100%	200%
Payout as Percentage of Total Incentive	0%	20%	40%

Payouts between threshold achievement and target achievement and between target achievement and maximum achievement are adjusted on the basis of straight-line interpolation.

The Chair of the Compensation Committee, in consultation with our Board Chair and each other member of the Board, performs the individual goal evaluations of our Chief Executive Officer, and our Chief Executive Officer performs the individual goal evaluations of the remaining NEOs. In each case, the results are then presented to and discussed with the Compensation Committee and FW Cook, and in the case of the Chief Executive Officer, presented to and discussed with the Board.

For the Fiscal Year 2022 and the Transition Quarter annual cash incentive plan, Beacon achieved a Company-wide AEBITDA of approximately $1,079.3 million compared to the established target of $839.2 million, an amount in excess of $100.0 million over target. The South Division achieved AEBITDA in an amount in excess of $40.0 million over target. For Fiscal Year 2022, the Company achieved an Operating Working Capital as a percent of trailing twelve (12)-month sales of 19.4%, compared to an established target of 17.4%, a percentage in excess of 30 bps worse than target. Our Board established the 15-Month Period Company and division AEBITDA targets and the Operating Working Capital target as part of the Company’s budget and long-range planning process, which includes but is not limited to a review of historical and expected growth, profit margin and working capital management rates. The targets were set at the beginning of the 15-Month Period and the Board believed at the time that it would require a high degree of execution of the business plan to attain these goals. Based on the Company’s and South Division’s actual AEBITDA results, each of which out-performed target, each participant earned two-hundred percent (200%) of the AEBITDA portion of their target incentive. Based on the Company’s actual Operating Working Capital results that did not reach the threshold for payout, each participant earned zero percent (0%) of the Operating Working Capital portion of his target incentive.

In addition to the duties and responsibilities associated with his executive position, each of our NEOs is assigned specific individual goals in order to qualify for part or all of the remaining 20% portion of his target incentive amount. If the goal objectives are exceeded, each NEO can receive an additional incentive. Total incentives earned for the 15-Month Period, including the executive’s achievement of individual goals, are described in the tables below and are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”.

15-Month Period Annual Cash Incentive Payout (AIP)
		Financial Goals
		AEBITDA			Operating Working Capital as % of Sales			Individual Goals			Total
Name	Target AIP	Weight	Payout %	Payout	Weight	Payout %	Payout	Weight	Payout %	Payout	Actual AIP	Payout as % of Target
Julian G. Francis	$1,257,813	60%	200%	$1,509,375	20%	0%	$0	20%	95%	$238,984	$1,748,359	139%
Frank A. Lonegro	$580,000	60%	200%	$696,000	20%	0%	$0	20%	115%	$133,400	$829,400	143%
Jonathan S. Bennett	$427,500	60%	200%	$513,000	20%	0%	$0	20%	95%	$81,225	$594,225	139%
Sean M. McDevitt	$307,500	60%	200%	$369,000	20%	0%	$0	20%	90%	$55,350	$424,350	138%
C. Munroe Best III	$450,000	60%	200%	$540,000	20%	0%	$0	20%	95%	$85,500	$625,500	139%

The individual goals for each NEO pursuant to our 15-Month Period incentive plan were as follows:

Mr. Francis’ specific individual 15-Month Period goals were:

•	drive the Company’s financial performance to deliver improved analyst ratings of the Company’s stock

•	execute the Ambition 2025 plan, including the development of processes and metrics to ensure best possible execution

•	grow the pipeline of potential acquisition targets to support Ambition 2025 growth initiatives

•	increase diversity representation in management training programs and improve talent management processes

Mr. Lonegro’s specific individual 15-Month Period goals were:

•	drive the Company’s financial performance to deliver improved analyst ratings of the Company’s stock

•	continuously improve financial forecasting processes

•	deliver on the Company’s return on capital objectives

•	lead the development of finance leadership and ensure process alignment between division and headquarters finance teams

Mr. Bennett’s specific individual 15-Month Period goals were:

•	continue development and implementation of Company’s pricing model

•	develop and lead the Company’s customer experience initiative

•	build out commercial product line business model

•	continue optimization of the Company’s sales force, including improved sales enablement capabilities and re-architecting of digital and mobile platforms to increase utilization and digital sales

Mr. McDevitt’s specific individual 15-Month Period goals were:

●	improve Company talent management processes and diversity hiring rates

●	build talent acquisition resources to support Ambition 2025 growth objectives

●	develop total rewards programs that improve attraction and retention of key talent

●	lead the Company’s commitment to safety and improvement of safety metrics

Mr. Best’s specific individual 15-Month Period goals were:

●	increase diversity representation in management training programs and improve talent management processes

●	improve the Company’s sales force productivity and resource levels in support of Ambition 2025 growth objectives

●	execute strategy to open greenfields in division footprint

●	identify acquisition targets in division footprint to support Ambition 2025 growth initiatives

Each of the above NEO’s respective specific individual management objectives reflect our focus on continued growth and improvement in execution over our past performance. The Compensation Committee, led by Mr. Novich, in consultation with Mr. Knisely and each other member of our Board, reviewed the level of achievement of Mr. Francis’ specific individual management objectives set forth above. Mr. Francis reviewed the level of achievement of Messrs. Lonegro, Bennett, McDevitt, and Best’s specific individual management objectives set forth above and reported his recommendations to the Compensation Committee. After careful consideration of the outcomes, the Compensation Committee recommended to the Board the payment of the incentive awards in the amounts set forth in the table above and in the Summary Compensation Table under the heading “Non-equity incentive plan compensation.”

In addition to the management annual cash incentive plan, the Compensation Committee retains full discretion to award discretionary bonuses to reward extraordinary efforts by our NEOs in various projects or initiatives during the year. The Compensation Committee considers the Chair’s and Chief Executive Officer’s recommendations in determining discretionary cash awards for our other NEOs. No discretionary cash awards were given for the 15-Month Period.

Long-Term Equity Incentive Compensation

The third element of our compensation program is long-term equity incentive compensation. Equity incentive compensation is intended to more closely align total compensation with the long-term financial interests of our stockholders. The equity incentive compensation component of our compensation program is based upon awards of stock options and other stock awards.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of our stockholders by aligning compensation to the long-term performance results of the Company by:

●	providing directors, officers, employees and other eligible persons with additional incentives determined by the achievement of long-term financial and strategic objectives;

●	encouraging stock ownership by eligible persons;

●	aligning the interests of eligible persons with the interests of the Company;

●	encouraging eligible persons to remain with the Company or its affiliates; and

●	attracting new employees, officers and directors to the Company or its affiliates.

In determining whether to grant stock options and/or other stock awards, and, if so, how many to grant to eligible persons under our stock plan, each individual’s past performance and contribution to the Company is considered, as well as that individual’s expected ability to contribute to the Company in the future along with market data and the quantitative analysis of peer group company stock awards provided by FW Cook. These performance assessments are not intended to be rigid or formulaic, but rather to serve as the framework upon which the Chief Executive Officer evaluates the executive’s overall past performance and expected contributions.

The above evaluation provides the basis for the Chief Executive Officer’s recommendation to the Compensation Committee of equity incentive compensation for each NEO. The Compensation Committee meets with the Chief Executive Officer and discusses the Chief Executive Officer’s recommendations before meeting separately in executive session to discuss the Chief Executive Officer’s and FW Cook’s recommendations and making a final determination of the equity incentive compensation to the NEOs. The Compensation Committee applies similar factors in determining the equity incentive compensation to the Chief Executive Officer.

Since the Company’s initial public offering and through Fiscal Year 2022, nonqualified stock options have been granted to key members of management at an exercise price equal to the closing price of the Company’s common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. In fiscal year 2011, we began issuing performance-based restricted stock unit awards to certain key members of management. Beginning in fiscal year 2014, we also began issuing time-based restricted stock unit awards to certain key members of management. Similar to stock options, we believe that restricted stock unit awards reward performance because the value of the stock is linked to our Company’s long-term performance. The Compensation Committee believes that time-based and performance-based restricted stock unit awards can play an important retentive and motivational role that stock options alone may not.

The Company’s annual equity awards were historically granted by the Compensation Committee in November of each year following the close of the Company’s fiscal year on September 30 and subsequent to the approval of the annual budget for the upcoming fiscal year; however, in order to reflect the recent change in our fiscal year end, these awards were not issued in November 2021 and were instead issued in March 2022. The Company typically does not make stock option and other stock awards other than annually, except in certain cases for key members of management hired during the course of a year or to improve the prospects of retaining key management members.

On March 10, 2022, the Compensation Committee authorized awards of stock options, time-based restricted stock units and annual performance-based restricted stock units. Awards were granted to our NEOs using the considerations described above, including target value recommendations from FW Cook, who reviewed peer group data and took into consideration the value of NEO equity awards in prior years. Of that target value, and pursuant to the guidelines approved by our Board, approximately 50% of the target value was represented by annual performance-based restricted stock units, approximately 25% in time-based restricted stock units and approximately 25% in stock options. Under this methodology, the awards to each of our NEOs were as follows:

Annual Long-Term Equity Incentive Awards
	# of Stock Options	% of Total Stock Option Awards	# of Time- Vested Restricted Stock Units	# of Annual Performance- Vested Restricted Stock Units	Total # of Restricted Stock Units	% of Total Restricted Stock Unit Awards
Julian G. Francis	30,946	15%	13,899	27,798	41,697	15%
Frank A. Lonegro	10,004	5%	4,493	8,986	13,479	5%
Jonathan S. Bennett	6,134	3%	2,755	5,510	8,265	3%
Sean M. McDevitt	3,067	1%	1,378	2,755	4,133	1%
C. Munroe Best III	4,719	2%	2,119	4,239	6,358	2%

The stock option awards granted to our NEOs had an exercise price of $58.98, vest one-third annually which starts on the first anniversary of the grant (March 10, 2023) and expire on the tenth anniversary of the date of grant, or March 10, 2032. The time-based restricted stock unit awards granted to our NEOs on March 10, 2022, will vest and convert into common shares upon the third anniversary of the date of grant.

The annual performance-based restricted stock unit awards granted to our NEOs will vest and convert after March 10, 2025, subject to the Company achieving certain AEBITDA Margin % and daily average organic net sales growth targets, each weighted at 50%, established on the grant date for the fiscal years ended December 31, 2022, 2023 and 2024 (each a “component year”).

The following table shows the percentage of the total of the award that can be earned for each metric for each component year of the three-year period, at threshold, target and maximum, as well as totals for each metric and combined totals for the three-year period:

AEBITDA Margin % Metric
Component Year	Threshold (≤80% of Target)	Target	Maximum (≥120% of Target)
2022	0%	16.66%	33.33%
2023	0%	16.66%	33.33%
2024	0%	16.66%	33.33%
Total	0%	50%	100%

Daily Average Organic Net Sales Growth Metric
Component Year	Threshold (≤2 percentage points below Target)	Target	Maximum (≥2 percentage points above Target)
2022	0%	16.66%	33.33%
2023	0%	16.66%	33.33%
2024	0%	16.66%	33.33%
Total	0%	50%	100%
Combined Total	0%	100%	200%

For the AEBITDA Margin % metric, achievement of a target between 80% and 100% and between 100% and 120% will be adjusted on the basis of straight-line interpolation. For the daily average organic net sales growth metric, achievement of a target between two percentage points below target and target, and between target and two percentage points above target, will be adjusted on the basis of straight-line interpolation.

On November 12, 2022, the annual performance-based restricted stock unit awards that were granted in fiscal year 2020 vested. The vesting was subject to the Company achieving certain Adjusted EPS and daily average organic net sales growth targets, each weighted at 50%, established on the grant date for the fiscal years ended September 30, 2020, 2021 and 2022 (each a “component year”). Performance of each metric was calculated at the end of the three-year period for each component year independently. Performance of each metric was calculated at the end of the three-year period for each component year independently.

The following table shows the percentage of the total of the award that could be earned for each metric for each component year of the three-year period, at threshold, target and maximum, as well as totals for each metric and combined totals for the three-year period:

Adjusted EPS Metric
Component Year	Threshold (≤80% of Target)	Target	Maximum (≥120% of Target)
2020	0%	16.66%	33.33%
2021	0%	16.66%	33.33%
2022	0%	16.66%	33.33%
Total	0%	50%	100%

Daily Average Organic Net Sales Growth Metric
Component Year	Threshold (≤2 percentage points below Target)	Target	Maximum (≥2 percentage points above Target)
2020	0%	16.66%	33.33%
2021	0%	16.66%	33.33%
2022	0%	16.66%	33.33%
Total	0%	50%	100%
Combined Total	0%	100%	200%

For the Adjusted EPS metric, achievement of a target between 80% and 100% and between 100% and 120% could be adjusted on the basis of straight-line interpolation. For the daily average organic net sales growth metric, achievement of a target between two percentage points below target and target, and between target and two percentage points above target, could be adjusted on the basis of straight-line interpolation.

The Company achieved the actual performance for each metric in each component year as indicated below, which resulted in a payout of 143% for the fiscal year 2020 performance-based restricted stock unit award:

	Fiscal Year Ending September 30, 2020			Fiscal Year Ending September 30, 2021			Year Ending September 30, 2022

Metric	Target	Actual	Payout %	Target	Actual	Payout %	Target	Actual	Payout %
Adjusted EPS	$2.63	$2.42	10%	$2.14	$4.47	33.33%	$2.44	$6.94	33.33%
Daily Average Organic Net Sales Growth	2.8%	(2.7)%	0%	2.8%	12.7%	33.33%	2.4%	21.3%	33.33%
Payout % for Component Year			10%			66.66%			66.66%
Total Payout %									143%

Additionally, on March 10, 2022, in connection with the Company’s Ambition 2025 strategic plan, and to further align executives and managers at various levels of the Company with long-term stockholder returns (a priority set forth in the Ambition 2025 strategic plan), the Compensation Committee authorized 403,870 awards of performance-based restricted stock units (the “A25 Performance Stock Units”) to a group of approximately 115 employees. A substantial majority of the recipients were non-executive officer employees consisting of the Company’s senior management and key operations and sales leaders, in addition to executive officers (other than the Chief Executive Officer who is not eligible for the program). Subsequently, in Fiscal Year 2022, an additional 59,670 A25 Performance Stock Units were awarded to 18 additional employees. A total of 463,540 A25 Performance Stock Units were awarded. The awards were made to fully align executives and managers at various levels of the Company with the initiatives implemented to achieve the Company’s long-term stockholder return goals set forth in the Ambition 2025 strategic plan. The awards were made under the Company’s Second Amended and Restated 2014 Stock Plan, and were in addition to the Company’s regularly scheduled annual long-term equity incentive awards made on the same date. The following NEOs received the amounts indicated below:

Name	No. of A25 Performance Stock Units Awarded
Frank A. Lonegro	11,170
Jonathan S. Bennett	9,320
Sean M. McDevitt	9,320
C. Munroe Best III	11,170

The A25 Performance Stock Unit awards vest into shares of the Company’s common stock and consist of four equal portions, with one portion relating to a performance period ending March 31, 2024, one portion relating to a performance period ending March 31, 2025 and two portions relating to performance periods ending March 31, 2026.

Each performance period has a stock price target, which must be met if that portion of the grant is to vest. The performance target for each performance period is the stock price to be achieved by performance period end if the yearly and overall Ambition 2025 financial objectives are met.

Performance period	Portion of total award	Stock price target
Portion 1: March 10, 2022 - March 31, 2024	25%	$70.00
Portion 2: March 10, 2022 - March 31, 2025	25%	$82.50
Portion 3: March 10, 2022 - March 31, 2026	25%	$95.00
Portion 4: March 10, 2022 - March 31, 2026	25%	$107.50

Each performance period’s stock price target is considered met if the Company achieves a rolling 90-calendar-day average closing price of its common stock, on any date on or prior to the end of such performance period, equal to or greater than the stock price target with respect to such performance period, each as set forth below.

If stock price targets are met within the applicable performance period, the related portion of the award vests as follows:

●

In the event a performance period stock price target is met, half of the performance stock units subject to such performance period shall vest immediately and the remaining half of the performance stock units subject to such performance period shall vest on March 31, 2026.

●

The unvested portion of an award shall be forfeited to the Company upon a recipient’s termination of employment with the Company and its affiliates that occurs prior to March 31, 2026, subject to limited exceptions.

●

By way of illustration, if the rolling 90-calendar-day average closing price of the Company’s common stock is $70.00 or more on or before March 31, 2024, half of portion 1 of the award (i.e. 12.5% of the total award) vests immediately and the other half of portion 1 of the award (i.e. 12.5% of the total award) would vest on March 31, 2026 if the award recipient remains employed until such date (subject to certain exceptions).

If stock price targets are not met within the applicable performance period, the related portion of the award may still vest as follows:

●

If any performance period’s stock price target is not met by the end of such period, and a subsequent performance period stock price target is met on or prior to the end of such subsequent performance period, then any prior performance period’s stock price targets shall then be deemed met and the performance stock units subject to such performance period shall vest in accordance with the first bullet point above.

●

By way of illustration, if the $70.00 stock price target was not met on or prior to March 31, 2024, no performance stock units would vest during the first performance period and no performance stock units, at that point, would be subject to vesting on March 31, 2026. If on a date after March 31, 2024 and on or prior to March 31, 2025, the $82.50 stock price target is met, (1) half of both portion 1 of the award (i.e. 12.5% of the total award) and portion 2 of the award (i.e. 12.5% of the total award) vests immediately and (2) the remaining half of both portion 1 of the award (i.e. 12.5% of the total award) and portion 2 of the award (i.e. 12.5% of the total award) would vest on March 31, 2026 if the award recipient remains employed until such date (subject to certain exceptions).

●	On March 31, 2026, any unvested portion of an award due to stock price targets not being met remains unvested and is forfeited.

Emphasis on Variable Pay

Approximately half of our Chief Executive Officer’s and our other NEOs’ target compensation is at-risk compensation directly contingent on performance. Actual annual cash incentives and the annual performance-based restricted stock unit awards (excluding the A25 Performance Stock Units) as described above are subject to the achievement of pre-established performance requirements and designed to align to stockholder value. Base salary and other fixed elements of compensation are essential to any compensation program and enable the recruitment and retention of top talent. However, we believe that variable compensation for our most senior executives should be a material component of target compensation for our NEOs. Our 2022 NEO compensation reflects this philosophy. The following charts illustrate the target pay mix for our Chief Executive Officer and other NEOs (as an average) for 2022:

Employment Agreements

Except for the Executive Severance and Restrictive Covenant Agreements described below under “Executive Compensation—Potential Payments upon Termination or Change-in-Control—Severance Agreements”, there are no other employment, severance or change-in-control agreements currently entered into by and between any NEOs and the Company.

Stock Ownership Guidelines

Our NEOs and members of our Executive Committee (consisting of divisional executive vice presidents and corporate executive vice presidents) are expected to own stock of the Company having a value set forth below:

●	Chief Executive Officer = 5 times annual base salary

●	NEOs and Executive Vice Presidents on the Executive Committee = 2 times annual base salary

As of March 22, 2023, our NEOs held the following multiples of base salary (rounded to the nearest decimal):

Multiple of Base Salary
Name	Current Ownership	Guideline
Julian G. Francis	10.8x	5x
Frank A. Lonegro	8.6x	2x
Jonathan S. Bennett	2.5x	2x
Sean M. McDevitt	0.5x	2x
C. Munroe Best III	10.2x	2x

Until an executive obtains the required ownership level, executives are required to retain 50% of net profit shares attributable to stock option exercises or vesting of restricted stock units. Profit shares represent the shares remaining after payment of applicable tax obligations and, in the case of stock options, payment of the stock option exercise price. There is no defined time period to meet the stock ownership requirement. Participants may satisfy their ownership guidelines with (i) shares directly owned, (ii) shares held in the Beacon 401(k) Plan, (iii) time-based restricted stock units (which settle in stock), whether vested or unvested and (iv) “in-the-money” value of vested stock options, based upon the spread between the exercise price and the current stock price. Unvested stock options and unearned performance based restricted stock units are not counted.

In addition, pursuant to the Company’s Insider Trading Policy (available on the “Investor Relations” page at www.becn.com), Company directors, officers, employees and members of their households may not enter into hedging transactions or similar arrangements with respect to Company securities, including forward sale or purchase contracts, equity swaps or collars, nor may they hold Company securities in a margin account or pledge Company stock as collateral for a loan.

Retirement and Executive Life Insurance Plans

The Company sponsors the Beacon 401(k) Plan, a tax-qualified defined contribution plan which covers substantially all of our U.S. employees, including our NEOs. We currently provide a match of 50% of participants’ before-tax contributions up to 3% of eligible compensation. During Fiscal Year 2022 and the Transition Quarter, each of the NEOs was eligible to participate in the Beacon 401(k) Plan, and if participating in the plan for those periods, the eligible NEO received a matching contribution in accordance with plan rules. Additional annual profit-sharing contributions may be made at the discretion of the Board but were not made for Fiscal Year 2022 or the Transition Quarter.

Our NEOs do not participate in any special or separate executive retirement plans. We consider the Beacon 401(k) Plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

The Company provides an executive life insurance benefits program for the NEOs and other key executives. The program provides life insurance at a coverage level of three times (3x) base salary up to $2.0 million. The Company subsidizes the required premium payments for each employee.

Deferred Compensation Plan

Effective February 16, 2023, Beacon established the Beacon Roofing Supply, Inc. Deferred Compensation Plan. The plan is an unfunded, unsecured nonqualified deferred compensation plan that allows participants to defer cash compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986. NEOs, members of the Executive Committee, and other employees with a job title of Vice President or above and members of the Board of Directors are eligible to participate.

Employee participants may elect to defer up to 50% of their annual base pay and 100% of their annual cash incentive plan payout. Board members may elect to defer up to 100% of their director annual retainer and fees. The Company will make a restorative retirement plan company match (i.e., payment of the company matching contribution that could not be made under the Beacon 401(k) Plan due to participation in this plan). Amounts credited to a participant’s account will be invested in one or more investment funds chosen by the participant and held in a grantor trust held by the Company. The investment funds are expected to be generally the same investment alternatives available under the Beacon 401(k) Plan. Although the amounts in the trust are invested pursuant to participants’ direction, the participants have no right to the funds other than as general creditors of the Company. Participants will be fully vested at all times in their elective deferrals.

Distributions under the plan upon separation from service will be paid in a lump sum or in up to ten annual installments, depending upon the type of separation and prior election by the participant. A participant may also elect an in-service distribution of his or her account to occur on a fixed date, subject to a minimum three-year waiting period, either in a lump sum or in up to five annual installments, subject to earlier distribution due to a separation from service. All distributions are paid in cash.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive’s compensation package. Specifically, we have agreed to provide each of the NEOs with a monthly auto allowance of $1,000 and reimbursement of their auto fuel costs and other driving expenses. Further, we lease a fractional share of a private aircraft to allow our executive officers to efficiently and safely travel for business purposes. Particularly in light of Beacon’s large retail footprint with many locations not accessible by commercial airlines, the private aircraft provides a confidential and productive environment to conduct business. The private aircraft is not used for any personal travel.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code as in effect for fiscal years prior to 2018 limited the deductibility of executive compensation paid to the Chief Executive Officer and to each of the three other most highly compensated officers of a public company (other than the Chief Financial Officer) who are NEOs to $1 million per year. However, compensation that was considered qualified “performance-based compensation” generally did not count toward the $1 million deduction limit.

The Tax Cuts and Jobs Act of 2017 amended Section 162(m) to cover a public company’s chief financial officer and eliminated the performance-based exception. Accordingly, the Company’s grants of stock options, performance-based restricted stock units and annual cash incentive payments made for fiscal year 2018 and later years no longer qualify for this exception. Under a transition rule, outstanding stock options and performance-based restricted stock units will not be subject to Section 162(m) as amended to the extent such compensation is considered paid pursuant to a binding written contract in effect as of November 2, 2017. There are no outstanding performance-based restricted stock unit awards subject to the Section 162(m) transition rule.

The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards our executive officers that are critical to our success. Following the Tax Cuts and Jobs Act, the Compensation Committee may continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around tax deductibility. The Compensation Committee will continue to monitor the effect of tax reform on our executive compensation program.

Incentive Compensation Recoupment Policy

In the event of (i) a financial restatement or (ii) misconduct by a NEO, an officer who is a member of our Executive Committee, or a Section 16 officer, the Compensation Committee will review all incentive compensation paid, awarded or granted on or after January 1, 2022 to the involved officer. The Compensation Committee (with the assistance of independent counsel in the case of misconduct) can recommend that a decision be made by the non-employee members of the Board to recoup from the officer all or a portion of the following incentive compensation:

●

Incentive Plan: The Compensation Committee can recommend that the non-employee members of the Board (i) cancel and forfeit the officer’s annual cash incentive opportunity for the then current plan year, and/or (ii) require repayment of any annual cash incentive awards previously paid for prior years within the recoupment period described below.

●

Equity: The Compensation Committee can recommend that the non-employee members of the Board (i) cancel and forfeit any outstanding equity awards, (ii) require the officer to return a number of shares of Company stock received upon vesting and settlement of any restricted stock unit awards during the recoupment period described below (or pay the cash value of such shares), and (iii) require the officer to return a number of shares received upon the exercise of any stock options during the recoupment period described below (or pay the cash value of such shares).

●

The Compensation Committee may recommend recoupment to the Board for incentive compensation that is paid, vested or awarded to the officer within 36 months preceding the date the Company determines the restatement obligation or the officer’s misconduct.

●

For incentive compensation paid, awarded or granted on or after January 1, 2017 and before January 1, 2022, the Compensation Committee may also recoup incentive compensation under our prior policy, but only in the event of a financial restatement resulting from misconduct.

All NEOs and members of the Executive Committee have agreed to the terms of this policy. Further, we have tracked the adoption of the 2022 SEC “clawback” rule, and we will comply with that rule as implemented by the listing standards and integrate such standards into our policy,

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Neil S. Novich, Chair

Richard W. Frost

Alan Gershenhorn

Robert M. McLaughlin

Douglas L. Young

Executive Compensation

The following table sets forth all compensation earned during Fiscal Year 2022, the Transition Quarter and the fiscal years ended September 30, 2021 and 2020, by each person who served as our Chief Executive Officer and our Chief Financial Officer during such periods, and by our three next most highly compensated executive officers, who were serving as executive officers at the end of Fiscal Year 2022, collectively referred to as our NEOs:

SUMMARY COMPENSATION TABLE
Name and principal position[1]	Fiscal year	Salary ($)	Bonus[2] ($)	Stock awards[3] ($)	Option awards[4] ($)	Non-equity incentive plan compensation[5] ($)	All other compensation[6] ($)	Total ($)

Julian G. Francis President and Chief Executive Officer	2022	$858,846	$-	$2,459,289	$819,760	$1,748,359	$28,870	$5,915,125
	Transition Quarter	219,423	-	-	-	-	10,065	229,488
	2021	810,673	-	2,287,523	762,506	1,705,795	95,421	5,661,918
	2020	753,846	-	1,800,017	599,995	768,000	184,060	4,105,918

Frank A. Lonegro Executive Vice President and Chief Financial Officer	2022	$574,885	$-	$1,294,098	$265,006	$829,400	$328,495	$3,291,884
	Transition Quarter	151,038	-	-	-	-	73,431	224,470
	2021	557,827	-	757,498	252,498	825,792	29,078	2,422,693
	2020	211,538	8,423	899,996	300,000	189,269	7,671	1,616,897

Jonathan S. Bennett Executive Vice President and Chief Commercial Officer	2022	$567,308	$187,500	$903,911	$162,490	$594,225	$25,034	$2,440,468
	Transition Quarter	150,769	-	-	-	-	4,911	155,680
	2021	170,154	-	1,200,025	-	201,031	3,692	1,574,903

Sean M. McDevitt	2022	$408,654	$-	$660,205	$81,245	$424,350	$572,307	$2,146,760

Executive Vice President and Chief Human Resources Officer	Transition Quarter	109,038	-	-	-	-	62,879	171,918

C. Munroe Best III President, South Division	2022	$474,975	$-	$874,102	$125,006	$625,500	$27,754	$2,127,337
	Transition Quarter	124,206	-	-	-	-	7,925	132,130
	2021	457,460	-	337,477	112,493	498,243	24,400	1,430,073

[1]	Compensation for the individuals named below is excluded for those fiscal years in which they were not NEOs.

[2]	For Fiscal Year 2022, for Mr. Bennett, this amount constitutes a new hire cash award, paid twelve (12) months after his hire date.

[3]

These amounts represent the estimated grant date fair value of time-based and performance-based restricted stock unit awards, in each case computed in accordance with FASB ASC Topic 718. In the case of the performance-based restricted stock units, this value is based on the probable outcome of the performance conditions as of the grant date for the annual performance-based awards. Market conditions are incorporated into the grant date fair value of the management awards with market conditions (the A25 Performance Stock Unit Awards) using a Monte Carlo valuation model. The performance-based awards are recognized by the Company as share-based compensation expense over a three-year period. Compensation expense for management awards with market conditions is recognized over the service period. Assuming the annual performance-based restricted stock units vest at the maximum level, which is 200% of the target, the grant date values of Fiscal Year 2022 performance-based restricted stock units (including the A25 Performance Stock Unit Awards) plus the grant date values of Fiscal Year 2022 time-based restricted stock units would be as follows: Mr. Francis — $4,098,815; Mr. Lonegro — $1,824,093; Mr. Bennett — $1,228,891; Mr. McDevitt — $822,695; and Mr. Best — $1,124,118. For additional information regarding assumptions underlying the valuation of stock awards, please refer to Notes 2 and 7 of our audited financial statements included in our Annual Report on Form 10-K for Fiscal Year 2022.

[4]

These amounts represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. They are recognized by the Company as share-based compensation expense over the three-year vesting period. For additional information, please refer to Notes 2 and 7 of our audited financial statements included in our Annual Report on Form 10-K for Fiscal Year 2022.

[5]

These amounts represent the annual cash incentives that were paid during the first quarter of the following fiscal year. Although awards were historically paid in November, the Company paid these awards in March 2023 due to the recent change in fiscal year end.

[6]	For Fiscal Year 2022 and the Transition Quarter, these figures include the following:

Name and principal position	Fiscal year	401(k) Plan Contribution Matching ($)	Executive Life Insurance Payments(a) ($)	Auto-Related Compensation(b) ($)	Relocation Expense(c) ($)	Total ($)
Julian G. Francis	2022	$9,300	$6,598	$12,972	$-	$28,870
	Transition Quarter	-	6,235	3,829	-	10,065
Frank A. Lonegro	2022	$9,300	$4,415	$12,208	$302,572	$328,495
	Transition Quarter	-	4,044	3,231	66,156	73,431
Jonathan S. Bennett	2022	$9,150	$3,884	$12,000	$-	$25,034
	Transition Quarter	-	1,680	3,231	-	4,911
Sean M. McDevitt	2022	$10,391	$3,389	$17,274	$541,253	$572,307
	Transition Quarter	5,534	1,650	3,729	51,966	62,879
C. Munroe Best III	2022	$9,300	$2,881	$15,573	$-	$27,754
	Transition Quarter	903	2,684	4,338	-	7.925

(a)	Includes tax reimbursement or gross-up.
(b)	Includes auto allowance, auto fuel cost reimbursement and other driving expenses.
(c)	Includes a tax gross-up for Mr. Lonegro of $166,297 and for Mr. McDevitt of $258,395.

The following table sets forth the individual grants of plan-based awards to the NEOs during the 15-Month Period:

FISCAL YEAR 2022 AND TRANSITION QUARTER GRANTS OF PLAN-BASED AWARDS
		Estimated future payouts under non-equity incentive plan awards[1]			Estimated future payouts under equity incentive plan awards[2]			All other stock awards: number of shares of stock or	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	units[3] (#)	options[4] (#)	awards ($/share)	awards[5] ($)
Julian G. Francis		$427,656	$1,257,813	$2,515,625
	3/10/2022								30,946	$58.98	$819,760
	3/10/2022				—	27,798	55,596				$1,639,526
	3/10/2022							13,899			$819,763
Frank A. Lonegro		$197,200	$580,000	$1,160,000
	3/10/2022								10,004	$58.98	$265,006
	3/10/2022				—	8,986	17,972				$529,994
	3/10/2022				—	11,170	11,170				$499,107
	3/10/2022							4,493			$264,997
Jonathan S. Bennett		$145,350	$427,500	$855,000
	3/10/2022								6,134	$58.98	$162,490
	3/10/2022				—	5,510	11,020				$324,980
	3/10/2022				—	9,320	9,320				$416,441
	3/10/2022							2,755			$162,490
Sean M. McDevitt		$104,550	$307,500	$615,000
	3/10/2022								3,067	$58.98	$81,245
	3/10/2022				—	2,755	5,510				$162,490
	3/10/2022				—	9,320	9,320				$416,441
	3/10/2022							1,378			$81,274
C. Munroe Best III		$153,000	$450,000	$900,000
	3/10/2022								4,719	$58.98	$125,006
	3/10/2022				—	4,239	8,478				$250,016
	3/10/2022				—	11,170	11,170				$499,107
	3/10/2022							2,119			$124,979

[1]

These non-equity incentive plan awards were based on AEBITDA (with Messrs. Francis, Lonegro, Bennett and McDevitt’s incentives based on a Company-wide target and Mr. Best’s incentives based on his division target), Operating Working Capital and individual performance. See Compensation Discussion and Analysis under the heading “Annual Cash Incentives.”

[2]

The restricted stock units on the first row for each NEO vest and convert into common shares, subject to the Company achieving certain AEBITDA margin percentages and average organic net sales growth targets, each weighted at 50%, for the fiscal years 2022, 2023 and 2024, and the units can vest at a percentage equal to 0% to 200% of the target. The restricted stock units on the second row for the relevant NEOs vest on the attainment of stock price targets, with 50% of vested units converting into common shares immediately and the remainder converting on March 31, 2026. See Compensation Discussion and Analysis under the heading “Long-Term Equity Incentive Compensation.”

[3]

These time-based restricted stock units will vest and convert into common shares upon the third anniversary of the grant date. See Compensation Discussion and Analysis under the heading “Long-Term Equity Incentive Compensation.”

[4]

These stock options vest (become exercisable) in three annual installments on the first, second and third anniversaries of the grant date, and expire ten years from the date of grant. See Compensation Discussion and Analysis under the heading “Long-Term Equity Incentive Compensation.”

[5]

These amounts represent the grant date fair value of stock options and restricted stock units awarded to the NEOs in Fiscal Year 2022, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Notes 2 and 7 of our audited financial statements included in our Annual Report on Form 10-K for Fiscal Year 2022.

The following table sets forth the details of all of the outstanding equity awards of the NEOs as of December 31, 2022:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards[1]				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[2] (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested[3] (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Julian G. Francis	8/22/2019	62,984	—	$31.16	8/22/2029
	11/12/2019	54,545	—	$33.47	11/12/2029
	11/12/2020	33,073	16,537	$35.78	11/12/2030
	11/12/2020								42,622		$2,250,015
	11/12/2020					21,311		$1,125,008
	3/10/2022	—	30,946	$58.98	3/10/2032
	3/10/2022								27,798		$1,467,456
	3/10/2022					13,899		$733,728
Frank A. Lonegro	4/20/2020	28,531	14,265	$17.51	4/20/2030
	4/20/2020					21,416		$1,130,551
	11/12/2020	10,952	5,476	$35.78	11/12/2030
	11/12/2020								14,114		$745,078
	11/12/2020					7,057		$372,539
	3/10/2022	—	10,004	$58.98	3/10/2032
	3/10/2022								8,986		$474,371
	3/10/2022								11,170	[5]	$589,664
	3/10/2022					4,493		$237,185
Jonathan S. Bennett	6/1/2021					8,696		$459,062
	6/1/2021					8,116	[4]	$428,444
	3/10/2022	—	6,134	$58.98	3/10/2032
	3/10/2022								5,510		$290,873
	3/10/2022								9,320	[5]	$492,003
	3/10/2022					2,755		$145,436

		Option Awards[1]				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[2] (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested[3] (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Sean M. McDevitt	5/11/2021					848	$44,766
	3/10/2022	—	3,067	$58.98	3/10/2032
	3/10/2022							2,755		$145,436
	3/10/2022							9,320	[5]	$492,003
	3/10/2022					1,378	$72,745
C. Munroe Best III	11/22/2013	4,895	—	$36.19	11/22/2023
	11/21/2014	4,797	—	$28.64	11/21/2024
	11/20/2015	5,637	—	$37.89	11/20/2025
	11/18/2016	7,037	—	$47.40	11/18/2026
	11/16/2017	7,093	—	$55.17	11/16/2027
	11/13/2018	12,857	—	$27.26	11/13/2028
	11/12/2019	8,977	—	$33.47	11/12/2029
	11/12/2020	4,879	2,440	$35.78	11/12/2030
	11/12/2020							6,288		$331,944
	11/12/2020					3,144	$165,972
	3/10/2022	—	4,719	$58.98	3/10/2032
	3/10/2022							4,239		$223,777
	3/10/2022							11,170	[5]	$589,664
	3/10/2022					2,119	$111,862

[1]	All stock options granted under our 2004 Stock Plan and our 2014 Stock Plan vest in three annual installments on the first, second and third anniversary of the grant date.

[2]

These time-based restricted stock units vest and convert into common shares upon the third anniversary of the grant date, unless otherwise noted. The total market value is based on the price of our common stock of $52.79 per share at the end of Fiscal Year 2022.

[3]

These performance-based restricted stock units vest on the third anniversary of the grant date, subject to the Company meeting defined performance metrics, unless otherwise noted. The total market value is based on the price of our common stock of $52.79 per share at the end of Fiscal Year 2022 and vesting at target.

[4]	This time-based restricted stock unit vests and converts into common shares in two remaining installments on the second and third anniversary of the grant date.

[5]

These performance-based restricted stock units vest on the attainment of stock price targets, with 50% of vested units converting into common shares immediately and the remainder converting on March 31, 2026. The total market value is based on the price of our common stock of $52.79 per share at the end of Fiscal Year 2022.

The following table sets forth certain information regarding stock option awards exercised and restricted stock unit awards vested by the NEOs during the fiscal year ended December 31, 2022 and the Transition Quarter:

OPTIONS EXERCISED AND STOCK VESTED
		Option Awards		Stock Awards
Name	Period	Number of shares acquired on exercise (#)	Value realized on exercise[1] ($)	Number of shares acquired on vesting (#)	Value realized on vesting[2] ($)
Julian G. Francis	FY 2022	—	$—	69,197	$4,085,391
	Transition Quarter	—	—	11,232	672,797
Frank A. Lonegro	FY 2022	—	—	14,991	918,798
	Transition Quarter	—	—	—	—
Jonathan S. Bennett	FY 2022	—	—	4,058	249,486
	Transition Quarter	—	—	—	—
Sean M. McDevitt	FY 2022	—	—	—	—
	Transition Quarter	—	—	—	—
C. Munroe Best III	FY 2022	7,500	239,714	11,389	672,407
	Transition Quarter	—	—	4,127	247,207

[1]	Calculated by multiplying the difference between the market price and exercise price on the date(s) of exercise by the number of common shares acquired.

[2]	Calculated by multiplying the market price on the vesting date(s) by the number of underlying common shares.

Deferred Compensation Plan

Due to the Beacon Roofing Supply, Inc. Deferred Compensation Plan being effective February 16, 2023, no NEOs received any nonqualified deferred compensation in Fiscal Year 2022 or the Transition Quarter.

Potential Payments upon Termination or Change-in-Control

Equity Award Agreements

Pursuant to stock option award agreements with our NEOs, all of their outstanding stock options will vest upon death, disability or retirement (i.e., termination on or after age 65) and in the event of a change in control (subject to the conditions discussed below).

Generally pursuant to our restricted stock unit award agreements with our NEOs, restricted stock units will vest upon death, disability, or, subject to the conditions discussed below, a change of control, provided that only those A25 Performance Stock Units then earned shall vest. In the case of retirement, restricted stock units will vest (in the case of performance-based units, at the end of the performance period based on actual performance, or upon death, if earlier, at the target level, and in the case of A25 Performance Stock Units, only those then earned).

All unvested employee equity awards contain a “double trigger” change in control mechanism to the extent such employee equity award is continued or assumed after a change in control. If an award is not continued or assumed by a public company in an equitable manner, it shall become vested immediately prior to a change in control (in the case of a restricted stock unit award with performance conditions at the then-calculable payout percentage for any completed annual performance periods and at 100% for any annual performance periods not yet calculable, and in the case of a restricted stock unit award with market performance conditions (the A25 Performance Stock Units) at 100% of the award then earned but not then vested). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination (without cause or for good reason) within one-year following the change in control, in which event the award shall become vested immediately (in the case of a restricted stock unit award with performance conditions at the then-calculable payout percentage for any completed annual performance periods and at 100% for any annual performance periods yet calculable, and in the case of a restricted stock unit award with market performance conditions at 100% of the award then earned but not then vested). None of the equity award agreements contain any excise tax gross-up entitlements.

For purposes of the equity award agreements, a “change in control” occurs when: (a) any individual or entity becomes the beneficial owner of securities of the Company representing 50.1% or more of the combined voting power of the Company; (b) the Company consummates a merger, consolidation or other similar transaction unless, following such transaction, more than 50% of the combined voting power of the surviving entity or its parent is then beneficially owned by all or substantially all of the beneficial owners of the Company’s outstanding securities immediately prior to such transaction, in substantially the same proportions; (c) the Company sells all or substantially all of its business and/or assets unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring entity or its parent is then beneficially owned by all or substantially all of the beneficial owners of the Company’s outstanding securities immediately prior to such sale, in substantially the same proportions; or (d) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board (and any new directors, whose appointment by the Board or nomination for election was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the period or whose appointment or nomination was so approved, other than those elected as a result of an actual or threatened proxy contest) cease for any reason to constitute a majority of the Board. “Cause” and “good reason” have definitions substantially similar to those included in the Severance Agreements discussed below.

Severance Agreements

We have entered into Executive Severance and Restrictive Covenant Agreements (the “Severance Agreements”) with each of our NEOs to aid in recruiting and retaining our executive officers. Pursuant to such Severance Agreements, in the event the Company terminates a NEO without cause, or a NEO terminates for good reason, the Company shall provide the NEO with the following payments and benefits:

●	18 months of annual base salary (24 months in the case of the Chief Executive Officer), paid in equal periodic installments on the Company’s regular payroll dates;

●	150% (200% in the case of the Chief Executive Officer) of the NEOs’ target annual cash incentive, paid in equal periodic installments over the salary continuation period;

●	the annual cash incentive with respect to any fiscal year completed prior to the termination date but not yet paid, paid in a lump sum on the date such cash incentive is paid to other employees;

●

to the extent the NEO elects health benefit continuation under COBRA, continued participation in Beacon’s health plan at active employee rates for 12 months (18 months in the case of the Chief Executive Officer); and

●

continued vesting in all unvested equity awards that are scheduled to vest in the 12-month period following the termination date, provided that only then earned A25 Performance Stock Units would be subject to continued vesting.

For purposes of the Severance Agreement, “cause” means: (i) gross negligence or willful misconduct in the performance of duties, (ii) refusal to perform duties as reasonably and lawfully directed (subject to notice and cure period), (iii) any act of fraud or embezzlement, wrongful taking for personal use, or self-dealing, (iv) conviction for (or plea of guilty or nolo contendre to) any felony or lesser crime involving moral turpitude that reasonably would be expected to materially damage the Company financially or reputationally, (v) material failure to comply with any material written policy (subject to notice and cure period), (vi) use of any illegal drug or abuse or misuse of alcohol and/or prescription drugs which materially adversely affects performance, or (vii) dissemination of confidential information or breach of restrictive covenants (excluding any unintentional and de minimis violations that are promptly cured). “Good reason” means, without the named executive officer’s consent, (i) a material reduction in authority, duties, or responsibilities, (ii) a greater than ten percent (10%) reduction in base salary (on an annualized basis), other than as part of an across-the-board reduction affecting similarly situated Beacon executives of not greater than twenty percent (20%) on an annualized basis and not in excess of 12 months, (iii) a relocation of primary work location more than 50 miles (and not closer to the then primary residence), or (iv) a material breach by the Company of any employment agreement (subject to notice and cure period, and resignation after cure period).

A NEO’s receipt of the above payments and benefits is conditioned upon the execution and delivery, not subsequently revoked, of a waiver and release of claims.

The Severance Agreements contain non-competition provisions continuing through a restriction period. The restriction period is 12 months in the case of termination by the Company for cause or by the NEO without good reason. The restriction period is 24 months (36 months in the case of the Chief Executive Officer) in the case of a termination by the Company without cause or by the NEO for good reason. In the case of a 12-month restriction period (termination for cause or voluntary resignation without good reason), the non-competition provisions shall apply broadly with respect to industry participants. In the case of a 24-month or 36-month restriction period (termination without cause or for good reason), the non-competition provisions shall apply with respect to a list of industry participants identified in, or pursuant to, the Severance Agreement. During the applicable restriction period, the NEO will be subject to covenants with respect to non-solicitation, non-disparagement, and non-endorsement of competing products. The NEOs are also subject to a perpetual confidentiality covenant.

Amounts Payable

The following table quantifies the amounts that would be payable to the named executive officers (1) upon termination of their employment without cause or for good reason under the terms of our Severance Agreements and (2) upon death, disability or retirement, or, if applicable, upon a change in control or qualifying termination following a change in control under the terms of our equity award agreements. The amounts shown assume that the triggering events occurred on the last day of Fiscal Year 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Name	Benefit	Involuntary termination without cause or voluntary termination for good reason	Death, disability or retirement	Change in control[1]
Julian G. Francis	Base salary continuation	$1,750,000	$-	$-
	Annual cash incentive	2,012,500	-	-
	Value of unvested stock options[2]	281,294	281,294	281,294
	Value of unvested RSUs[3]	3,375,023	5,576,208	5,576,208
	Health benefit[4]	25,228	-	-

	Total estimated value	$7,444,045	$5,857,502	$5,857,502

Frank A. Lonegro	Base salary continuation	$870,000	$-	$-
	Annual cash incentive	696,000	-	-
	Value of unvested stock options[2]	596,416	596,416	596,416
	Value of unvested RSUs[3]	2,248,168	2,959,724	2,959,724
	Health benefit[4]	16,818	-	-

	Total estimated value	$4,427,402	$3,556,140	$3,556,140

Name	Benefit	Involuntary termination without cause or voluntary termination for good reason	Death, disability or retirement	Change in control[1]

Jonathan S. Bennett	Base salary continuation	$855,000	$-	$-
	Annual cash incentive	513,000	-	-
	Value of unvested stock options[2]	-	-	-
	Value of unvested RSUs[3]	214,222	1,323,815	1,323,815
	Health benefit[4]	16,254	-	-

	Total estimated value	$1,598,476	$1,323,815	$1,323,815

Sean M. McDevitt	Base salary continuation	$667,500	$-	$-
	Annual cash incentive	500,625	-	-
	Value of unvested stock options[2]	-	-	-
	Value of unvested RSUs[3]	-	262,947	262,947
	Health benefit[4]	16,818	-	-

	Total estimated value	$1,184,943	$262,947	$262,947

C. Munroe Best III	Base salary continuation	$720,000	$-	$-
	Annual cash incentive	540,000	-	-
	Value of unvested stock options[2]	41,504	41,504	41,504
	Value of unvested RSUs[3]	497,915	833,554	833,554
	Health benefit[4]	16,818	-	-

	Total estimated value	$1,816,238	$875,058	$875,058

[1]

Equity awards granted in fiscal years 2015 and later are subject to a “double trigger.” Amounts presented assume such awards were not continued or assumed by a public company in an equitable manner (with or without a termination), or were so continued or assumed followed by a qualifying termination (without cause or for good reason) within one year following the change in control. Because no portion of the A25 Performance Stock Units met market price conditions as of December 31, 2022, the amounts in this column do not reflect any value for such units. Values of performance-based restricted stock units assume vesting at 100% of target. In the event of a qualifying termination in connection with a change in control, base salary continuation, annual cash incentives and health benefits will also be paid under the Severance Agreement, consistent with the column titled “Involuntary termination without cause or voluntary termination for good reason” of this table.

[2]

Based on a Company stock price of $52.79 as of December 31, 2022, and the difference between such stock price and the exercise price of unvested options. Pursuant to the terms of the Severance Agreements, stock option awards will continue to vest over 12 months following a termination without cause or for good reason. Accordingly, values for such a termination cannot be determined as of December 31, 2022, and the amounts shown assume a stock price of $52.79 on each future vesting date.

[3]

Based on a Company stock price of $52.79 as of December 31, 2022. Pursuant to the terms of the Severance Agreements, restricted stock awards will continue to vest over 12 months following a termination without cause or for good reason. Accordingly, values for such a termination cannot be determined as of December 31, 2022, and the amounts shown assume a stock price of $52.79 on each future vesting date. In addition, in the case of retirement, performance-based restricted stock units will vest at the end of the performance period based on actual performance, or upon death, if earlier, at the target level. Accordingly, values of performance-based restricted stock units at retirement cannot be determined as of December 31, 2022, and the amounts shown assume vesting at target and a stock price of $52.79 on the vesting date. Because no portion of the A25 Performance Stock Units met market price conditions as of December 31, 2022, the amounts in this row do not reflect any value for such units.

[4]

Amounts in this row consist of projected premiums for health benefit coverage, reduced by the amount of projected employee premiums, during the coverage continuation period for each named executive officer.

Compensation Committee Interlocks and Insider Participation

During Fiscal Year 2022 and the Transition Quarter, Neil Novich, Alan Gershenhorn, Douglas Young, Robert McLaughlin and Richard Frost served on the Compensation Committee. There are no Compensation Committee interlocks. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

COMPENSATION OF DIRECTORS

Our non-employee director compensation program is composed of the following:

Board Membership	Board Leadership Positions	Committee Membership

Member of the Board: The annual retainer consists of:

●  $90,000 cash; and

●  an annual stock award valued at approximately $130,000 that fully vests on the first anniversary of the grant date but does not settle until the date of the director’s termination of service on the Board, except that directors holding common stock and outstanding vested equity awards with a total fair value that is greater than or equal to five times the annual cash retainer may elect to have future grants settle simultaneously with vesting.

Chair of the Board: Annual cash retainer of $100,000 per year.

Lead Independent Director: Annual cash retainer of $25,000 per year.

Chair of the Audit Committee: Annual cash retainer of $25,000 per year.

Chair of the Compensation Committee: Annual cash retainer of $17,500 per year.

Chair of the N&G Committee: Annual cash retainer of $15,000 per year.

Member of the Audit Committee: Annual cash compensation of $10,000 per year.

Member of the Compensation Committee: Annual cash compensation of $10,000 per year.

Member of the N&G Committee: Annual cash compensation of $7,500 per year.

The retainer amounts set forth above were effective February 18, 2022 and were set by the Compensation Committee after a review with its consultant FW Cook of current market practices for similarly situated companies.

We also reimburse members of our Board for any out-of-pocket expenses they incur in connection with services provided as directors. Directors who are employees of the Company do not receive compensation for their services as directors. Employee compensation for Mr. Francis is set forth in the Summary Compensation Table above.

The following table summarizes the compensation earned by our non-employee directors who served during Fiscal Year 2022:

FISCAL YEAR 2022 DIRECTOR COMPENSATION
Name	Fees earned or paid in cash[1] ($)	Stock awards[2] ($)	Total ($)

Carl T. Berquist[3]	$109,203	$129,992	$239,195

Barbara G. Fast	107,500	129,992	237,492

Richard W. Frost	107,167	129,992	237,159

Alan Gershenhorn	121,833	129,992	251,825

Melanie M. Hart	25,000	57,018	82,018

Philip W. Knisely[4]	190,000	129,992	319,992

Robert M. McLaughlin	125,463	129,992	255,455

Earl Newsome, Jr.	97,500	129,992	227,492

Neil S. Novich	116,833	129,992	246,825

Stuart A. Randle[5]	122,500	129,992	252,492

Nathan K. Sleeper	90,000	129,992	219,992

Douglas L. Young	109,667	129,992	239,659

[1]

These amounts reflect the directors’ annual retainer, additional retainers for service as the Chair, Lead Independent Director, Chairs of committees or service on committees, as applicable and described in more detail above, as well as fees for certain special committee assignments and meetings. Ms. Mason joined the Board in March 2023, and, therefore, did not receive any compensation during Fiscal Year 2022 and is not presented in the table above.

[2]

These amounts reflect the total estimated grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. For additional information regarding assumptions underlying the valuation of stock awards, please refer to Notes 2 and 7 of our audited financial statements included in our Annual Report on Form 10-K for Fiscal Year 2022.

[3]	Mr. Berquist served on the Board until his resignation, effective March 15, 2023.
[4]	Chair of the Board.
[5]	Lead Independent Director.

The following table summarizes the compensation earned by our non-employee directors who served during the Transition Quarter:

TRANSITION QUARTER DIRECTOR COMPENSATION
Name	Fees earned or paid in cash[1] ($)	Stock awards ($)	Total ($)

Carl T. Berquist[2]	$31,250	$—	$31,250

Barbara G. Fast	26,875	—	26,875

Richard W. Frost	18,542	—	18,542

Alan Gershenhorn	37,083	—	37,083

Philip W. Knisely	47,500	—	47,500

Robert M. McLaughlin	26,875	—	26,875

Earl Newsome, Jr.	24,375	—	24,375

Neil S. Novich	28,125	—	28,125

Stuart A. Randle	30,625	—	30,625

Nathan K. Sleeper	22,500	—	22,500

Douglas L. Young	26,875	—	26,875

[1]

These amounts reflect the directors’ prorated annual retainer, additional prorated retainers for service as the Chair, Lead Independent Director, Chairs of committees or service on committees, as applicable and described in more detail above, as well as fees for certain special committee assignments and meetings. Ms. Hart joined the Board in October 2022 and Ms. Mason joined the Board in March 2023, and, therefore, neither received any compensation during the Transition Quarter and are not presented in the above table.

[2]	Mr. Berquist served on the Board until his resignation, effective March 15, 2023.

As of December 31, 2022, stock awards outstanding for each director then serving included the following:

Name[1]	Stock awards outstanding (#)

Carl T. Berquist[2]	18,224

Barbara G. Fast	13,389

Richard W. Frost	29,063

Alan Gershenhorn	18,301

Melanie M. Hart	1,042

Philip W. Knisely	19,830

Robert M. McLaughlin	7,972

Earl Newsome, Jr.	4,751

Neil S. Novich	22,575

Stuart A. Randle	18,693

Nathan K. Sleeper	14,204

Douglas L. Young	23,659

[1]	Ms. Mason joined the Board in March 2023, and, therefore, is not presented in the above table.
[2]	Mr. Berquist served on the Board until his resignation, effective March 15, 2023.

No non-employee director had outstanding stock options at December 31, 2022.

Our non-employee directors are subject to stock ownership guidelines that require directors to hold common stock and outstanding vested equity awards (consisting of restricted stock units not subject to forfeiture which settle upon retirement and excluding unvested options, if any) with a total fair value greater than or equal to five times the annual cash retainer. As of March 22, 2023, our directors held the following multiples of the annual retainer (rounded to the nearest decimal):

Multiple of Annual Retainer
Name	Current Ownership[1]	Guideline
Barbara G. Fast	8.5 x	5x
Richard W. Frost	41.3 x	5x
Alan Gershenhorn	13.3x	5x
Melanie M. Hart	0.0x	5x
Philip W. Knisely	16.3x	5x
Racquel H. Mason	0.0x	5x
Robert M. McLaughlin	19.7x	5x
Earl Newsome, Jr.	3.0x	5x
Neil S. Novich	26.3x	5x
Stuart A. Randle	30.1x	5x
Nathan K. Sleeper	9.0x	5x
Douglas L. Young	24.1x	5x

[1]	Ms. Hart joined the Board in October 2022, Ms. Mason joined the Board in March 2023 and Mr. Newsome joined the Board in March 2021.

Once a director has obtained the required ownership level, such director may elect for his or her vested restricted stock units to be settled prior to termination of his or her service on the Board.

In addition, pursuant to the Company’s Insider Trading Policy (available on the “Investor Relations” page at www.becn.com), Company directors, officers, employees and members of their households may not enter into hedging transactions or similar arrangements with respect to Company securities, including forward sale or purchase contracts, equity swaps or collars, nor may they hold Company securities in a margin account or pledge Company stock as collateral for a loan.

OTHER COMPENSATION INFORMATION

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the ratio of the annual total compensation of Mr. Francis, our Chief Executive Officer, to the median employee’s annual total compensation. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Identification of Median Employee

We selected October 1, 2022 as the date on which to determine our median employee. In previous years, we used December 31 as the date to determine the median employee. We made the change to an earlier date to simplify the determination due to the addition of employees as the result of an acquisition during the fourth quarter of Fiscal Year 2022. For purposes of identifying the median employee, we considered all 7,128 U.S. employees, excluding the Chief Executive Officer, at October 1, 2022. We selected gross earnings (which we define as all earnings before pre-tax payroll deductions) as it represents a broad and comprehensive measure of all compensation delivered to our U.S. employees and is readily available. In addition, we measured compensation for purposes of determining the median employee using the twelve-month period ending December 31, 2022. Relying on the de minimis exemption under the rules, we excluded all non-U.S. employees (all located in Canada) who in the aggregate comprised less than 5% of our total employees. As of October 1, 2022, the total number of U.S. employees was 7,129 (including Mr. Francis) and our total number of non-U.S. employees was 257.

Ratio

Mr. Francis’s annual total compensation, as reported in the 2022 Summary Compensation Table, was $5,915,125. The median employee’s Fiscal Year 2022 annual total compensation that would be reportable in the Summary Compensation Table was $66,024. Based on this information, the ratio of the annual total compensation of Mr. Francis to the annual total compensation of our median employee is 90 to 1.

Pay-Versus-Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following disclosure about the relationships between executive compensation actually paid (as defined by SEC rules) and our financial performance.
In determining the compensation actually paid to our NEOs, as required pursuant to SEC rules, we are required to make various adjustments to the amounts provided in the “Summary Compensation Table” provided elsewhere in this Proxy Statement (as described in further detail in the footnotes to the table below). The “Summary Compensation Table” and the compensatio
n ac
tually paid amounts
do
not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable years, but rather are amounts determined in accordance with Item 401(v) of Regulation
S-K.
For information regarding the decisions made by the Compensation Committee with respect to compensation, please see the “Compensation Discussion & Analysis” provided elsewhere in this Proxy Statement.
In accordance with the SEC’s rules, the following table sets forth the required disclosure for our principal executive officer, the Chief Exec uti
ve Officer, and our average NEOs (excluding the Chief Executive Officer) for Fiscal Year 2022, the Transition Quarter and the fiscal years ended September 30, 2021 and 2020.

PAY-VERSUS-PERFORMANCE TABLE

					Value of Initial Fixed $100 Investment Based on:
Reporting Period	Summary compensation table total for CEO ($) (1)	Compensation actually paid to CEO ($) (2)	Average summary compensation table total for non-CEO NEOs ($) (3)	Average compensation actually paid to non-CEO NEOs ($) (4)	BECN total shareholder return ($) (5)	Peer group total shareholder return ($) (6)	Net income (loss) (in millions) ($) (7)	AEBITDA (in millions) ($) (8)

2022	$5,915,125	$5,504,539	$2,501,612	$2,305,524	$157	$189	$458.4	$910.0

Transition Quarter	229,488	2,946,598	171,050	610,666	171	198	68.0	174.1

2021	5,661,918	11,751,193	1,709,769	2,710,082	142	170	(45.5)	654.7

2020	4,105,918	3,772,478	1,327,055	1,380,260	93	124	(80.9)	398.6

(1)	Reflects compensation amounts reported in the “Summary Compensation Table” for our Chief Executive Officer, Mr. Francis.

(2)
Compensation actually paid (as defined by SEC rules) to our Chief Executive Officer for each period presented reflects the amount set forth in column (1), adjusted as set forth below in the Reconciliation of Compensation Actually Paid Table. Fair value or change in fair value, as applicable, of equity awards included in the compensation actually paid to our Chief Executive Officer are estimated using assumptions and methodologies substantially consistent with those used at grant. These are consistent with the principles in ASC 718 and described further in our Annual Report on Form
10-K.

(3)	Reflects the average compensation amounts reported in the “Summary Compensation Table” for our NEOs (excluding the Chief Executive Officer), which included the following executive officers:
●	2022: Frank A. Lonegro, Jonathan S. Bennett, Sean M. McDevitt and C. Munroe Best III
●	Transition Quarter: Frank A. Lonegro, Jonathan S. Bennett, Sean M. McDevitt and C. Munroe Best III
●	2021: Frank A. Lonegro, Jonathan S. Bennett, C. Munroe Best III and Jason L. Taylor
●	2020: Frank A. Lonegro, C. Eric Swank, Christopher A. Harrison, Ross D. Cooper and Joseph M. Nowicki

(4)
Average compensation actually paid (as defined by SEC rules) to our NEOs (except the Chief Executive Officer) for each period presented reflects the amount set forth in column (3), adjusted as set forth below in the Reconciliation of Compensation Actually Paid Table. Fair value or change in fair value, as applicable, of equity awards included in the average compensation actually paid to our NEOs (except the Chief Executive Officer) are estimated using assumptions and methodologies substantially consistent with those used at grant. These are consistent with the principles in ASC 718 and described further in our Annual Report on Form
10-K.

(5)
Reflects the total shareholder return (“
TSR
”) of a $100 investment in the Company from the beginning of fiscal year 2020 (October 1, 2019) through each of Fiscal Year 2022, the Transition Quarter and the fiscal years ended September 30, 2021 and 2020. TSR includes share price appreciation and assumes dividend reinvestment.

(6)
Reflects the TSR of a $100 investment in the S&P 1500 Trading Companies & Distributors Index (the same index as reported in the Company’s Form
10-K
filed with the SEC on February 24, 2023) from the beginning of fiscal year 2020 through each of Fiscal Year 2022, the Transition Quarter and the fiscal years ended September 30, 2021 and 2020. TSR includes share price appreciation and assumes dividend reinvestment.

(7)
Reflects “Net income (loss)” in the Company’s Consolidated Statements of Operations for the fiscal year ended December 31, 2022, the Transition Quarter, and the fiscal years ended September 30, 2021 and 2020. On February 10, 2021, the Company completed the sale of its interior products and insulation business (“
Interior Products
”), which is reflected as discontinued operations for the Transition Quarter and the fiscal years ended September 30, 2021 and 2020. The sale of Interior Products resulted in a loss on sale in the fiscal year ended September 30, 2021 of $360.6 million. As a supplemental measure, net income from continuing operations for the Transition Quarter and the fiscal years ended September 30, 2021 and 2020 was $68.1 million, $221.2 million and $81.3 million, respectively. The Company uses net income (loss) from continuing operations as the most directly comparable GAAP financial measure in calculating AEBITDA.

(8)
The Company-selected measure is AEBITDA, which is a
non-GAAP
financial metric. See
Appendix A
for a reconciliation to net income (loss) from continuing operations, the most directly comparable GAAP financial measure.

Reconciliation of Compensation Actually Paid Table
The following table details the applicable adjustments that were made to determine compensation actually paid (all amou nt
s are averages for the NEOs other than the Chief Executive Officer):

Reporting Period	Reported Summary Compensation Table Total ($)	Deduct: Reported value of equity awards ($) (a)	Add: Equity award adjustments ($) (b)	Deduct: Reported change in the actuarial present value of pension benefits ($) (c)	Add: Pension benefit adjustments ($) (c)	Compensation actually paid ($)
Chief Executive Officer
2022	$5,915,125	$(3,279,049)	$2,868,463	$—	$—	$5,504,539
Transition Quarter	229,488	—	2,717,110	—	—	2,946,598
2021	5,661,918	(3,050,029)	9,139,304	—	—	11,751,193
2020	4,105,918	(2,400,012)	2,066,572	—	—	3,772,478
Named Executive Officers (except the Chief Executive Officer)
2022	$2,501,612	$(1,091,516)	$895,427	$—	$—	$2,305,524
Transition Quarter	171,050	—	439,617	—	—	610,666
2021	1,709,769	(739,996)	1,740,308	—	—	2,710,082
2020	1,327,055	(666,006)	719,211	—	—	1,380,260

(a)
The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock awards” and “Option awards” columns of the Summary Compensation Table for each applicable period.

(b)
The equity award adjustments for each applicable period include the addition (or subtraction, as applicable) of the following (all amounts are averages for the NEOs other than the Chief Executive Officer):

Reporting Period	Period-end fair value of equity awards granted during the period ($)	Period-over- period change in fair value of outstanding and unvested equity awards ($)	Fair value as of vesting date of equity awards granted and vested in the period ($)	Period-over- period change in fair value of equity awards granted in prior periods that vested in the period ($)	Fair value at the end of the prior period of equity awards that failed to meet vesting conditions in the period ($)	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation ($)	Total equity award adjustments ($)
Chief Executive Officer
2022	$3,233,102	$(533,923)	$—	$169,284	$—	$—	$2,868,463
Transition Quarter	—	2,227,967	—	489,143	—	—	2,717,110
2021	6,141,707	2,635,531	—	362,066	—	—	9,139,304
2020	2,222,084	(181,404)	—	25,892	—	—	2,066,572
Named Executive Officers (except the Chief Executive Officer)
2022	$980,055	$(126,063)	$—	$41,435	$—	$—	$895,427
Transition Quarter	—	388,104	—	51,513	—	—	439,617
2021	1,135,173	407,610	—	197,525	—	—	1,740,308
2020	762,399	(26,670)	—	9,504	(26,022)	—	719,211

(c)
In the periods presented and consistent with the “Summary Compensation Table”, the Company did not have: (i) a change in the actuarial present value of the accumulated benefit under any defined benefit or actuarial pension plans or (ii) any service cost or prior service cost related to any defined benefit or actuarial pension plans.

Relationship Between Pay and Performance
As described in greater detail in “Compensation Discussion & Analysis” beginning on page 37, our approach to executive compensation is designed to directly link pay to performance. Below are graphs showing the relationship of “compensation actually paid” (as defined by the SEC) and other information contained in the pay-versus-performance
table:
Relationship Between Compensation Actually Paid and Cumulative Company TSR
:

For 2021, compensation actually paid was higher than other years due in most part to an increase in the estimated payout of the unvested performance-based restricted stock unit awards as a result of actual Company performance, and to a lesser degree due to the increase of the Company’s stock price and the revaluation of the unvested stock options.
Relationship Between Cumulative Company TSR and Cumulative S&P 1500 Trading Companies
 & Distributors Index TSR
: The following graph compares the cumulative TSR on the Company’s common stock (based on market prices) for the last three fiscal years (plus the Transition Quarter) with the cumulative TSR on the S&P 1500 Trading Companies & Distributors Index, assuming a hypothetical $100 investment in each on September 30, 2019 and the re-investment
of all dividends. The closing price of our common stock on September 30, 2019, was $33.50 and on December 31, 2022, was $52.79.

Relationship Between Compensation Actually Paid and Company Net Income
:

Relationship Between Compensation Actually Paid and Company AEBITDA
:

Most Important Performance Measures
For Fiscal Year 2022 and the Transition Quarter, the Compensation Committee identified the follo wing
as its “most important” financial performance measures for the purpose of linking executive compensation actually paid to our NEOs to the Company’s performance.

Measures

AEBITDA

Operating Working Capital as a Percentage of Sales

AEBITDA Margin Percentage

Daily Average Organic Net Sales Growth

STOCK OWNERSHIP

The following table shows information regarding the beneficial ownership of our common stock and our Preferred Stock for the following:

•	Each stockholder known by us to beneficially own more than 5% of our common stock or our Preferred Stock;

•	Each of our directors;

•	Each executive officer named in the Summary Compensation Table in “Executive Compensation;” and

•	All directors and executive officers as a group.

	Common stock beneficially owned[1]		Preferred stock beneficially owned
Name and address of beneficial owners	Shares	Percent	Shares	Percent
Stockholders owning more than 5% of our common stock:
CD&R Boulder Holdings, L.P.[2]	24,766,703	33.5%	400,000	100.0%
c/o M&C Corporate Services Limited
P.O. Box 309, Ugland House
South Church Street
George Town, Grand Cayman, KY1-1104
Cayman Islands, British West Indies
FMR LLC[3]	6,458,021	10.0%
245 Summer Street
Boston, MA 02210
The Vanguard Group[4]	4,769,046	7.4%
100 Vanguard Boulevard
Malvern, PA 19355
Dimensional Fund Advisors LP5	4,007,382	6.2%
6300 Bee Cave Road
Building One
Austin, TX 78746
American Century Investment Management, Inc.[6]	3,993,695	6.2%
4500 Main Street 9th Floor
Kansas City, Missouri 64111
BlackRock, Inc.[7]	3,544,910	5.5%
55 East 52nd Street
New York, NY 10055
T. Rowe Price Investment Management, Inc.[8]	3,491,132	5.4%
101 E. Pratt Street
Baltimore, MD 21201

	Common stock beneficially owned[1]		Preferred stock beneficially owned
Name and address of beneficial owners	Shares	Percent	Shares	Percent
Directors and named executive officers:
Julian G. Francis[9]	211,682	*
Frank A. Lonegro[10]	103,887	*
Jonathan S. Bennett[11]	4,881	*
Sean M. McDevitt [12]	1,022	*
C. Munroe Best III [13]	115,928	*
Barbara G. Fast[14]	13,389	*
Richard W. Frost[15]	65,238	*
Alan Gershenhorn[16]	21,054	*
Melanie M. Hart[17]	-	*
Philip W. Knisely[18]	25,830	*
Racquel H. Mason	-	*
Robert M. McLaughlin[19]	31,224	*
Earl Newsome, Jr.[20]	4,751	*
Neil S. Novich[21]	41,559	*
Stuart A. Randle[22]	47,527	*
Nathan K. Sleeper[23]	14,204	*
Douglas L. Young[24]	38,159	*
All directors and executive officers as a group (22 persons):	867,778	1.3%

*	Less than 1%.

[1]

Except as noted otherwise, information concerning beneficial ownership of shares is as of March 22, 2023, including the percentage of shares beneficially owned which is based on 64,328,029 shares of common stock outstanding as of March 22, 2023. Amounts include the number of shares beneficially owned as of that date, as well as the number of shares that such person has the right to acquire beneficial ownership of within 60 days thereafter. In addition, except as noted otherwise, all persons named as beneficial owners have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

[2]

Based on share information for CD&R Boulder Holdings, L.P. (“CD&R Stockholder”) as of October 28, 2022, reported on Schedule 13D/A filed by them on October 31, 2022, as supplemented by subsequent Form 4 filings, CD&R Stockholder is the beneficial owner of 24,766,703 shares of common stock (the “Common Shares”), consisting of 15,072,084 shares of common stock plus 9,694,619 shares of common stock on an as-converted basis (based on the initial conversion price of $41.26, as adjusted), which are issuable upon conversion, at the option of the holder, of the 400,000 shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), that, as of October 28, 2022, were held directly by CD&R Stockholder. CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of CD&R Stockholder, may be deemed to beneficially own the Preferred Stock and Common Shares in which CD&R Stockholder has beneficial ownership. CD&R Holdings GP expressly disclaims beneficial ownership of the shares in which CD&R Stockholder has beneficial ownership. Investment and voting decisions with respect to the Preferred Stock and Common Shares held by CD&R Stockholder or CD&R Holdings GP are made by an investment committee composed of more than ten investment professionals of Clayton, Dubilier & Rice, LLC (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Stockholder. CD&R Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Nathan K. Sleeper, as the directors of CD&R Holdings GP, may be deemed to share beneficial ownership of the Preferred Stock and Common Shares directly held by CD&R Stockholder. Such persons expressly disclaim such beneficial ownership.

[3]

Based on the share information for FMR LLC, as of December 30, 2022, reported on Schedule 13G/A filed by it on February 9, 2023. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Both of the foregoing are named as reporting persons in the Schedule 13G. FMR LLC reported sole voting power with respect to 6,449,772 shares and Ms. Johnson reported sole voting power with respect to none of the shares. FMR LLC and Ms. Johnson reported sole dispositive power with respect to 6,458,021 shares and shared voting and dispositive power with respect to none of the shares.

[4]

Based on the share information for The Vanguard Group as of December 30, 2022, reported on Schedule 13G filed by it on February 9, 2023. The Vanguard Group reported sole voting power with respect to none of the shares, shared voting power with respect to 71,997 shares, sole dispositive power with respect to 4,646,216 shares and shared dispositive power with respect to 122,830 shares.

[5]

Based on the share information for Dimensional Fund Advisors LP as of December 30, 2022, reported on Schedule 13G/A filed by it on February 10, 2023, Dimensional Fund Advisors LP reported sole voting power with respect to 3,937,439 shares, sole dispositive power with respect to 4,007,382 shares and shared voting and dispositive power with respect to none of the shares.

[6]

Based on the share information for American Century Investment Management, Inc. as of December 31, 2022, reported on Schedule 13G/A filed by it on February 8, 2023. American Century Investment Management, Inc., with American Century Companies, Inc. and Stowers Institute for Medical Research, reported sole voting power with respect to 3,897,773 shares, sole dispositive power with respect to 3,993,695 shares and shared voting and dispositive power with respect to none of the shares.

[7]

Based on the share information for BlackRock, Inc. as of December 31, 2022, reported on Schedule 13G/A filed by it on February 1, 2023, BlackRock, Inc. reported sole voting power with respect to 3,473,035 shares, sole dispositive power with respect to 3,544,910 shares and shared voting and dispositive power with respect to none of the shares.

[8]

Based on the share information for T. Rowe Price Investment Management, Inc. as of December 31, 2022, reported on Schedule 13G filed by it on February 14, 2023, T. Rowe Price Investment Management, Inc. reported sole voting power with respect to 1,157,290 shares, sole dispositive power with respect to 3,491,132 shares and shared voting and dispositive power with respect to none of the shares.

[9]

Includes 160,917 shares issuable upon the exercise of vested stock options. Does not include 65,868 stock options, 49,277 restricted stock units with time-based vesting, or 98,555 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

[10]

Includes 57,083 shares issuable upon the exercise of vested stock options and 21,416 restricted stock units with time-based vesting. Does not include 20,777 stock options, 15,781 restricted stock units with time-based vesting, or 42,732 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

[11]

Includes 2,045 shares issuable upon the exercise of vested stock options. Does not include 9,386 stock options, 22,163 restricted stock units with time-based vesting, or 20,022 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

[12]

Includes 1,022 shares issuable upon the exercise of vested stock options. Does not include 4,713 stock options, 3,534 restricted stock units with time-based vesting, or 14,690 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

[13]

Includes 57,745 shares issuable upon the exercise of vested stock options. Does not include 10,490 stock options, 7,667 restricted stock units with time-based vesting, or 26,505 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

[14]	Consists of 13,389 restricted stock units with time-based vesting.

[15]

Includes 24,659 restricted stock units with time-based vesting. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[16]	Includes of 16,097 restricted stock units with time-based vesting.

[17]	Does not include 1,042 unvested restricted stock units with time-based vesting that were granted on October 1, 2022.

[18]

Includes 19,830 restricted stock units with time-based vesting. Does not include 24,766,703 shares of common stock deemed beneficially owned by CD&R Boulder Holdings, L.P. as a result of its ownership of the Preferred Stock and Common Shares. By virtue of the relationship described in footnote (2), Mr. Knisely may be deemed to share beneficial ownership of the shares held by CD&R Boulder Holdings, L.P. Mr. Knisely disclaims such beneficial ownership.

[19]	Includes 5,768 restricted stock units with time-based vesting.

[20]	Consists of 4,751 restricted stock units with time-based vesting.

[21]

Includes 15,967 restricted stock units with time-based vesting. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[22]

Includes 5,811 restricted stock units with time-based vesting. Does not include 10,678 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[23]

Consists of 14,204 restricted stock units with time-based vesting. Does not include 24,766,703 shares of common stock deemed beneficially owned by CD&R Boulder Holdings, L.P. as a result of its ownership of the Preferred Stock and Common Shares. By virtue of the relationship described in footnote (2), Mr. Sleeper may be deemed to share beneficial ownership of the shares held by CD&R Boulder Holdings, L.P. Mr. Sleeper disclaims such beneficial ownership.

[24]	Includes 23,659 restricted stock units with time-based vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022, with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

Plan category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)[2]	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,612,580	$38.73	3,837,472
Equity compensation plans not approved by security holders	—	—	—

[1]	See Notes 2 and 7 to the Consolidated Financial Statements in the Company’s latest Form 10-K for additional information regarding our stock-based compensation plans.

[2]

In addition to options, the amounts shown in column (a) reflect time-based and performance-based restricted stock units. The weighted-average price shown in column (b) does not take restricted stock units into account.

CODE OF ETHICS AND BUSINESS CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Ethics and Business Conduct (the “Code of Ethics”), a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other persons performing similar functions. The Code of Ethics is available on our website at www.becn.com. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Cornerstone

The Company purchases products from Cornerstone Building Brands, Inc. (formerly Ply Gem Industries, Inc.) and its subsidiaries (collectively, “Cornerstone”), the largest manufacturer of exterior building products in North America, servicing commercial, residential and repair and remodel markets. Investment funds managed by Clayton, Dubilier & Rice, LLC indirectly own all the issued and outstanding shares of capital stock of Cornerstone. During the twelve months ending December 31, 2022, Cornerstone invoiced the Company an aggregate of approximately $156.6 million. For the Transition Quarter, Cornerstone invoiced the Company an aggregate of approximately $37.4 million. The Company believes that the terms of the purchases made from Cornerstone were no less favorable to the Company in the aggregate than would otherwise have been obtained from unrelated third parties. The Company’s relationship with Cornerstone predates the CD&R investment in the Company.

Relationship with White Cap

The Company purchases from, and sells products to, White Cap Supply Holdings, LLC, a distributor of specialty concrete and construction products. Investment funds managed by, or affiliated with, Clayton, Dubilier & Rice, LLC own a substantial majority of the capital stock of White Cap. During the twelve months ending December 31, 2022, White Cap invoiced the Company approximately $7.4 thousand and the Company invoiced White Cap approximately $209.9 thousand. For the Transition Quarter, White Cap invoiced the Company approximately $7.0 thousand and the Company invoiced White Cap approximately $38.6 thousand. The Company believes that the terms of the purchases made from and sales to White Cap were no less favorable to the Company in the aggregate than would otherwise have been obtained from unrelated third parties. The Company’s relationship with White Cap and its corporate predecessor predates the CD&R investment in Beacon.

Relationship with CD&R

On August 24, 2017, in connection with the execution of a stock purchase agreement with respect to the acquisition of Allied Building Products Corp. (the “Allied Acquisition”), the Company entered into an investment agreement (the “Investment Agreement”) with CD&R Boulder Holdings, L.P. (the “CD&R Stockholder” and, together with its affiliated funds, the “CD&R Investors”) and Clayton, Dubilier & Rice Fund IX, L.P. for the purchase of shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”). On January 2, 2018, in conjunction with the closing of the Allied Acquisition, CD&R Stockholder purchased 400,000 shares of Preferred Stock with an aggregate liquidation preference of $400.0 million, at a purchase price of $1,000 per share. The Preferred Stock is convertible perpetual participating preferred stock of the Company, with an initial conversion price of $41.26 per share, subject to customary anti-dilution adjustments, and accrues dividends at a rate of 6.0% per annum (payable in cash or in-kind), subject to adjustment to 9.0% per annum on the occurrence of certain triggering events.

Subject to certain limitations, the Company has the option to redeem the outstanding Preferred Stock, in whole or in part (though no less than one third of the Preferred Stock originally issued), for an aggregate redemption price equal to two times the liquidation value of the shares being redeemed plus any accrued dividends. In the event of a change of control of the Company, each holder of the Preferred Stock will have the option to require the Company to purchase all or any portion of its shares at a price per share equal to the liquidation value of such shares plus any accrued dividends.

Holders of the Preferred Stock are generally entitled to vote with holders of shares of the Company’s common stock on all matters submitted for a stockholder vote (voting together with holders of shares of the Company’s common stock as one class) and will be entitled to a number of votes equal to the number of votes to which shares of the Company’s common stock issuable upon conversion of such Preferred Stock would have been entitled. Additionally, certain matters will require the approval of the holders of a majority of the outstanding Preferred Stock, voting as a separate class. Holders of the Preferred Stock have agreed to cause the Preferred Stock and common stock beneficially owned to be voted at any meeting of stockholders (i) in favor of each director nominated and recommended by the Board for election and (ii) against any stockholder nominations for director or other stockholder proposals which are not approved and recommended by the Board.

The Investment Agreement provides that the CD&R Investors (i) may designate two directors, for so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing at least 50% of the shares of Preferred Stock initially issued to the CD&R Stockholder at closing, and (ii) may designate one director, for so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing less than 50%, but at least 25%, of such shares so received by the CD&R Stockholder.

For so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing at least 25% of the shares of the Preferred Stock initially issued to the CD&R Stockholder at closing, the CD&R Investors will have customary preemptive rights to participate in future equity and equity-linked issuances by the Company up to the extent necessary to maintain its pro rata ownership percentage in the Company, subject to customary exceptions.

On January 2, 2018, pursuant to the Investment Agreement, the Company entered into a registration rights agreement with the CD&R Stockholder, pursuant to which the Company agreed to file a resale shelf registration statement for the benefit of the CD&R Stockholder and its permitted transferees (collectively, the “CD&R Stockholders”) upon the request of the CD&R Stockholder, and pursuant to which the CD&R Stockholders may make up to four requests that the Company conduct an underwritten offering of, or register, shares of the Company’s common stock received upon conversion of the Preferred Stock held by the CD&R Stockholders. The CD&R Stockholders also have customary piggyback registration rights and may request that the Company include their registrable securities in certain future registration statements or offerings of common stock by the Company. These registration rights will terminate when the CD&R Stockholders no longer own any registrable securities or Preferred Stock.

Best Leases

C. Munroe Best III is a trustee for a trust which owns a minority stake in M. Best & Sons, an entity controlled by members of Mr. Best’s family. The Company currently leases seven buildings from M. Best & Sons for approximately $1.59 million for the twelve months ending December 31, 2022. For the Transition Quarter, the Company leased seven buildings from M. Best & Sons for approximately $384,194. The original lease relationships predate Beacon’s acquisition of Best Distributing in 2000 and were not related party transactions with respect to Beacon at the time. The Company believes that the current terms of these leases approximate those the Company would negotiate in arms-length transactions with unrelated third parties.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our stockholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the SEC.

Based solely on our review of the copies of these forms as filed or representations from certain reporting persons that no forms were required to be filed, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them under Section 16(a) with respect to Fiscal Year 2022 and the Transition Quarter, except that Jason L. Taylor filed a late Form 4, reporting an option exercise.

SUBMISSION OF STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

To be considered for inclusion in the Proxy Statement and form of proxy and acted upon at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), proposals by stockholders for business other than director nominations must be submitted in writing not less than 120 calendar days prior to the anniversary of the date this 2023 Proxy Statement was first sent to stockholders (on or before December 7, 2023) and must comply with the other requirements of SEC Rule 14a-8. We will deem stockholder proposals in compliance with SEC Rule 14a-8 to comply with our advance notice requirements set forth in our By-Laws discussed below.

Pursuant to our By-Laws, if you wish to submit a stockholder proposal or nominate a director at our annual meeting of stockholders, you must do so no earlier than the 120th day, and not later than the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders (for the 2024 Annual Meeting, these dates would be February 17, 2024 and January 18, 2024, respectively); provided, however, that in the event that the date of the 2024 Annual Meeting is not scheduled to occur within 30 days of May 17th (the 2023 Annual Meeting date), your advance notice of a stockholder proposal or director nomination must be delivered not earlier than the close of business on the 10th day following the day on which we make a public announcement of the date of the 2024 Annual Meeting. Stockholders are also advised to review our By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations at the annual meetings.

In addition to satisfying the requirements under our By-Laws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than 60 calendar days prior to the first anniversary of this year’s Annual Meeting. If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the first anniversary of this year’s Annual Meeting, the notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. Accordingly, for the 2024 Annual Meeting, you must deliver such notice no later than March 18, 2024.

Nothing in this section shall be deemed to require us to include in our Proxy Statement and proxy relating to an annual meeting any stockholder proposal or director nomination that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

Advance notice of stockholder proposals and director nominations, including those eligible for inclusion in our Proxy Statement and form of proxy relating to the 2024 Annual Meeting, must be received by our Corporate Secretary at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

FORWARD-LOOKING STATEMENTS

The matters discussed in this Proxy Statement that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would,” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should read statements that contain these words carefully, because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information.

We believe that it is important to communicate our future expectations to our investors. However, there are events in the future that we are not able to accurately predict or control. Cautionary language in this Proxy Statement and in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements.

Forward-looking statements speak only as of the date of this Proxy Statement. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this Proxy Statement, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this Proxy Statement or that may be made elsewhere from time to time by or on behalf of us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the 2023 Annual Meeting of Stockholders, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested stockholders upon written request to us.

By Order of the Board of Directors

CHRISTINE S. REDDY, Corporate Secretary
Herndon, Virginia
April 5, 2023

APPENDIX A

Additional Information Regarding Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, including AEBITDA. We define AEBITDA as net income (loss) from continuing operations, excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (including acquisition costs, restructuring costs and COVID-19 impacts).

We use this supplemental non-GAAP measure to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We believe this non-GAAP measure is useful because it permits investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance. We expect to compute such non-GAAP financial measure consistently using the same methods each period.

While we believe that this non-GAAP measure is useful to investors when evaluating our business, it is not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. This non-GAAP measure should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of net income (loss) from continuing operations, the most directly comparable financial measure as measured in accordance with GAAP, to AEBITDA for each of the periods indicated (in millions):

					Year Ended		Year Ended September 30,
	2022 Fiscal Year		Transition Quarter		December 31, 2021		2021		2020
Net income (loss) from continuing operations	$	458.4	$	68.1	$	241.9	$	221.2	$	(81.3)
Interest expense, net		86.3		17.0		86.7		101.0		138.4
Income taxes		161.3		20.9		80.5		77.3		(27.0)
Depreciation and amortization		159.2		38.7		161.5		162.2		320.0
Stock-based compensation		27.6		2.8		17.4		18.4		16.0
Acquisition costs[1]		6.3		0.4		2.6		3.3		4.5
Restructuring costs[1]		8.9		25.2		93.0		69.7		23.8
COVID-19 impacts[1]		2.0		1.0		2.3		1.6		4.2

AEBITDA	$	910.0	$	174.1	$	685.9	$	654.7	$	398.6

Net sales	$	8,429.7	$	1,754.9	$	6,820.4	$	6,642.0	$	5,916.7

Net income (loss) as % of net sales		5.4%		3.9%		3.5%		3.3%		(1.4)%
AEBITDA as % of net sales		10.8%		9.9%		10.1%		9.9%		6.7%

1.

Amounts represent adjusting items included in selling, general and administrative expense and other income (expense); remaining adjusting item balances are embedded within the other line item balances reported in this table.

ANNEX A

Beacon’s 2023 Employee Stock Purchase Plan

Beacon Roofing Supply, Inc.

2023 Employee Stock Purchase Plan

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1      ESTABLISHMENT. The Beacon Roofing Supply, Inc. 2023 Employee Stock Purchase Plan (the “Plan”) is established effective as of the date of approval of this Plan by the stockholders of the Company (the “Effective Date”). The Plan consists of two components, (i) a Section 423 Component that is intended to qualify as an “employee stock purchase plan” under Section 423, and which shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 and (ii) a Canada Non-Section 423 Component. The Canada Non-Section 423 Component is not intended to qualify under Section 423, and Purchase Rights shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Plan Administrator and designed to achieve tax, securities laws or other compliance objectives for Eligible Employees of a Participating Company in Canada. Except as otherwise determined by the Plan Administrator or as provided in the Plan, the Canada Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component subject to compliance with Applicable Law. Offerings intended to be made under the Canada Non-Section 423 Component will be designated by the Plan Administrator at or prior to the time of such Offering, which may be, but shall not be required to be, simultaneous with an Offering under the Section 423 Component.

1.2      PURPOSE. The purpose of the Plan is to provide Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock.

1.3      TERM OF PLAN. The Plan shall continue in effect until the earlier of its termination by the Board or the ten (10) year anniversary of the Effective Date.

2.	DEFINITIONS AND CONSTRUCTION.

2.1      DEFINITIONS. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)      “Applicable Law” means (i) United States federal and state securities, tax and other applicable laws, regulations and rules, including, without limitation, the Code, the Exchange Act and the Securities Act, (ii) applicable laws, regulations and rules of Canada and any province or territory where Purchase Rights are granted to Eligible Employees under the Canada Non-Section 423 Component, and (iii) applicable rules of any stock exchange or quotation system on which shares of Stock are listed or quoted.

(b)      “Board” means the Board of Directors of the Company.

(c)      “Canada Non-Section 423 Component” means the portion of the Plan and those Offerings that are not intended to meet the requirements of Section 423, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Plan Administrator as part of such portion of the Plan.

(d)      “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(e)      “Committee” means the Compensation Committee of the Board.

(f)      “Company” means Beacon Roofing Supply, Inc., a Delaware corporation, or any successor corporation thereto.

(g)      “Compensation” means, with respect to any Offering Period, a Participant’s annual base salary and overtime payable in cash during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company and, with respect to the Section 423 Component, described in Section 401(k) or Section 125 of the Code. Compensation shall not include commissions, bonuses, reimbursements of expenses, allowances, short-term disability, long-term disability, workers’ compensation or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other equity, stock purchase or stock option plan.

(h)      “Delegate” means any brokerage firm, bank or other financial institution, entity, or management Employee engaged, retained, appointed or authorized by the Committee to act or render services with respect to the Plan.

(i)      “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan. For the avoidance of doubt, only Employees of Participating Companies formed under United States law and employed in the United States may participate in the Section 423 Component.

(j)      “Employee” means an individual who renders services to a Participating Company in the status of an employee including union employees covered by a collective bargaining agreement that permits their participation in the Plan; and, with respect to the Section 423 Component, an individual who is an employee of a Participating Company within the meaning of Section 3401(c) of the Code. An individual shall be deemed to have ceased to be an Employee either upon an actual termination of employment with a Participating Company or upon the Participating Company employing the individual ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while such individual is on a military leave, sick leave, disability or other bona fide leave of absence approved by the Company of three (3) months or less (or such longer period as guaranteed by statute or contract). The Plan Administrator shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.

(k)      “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(l)       “Fair Market Value” means, on any Trading Day, the closing price of a share of Stock as quoted on the principal securities exchange on which the Stock is then trading, including, without limitation, the Nasdaq Stock Market stock exchange.

(m)      “Offering” means an offering of Stock as provided in Section 6.

(n)      “Offering Date” means, for any Offering Period, the first Trading Day of such Offering Period.

(o)      “Offering Period” means a period established in accordance with Section 6.

(p)      “Parent Corporation” means any future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(q)      “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(r)      “Participation Agreement” means an agreement in such form as specified by the Plan Administrator, stating an Eligible Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Eligible Employee’s Compensation.

(s)      “Participation Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Plan Administrator shall establish.

(t)      “Participating Company” means the Company or any Parent Corporation or Subsidiary designated by the Plan Administrator as a corporation the Employees of which may, if Eligible Employees, participate in the Plan, such designation to specify whether such participation is in the Section 423 Component or the Canada Non-Section 423 Component (but not both).

(u)      “Participating Company Group” means, at any point in time, the Company and all other Participating Companies.

(v)      “Payday” means the regular and recurring established day for payment of Compensation to an Employee.

(w)      “Plan Administrator” means the Committee and any Delegate.

(x)      “Purchase Date” means, for any Offering Period, the last Trading Day of such Offering Period.

(y)      “Purchase Price” means the price at which a share of Stock is purchased under the Plan as determined in accordance with Section 9.

(z)      “Purchase Right” means a right granted to a Participant pursuant to the Plan to purchase shares of Stock with respect to an Offering Period as provided in Section 8.

(aa)      “Section 423” means Section 423 of the Code.

(bb)      “Section 423 Component” means the portion of the Plan and those Offerings under the Plan that are intended to meet the requirements of Section 423 including, without limitation, Code Section 423(b).

(cc)      “Securities Act” means the Securities Act of 1933, as amended.

(dd)      “Stock” means the common stock, par value $0.01 per share, of the Company, as adjusted from time to time in accordance with Section 4.2.

(ee)      “Subsidiary” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code; provided, however, that a limited liability company may also be a “Subsidiary” if (i) such limited liability company is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such limited liability company, or (ii) such limited liability company is classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such limited liability company would otherwise qualify as a “subsidiary corporation” as defined in Section 424(f) of the Code. Notwithstanding the foregoing, with respect to the Canada Non-Section 423 Component, the term “Subsidiary” shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity ownership interest.

(ff)      “Trading Day” means any day on which the national stock exchange upon which the Stock is listed is open for trading.

2.2      CONSTRUCTION. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1      ADMINISTRATION; SECTION 423 RIGHTS AND PRIVILEGES. The Plan shall be administered by the Plan Administrator. All questions of interpretation of the Plan, of any form of agreement or other document employed in the administration of the Plan, or of any Purchase Right shall be determined by the Plan Administrator (with the Committee having ultimate authority in the case of any conflict between the Committee and any Delegate) and shall be final, binding and conclusive upon all Employees, Participants and other persons having an interest in the Plan or the Purchase Right. Subject to the provisions of the Plan, the Plan Administrator shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Section 423 Component shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Subsidiaries formed under the laws of Canada may only become Participating Companies in the Canada Non-Section 423 Component. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2      POWER AND AUTHORITY OF PLAN ADMINISTRATOR. In furtherance of the provisions of Section 3.1, the Plan Administrator shall have the power and authority to conduct the administration of the Plan in accordance with the provisions of the Plan including, without limitation but subject to compliance with Applicable Law including Section 423 with respect to the Section 423 Component, the following:

(a)      To construe and interpret the Plan (including, without limitation, the Section 423 Component and the Canada Non-Section 423 Component), the terms of any Offering, and the terms of any Purchase Right.

(b)      To designate from time to time the Subsidiaries (and, if applicable, Parent Corporation) that shall be Participating Companies.

(c)      To establish and terminate Offerings and Offering Periods.

(d)      To determine how and when Purchase Rights shall be granted, and the provisions of each Offering, which need not be identical.

(e)      To correct any defect, omission or inconsistency in the Plan or in any Participation Agreement.

(f)      To exercise such powers and to perform such acts as the Plan Administrator determines necessary or proper to carry out the intent of the Plan including, without limitation, that the Section 423 Component be treated as an “employee stock purchase plan” within the meaning of Section 423.

(g)      To adopt, amend, terminate and administer, sub-plans and appendices applicable to certain Participating Companies, which sub-plans and appendices shall be designed to be part of the Canada Non-Section 423 Component.

(h)      To employ third parties including, without limitation, consultants, brokers and third-party administrators to assist in the administration of the Plan.

3.3      RULES, POLICIES AND PROCEDURES. In furtherance of the provisions of Sections 3.1 and 3.2, the Plan Administrator may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code with respect to the Section 423 Component, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Plan Administrator, in its sole discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes in the rate of payroll deduction during an Offering, (c) with respect to the Canada Non-Section 423 Component, an exchange ratio applicable to amounts withheld in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for any delay or mistake in processing a Participation Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable for the Section 423 Component to comply with the requirements of Section 423, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.

4.	SHARES SUBJECT TO THE PLAN.

4.1       NUMBER OF SHARES ISSUABLE. Subject to adjustment as provided in Section 4.2, the aggregate number of shares of Stock that may be issued to Participants under the Plan shall be one million (1,000,000) shares of Stock, all of which may be issued under the Section 423 Component. Such shares of Stock may be newly issued shares, treasury shares or shares acquired in the open market.

4.2      ADJUSTMENTS FOR CHANGES IN CAPITALIZATION. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments shall be made in the number and class of shares subject to the Plan and each Purchase Right and in the Purchase Price. If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to a Transfer of Control) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion.

Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5.	ELIGIBILITY.

5.1      EMPLOYEES ELIGIBLE TO PARTICIPATE. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:

(a)      Any Employee who has been employed by the Participating Company Group for less than ninety (90) full calendar days;

(b)      Any Employee whose customary employment is twenty (20) hours or less per week; and

(c)      With respect to the Canada Non-Section 423 Component, any Employee who is employed by a Subsidiary organized under the laws of Canada if the grant of the Purchase Right is prohibited under the Applicable Law of Canada governing such Employee.

5.2      EXCLUSION OF CERTAIN EMPLOYEE STOCKHOLDERS. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted a Purchase Right under the Plan if, immediately after such grant, such Employee would own or hold options to purchase stock of the Company or of any Parent Corporation or Subsidiary possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such entities, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

6.	OFFERINGS.

The Plan shall be implemented by sequential semi-annual Offerings of six (6) months duration or such other duration as the Plan Administrator shall determine. The first Offering Period shall commence on July 1, 2023, or such other date after the Effective Date as determined by the Plan Administrator and shall have a term of six (6) months. Subsequent Offering Periods shall commence on or about January 1, and July 1, of each year and end on the last day of each such six-month period, respectively. Notwithstanding the foregoing, the Board may establish a different term for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period for the Section 423 Component may exceed a term of twenty-seven (27) months. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided the terms of the Offering thereunder comply with the requirements of Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

7.	PARTICIPATION IN THE PLAN.

7.1      INITIAL PARTICIPATION. An Eligible Employee may become a Participant for the next Offering Period by executing and delivering a properly completed Participation Agreement to the Plan Administrator or other person designated by the Plan Administrator not later than the Participation Date for such Offering Period. An Eligible Employee who does not deliver a properly completed and executed Participation Agreement on or before the Participation Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Eligible Employee subsequently delivers a properly completed and executed Participation Agreement on or before the Participation Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period, provided such Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period, by complying with the requirements of this Section 7.1.To the extent permitted by Applicable Law and by the Plan Administrator, an Eligible Employee may submit any Participation Agreement, and any other required form or notice under the Plan, by means of an electronic form approved by the Plan Administrator.

7.2      CONTINUED PARTICIPATION. A Participant shall automatically participate in the next Offering Period commencing immediately after the Purchase Date of each Offering Period in which the Participant participates provided that such Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1 or (b) terminated employment as provided in Section 13.

A Participant who automatically participates in a subsequent Offering Period, as provided in this Section 7.2, is not required to execute and deliver any additional Participation Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may execute and deliver a new Participation Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Participation Agreement. Eligible Employees may not participate simultaneously in more than one Offering Period if the Company establishes concurrent Offering Periods.

8.	RIGHT TO PURCHASE SHARES.

8.1      GRANT OF PURCHASE RIGHT. Except as set forth below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of a right to purchase that number of whole shares of Stock determined by dividing the amount of the Participant’s accumulated payroll deductions as of the Purchase Date by the applicable Purchase Price; provided, however, that the Plan Administrator may set an Offering Period limitation of the Stock that any Participant may purchase on any Purchase Date if communicated to Participants prior to the commencement of an Offering Period, subject to the limitations of this Section 8 and adjustment pursuant to Section 4.2. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.

8.2      PRO RATA ADJUSTMENT OF PURCHASE RIGHT. Notwithstanding the provisions of Section 8.1, if the Plan Administrator establishes an Offering Period of less than or more than six (6) months in duration, the Plan Administrator may adjust the maximum amount of Stock specified in Section 8.1 on a pro rata basis.

8.3      CALENDAR YEAR PURCHASE LIMITATION. Notwithstanding any provision of the Plan to the contrary, no Purchase Right shall entitle a Participant to purchase shares of Stock under the Plan at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right has been outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section 8.3 shall be applied with respect to the Section 423 Component in conformance with Section 423(b)(8) of the Code.

9.	PURCHASE PRICE.

The Purchase Price for an Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date, or (b) the Fair Market Value of a share of Stock on the Purchase Date; provided, however, that the Purchase Price is not less than the $0.01 par value per share of Stock.

10.	ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTIONS.

Unless with respect to the Canada Non-Section 423 Component Applicable Law requires that Participants be permitted to pay for shares of Stock in cash, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right shall be paid for by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1      AMOUNT OF PAYROLL DEDUCTIONS. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each Payday during an Offering Period shall be determined by the Participant’s Participation Agreement. The Participation Agreement shall set forth the amount of the Participant’s Compensation to be deducted on each Payday during an Offering Period in increments of the Participant’s Compensation on such Payday, subject to any Offering Period limitation determined by the Plan Administrator and communicated in advance of the commencement of an Offering Period.

10.2      COMMENCEMENT OF PAYROLL DEDUCTIONS. Payroll deductions shall commence on the first Payday practical following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3      ELECTION TO STOP PAYROLL DEDUCTIONS. During an Offering Period, a Participant may elect to stop deductions from his or her Compensation by delivering to the Company’s payroll office or other designated office a notice to stop deductions (“Stop Notice”). The Stop Notice shall be effective beginning with the first full payroll period after the Stop Notice is received. However, the Plan Administrator may change the effective date of a Stop Notice from time to time. A Participant who elects to stop deductions pursuant to a Stop Notice shall nevertheless remain a Participant in the current Offering Period unless such Participant withdraws from the Plan as provided in Section 12.1.

10.4      PARTICIPANT ACCOUNTS. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions (or if applicable to the Canada Non-Section 423 Component, cash payments by Participants) from a Participant’s Compensation shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

10.5      NO INTEREST PAID. Interest shall not be paid on sums deducted from a Participant’s Compensation (or if applicable to the Canada Non-Section 423 Component, cash payments by Participants) pursuant to the Plan unless, with respect to the Canada Non-Section 423 Component, required by Applicable Law.

11.	PURCHASE OF SHARES.

11.1      EXERCISE OF PURCHASE RIGHT. On each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Offering or the Plan pursuant to Section 12 and whose participation in the Offering has not ended as a result of a termination of employment or eligibility pursuant to Section 13 shall, subject to the limitations set forth in Section 8 and Section 11, automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right.

11.2      LIMIT ON NUMBER OF SHARES PURCHASABLE IN OFFERING PERIOD.

Any provision herein to the contrary notwithstanding, the Plan Administrator may establish, effective for any future Offering Period, a limit on the aggregate number of shares of Stock which may be purchased under the Plan by Participants during such Offering Period.

11.3      PRO RATA ALLOCATION OF SHARES. In the event that the number of shares of Stock which might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1 or the aggregate limit for an Offering Period established by the Plan Administrator pursuant to Section 11.2, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as the Plan Administrator shall determine and, with respect to the Section 423 Component, as shall be compliant with Section 423.

11.4      DELIVERY OF SHARES. As soon as practicable after each Purchase Date, the Company will deliver to each Participant the shares of Stock acquired by the Participant on such Purchase Date. Such shares may be evidenced in such manner as the Plan Administrator may determine and may be issued pursuant to the Company’s book-entry procedures. The Plan Administrator may require that such shares be deposited directly with a broker designated by the Company or to a designated agent of the Company; and the Company may utilize electronic or automated methods of share transfer. The Plan Administrator or the Company may require that shares be retained with such broker or agent until the earlier of a designated period of time or the sale of the shares and may establish procedures to permit tracking of dispositions of shares. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

11.5      RETURN OF CASH BALANCE. Unless otherwise determined by the Plan Administrator in compliance with Applicable Law and communicated in advance of the commencement of an Offering Period, any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, such amount may, as determined by the Plan Administrator, be retained in the Participant’s Plan account to be applied toward the Participant’s purchase of shares of Stock in the subsequent Offering Period.

11.6      TAX WITHHOLDING; NO REPRESENTATIONS REGARDING TAXES. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the foreign, federal, state and local tax withholding obligations of the Participating Company Group, if any, which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. The Participating Company Group may, subject to Applicable Law, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations. Neither the Company, nor the Board nor the Plan Administrator makes any representation as to the tax treatment under Applicable Law relating to a Participant’s participation in the Plan or purchase of shares of Stock pursuant to the Plan.

11.7      EXPIRATION OF PURCHASE RIGHT. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.8      REPORTS TO PARTICIPANTS. Each Participant shall have access to, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated prior to such Purchase Date, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.5.

12.	WITHDRAWAL FROM PLAN.

12.1      VOLUNTARY WITHDRAWAL FROM THE PLAN. A Participant may withdraw from the Plan by signing and delivering to the Plan Administrator a notice of withdrawal on a form provided by the Plan Administrator for such purpose. Such withdrawal may be elected at least thirty (30) days (or such other number of days determined by the Plan Administrator and communicated prior to the commencement of an Offering Period) prior to the end of an Offering Period. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1.

12.2      RETURN OF PAYROLL DEDUCTIONS. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Sections 12.1, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares of Stock shall, in compliance with Applicable Law, be returned as soon as practicable after the withdrawal, without the payment of any interest, to the Participant, and the Participant’s participation in the Plan shall terminate.

13.	TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

Upon a Participant’s ceasing to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Sections 5 and 7.1.

14.	TRANSFER OF CONTROL.

14.1      DEFINITIONS.

(a)      A “Transfer of Control” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) a merger, consolidation or the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company where the stockholders of the Company before such transaction do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more Subsidiaries); or (iv) a liquidation or dissolution of the Company. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transfer of Control, own the Company or the transferee corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Transfer of Control transactions are related, and its determination shall be final, binding and conclusive.

14.2      EFFECT OF TRANSFER OF CONTROL ON PURCHASE RIGHTS. In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), shall assume the Company’s rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Transfer of Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed by the Acquiring Corporation in connection with the Transfer of Control nor exercised as of the date of the Transfer of Control shall terminate and cease to be outstanding effective as of the date of the Transfer of Control.

15.	NONTRANSFERABILITY OF PURCHASE RIGHTS.

A Purchase Right may not be encumbered, assigned, pledged or transferred in any manner otherwise than by will or the laws of descent and distribution upon the death of a Participant, and shall be exercisable during the lifetime of the Participant only by the Participant.

16.	RESTRICTION ON ISSUANCE OF SHARES.

The issuance of shares of Stock under the Plan shall be subject to compliance with all Applicable Laws with respect to such securities. A Purchase Right may not be exercised if the issuance of shares of Stock upon such exercise would constitute a violation of any Applicable Laws or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares of Stock issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any Applicable Law, and to make any representation or warranty with respect thereto as may be requested by the Company. The issuance of shares of Stock shall also be subject to the limitation upon the maximum number of shares of Stock that may be issued under the Plan.

17.	RIGHTS AS A STOCKHOLDER AND EMPLOYEE.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares of Stock are issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.

18.	NOTIFICATION OF SALE OF STOCK.

In addition to a Participant’s separate requirements pursuant to the Company’s Insider Trading Policy, a Participant and a former Participant shall give the Company prompt notice of any disposition of shares of Stock, acquired pursuant to the Plan, within two (2) years from the Offering Date or one (1) year from the Purchase Date (the “Disqualifying Disposition Period”). Unless otherwise determined by the Plan Administrator, the Participant or former Participant must hold such shares of Stock in the Participant’s (or former Participant’s) name in any brokerage firm account specified by the Plan Administrator until the earlier of the expiration of the Disqualifying Disposition Period or the disposition of such shares by the Participant or former Participant.

19.	NOTICES.

All notices or other communications by a Participant to the Plan Administrator or the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Plan Administrator or the Company at the location, or by the person, designated by the Plan Administrator or the Company for the receipt thereof.

20.	INDEMNIFICATION.

In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board, the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Plan Administrator is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

21.	AMENDMENT OR TERMINATION OF THE PLAN.

The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, except as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Section 423 Component as an “employee stock purchase plan” pursuant to Section 423 or to obtain qualification or registration of the shares of Stock under Applicable Law).

In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares of Stock than are authorized for issuance under Section 4 of the Plan, or would change the definition of the entities that may be designated by the Plan Administrator as Participating Companies, or if such stockholder approval is otherwise required by Applicable Law.

22.	DATA PRIVACY.

As a condition for participation in the Plan, each Eligible Employee and Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described herein by and among the Plan Administrator, the Participating Companies and their affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Plan Administrator, the Participating Companies and their affiliates may hold certain personal information about a Participant, including the Participant’s name, address, telephone number, birthdate, social security number, insurance number or other identification number, salary and Compensation, nationality, job title(s), shares of Stock held, the Participant’s beneficiary or legal representative and related information and participation details to implement, manage and administer the Plan and any Offering Period (collectively, the “Data”). The Plan Administrator, the Participating Companies and their affiliates may transfer the Data amongst themselves as deemed necessary to implement, administer and manage the Participant’s participation in the Plan and any Offering Period, and the Plan Administrator, the Participating Companies and their affiliates may transfer the Data to third parties assisting the Plan Administrator, the Participating Companies and their affiliates with Plan implementation, administration and management; and such recipients may be located in the Participant’s country or elsewhere, and the Participant’s country may have different data privacy laws and protections than such recipients’ countries. By participating in the Plan and in any Offering Period, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any Data transfer to a broker or other third party with whom the Plan Administrator, the Company or the Participant may elect to deposit any shares of Stock.

23.	LANGUAGE CONSENT

In respect of any Eligible Employees who are resident in the Province of Quebec, you hereby confirm that you have examined the French version of this Plan, but that you have requested and consent that this Plan and all documents, notices, correspondence, and legal proceedings consequent upon, ancillary or relating directly or indirectly hereto, forming part hereof be drawn up in the English language, and that you be bound by such version. Vous confirmez par la présente avoir eu l’opportunité d’analyser la version française de ce contrat que vous avez demandé et consenti à ce que le présent contrat et tous les documents, avis, correspondance et procédures judiciaires qui en découlent, qui y sont accessoires ou qui s’y rapportent directement ou indirectement, qui en font partie, soient rédigés dans la langue anglaise, et que vous soyez liés par cette version.

24.	GOVERNING LAW.

Except to the extent governed by Applicable Law that is (a) United States federal law or (b) the applicable laws, regulations and rules of Canada and any province or territory, the Plan and all Participation Agreements shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles regarding the application of a jurisdiction’s laws other than the State of Delaware.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Beacon Roofing Supply, Inc. 2023 Employee Stock Purchase Plan was duly adopted by the Board of Directors of the Company on March 20, 2023, and the stockholders of the Company on                     , 2023.

Secretary

Beacon Roofing Supply, Inc.

2023 Employee Stock Purchase Plan

Sub-Plan For

Canada Non-Section 423 Component

CANADA

1.	APPLICATION

This section sets forth additional terms and conditions applicable to the rights granted to, and the shares of Stock purchased by, Eligible Employees who are (or are deemed to be) resident in Canada for the purpose of payment of taxes or who exercise all of their employment duties in Canada and forms an integral part of the Plan and Sub-Plan.

2.	APPROVED LEAVE

The following definition is added after Section 2.1(a) of the Plan:

(a.1)      “Approved Leave” means: (i) a paid leave of absence, approved by a Participating Company and paid through a Participating Company’s payroll, including, for greater certainty, a leave during which the Employee is in receipt of short-term disability benefits; or (ii) an unpaid leave of absence taken in accordance with applicable employment standards legislation during which the applicable legislation requires that the Employee be permitted to elect to continue participation in the Plan during the leave. For greater certainty, a leave during which the Employee is in receipt of long-term disability benefits will not be considered an “Approved Leave.”

3.	EMPLOYEE

The following definition replaces the definition of “Employee” under Section 2.1(i) of the Plan:

(i)      “Employee” means an individual who renders services to a Participating Company in the status of an employee; and an individual shall be deemed to have ceased to be an Employee:

A.      in the case of an Employee whose employment with the Participating Company Group terminates (regardless of whether the termination is with or without cause, and whether it is the Employee or the Participating Company that initiates the termination), on the later of: (x) if and only to the extent required to comply with the minimum standards of applicable employment standards legislation (“ESL”), the last day of the applicable minimum statutory notice period applicable to the Employee pursuant to the ESL, if any; and (y) the date that is designated by the Participating Company, as the last day of the Employee’s employment with the Participating Company Group provided that in the case of termination of employment by resignation by the Employee, such date shall not be earlier than the end of the notice of resignation period; and, in the case of either (x) or (y), without regard to any applicable period of reasonable notice or contractual notice to which the Employee may claim to be entitled under common law, civil law or pursuant to contract in respect of a period which follows the last day that the Employee actually and actively provides services to the Participating Company Group as specified in the notice of termination provided by the Participating Company; or

B.      in the event the Employee’s death occurs prior to the date determined pursuant to paragraph A, above, the date of the Employee’s death.

For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while such individual is on an Approved Leave.

4.	WITHDRAWAL FROM PLAN

The following provision is added as Section 12.3 of the Plan:

12.3      PARTICIPANT ON APPROVED LEAVE. A Participant who is on an Approved Leave may, by written election, elect to suspend participation in the Plan, or, as applicable: (i) have payroll deductions in respect of the Plan continue; or (ii) where payroll deductions are not possible because the Approved Leave is unpaid, make cash payments to the Participating Company, in the time and manner prescribed by the Participating Company, with such payments to be equal to the amount of payroll deduction in effect in respect of the Plan for the pay period immediately prior to the Approved Leave.

5.	TERMINATION OF EMPLOYMENT OR ELIGIBILITY

The following provision replaces Section 13 of the Plan:

Upon a Participant’s ceasing to be an Employee of the Participating Company Group or the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Sections 5 and 7.1.

6.	DATA PROTECTION

The Company collects, uses, processes and discloses various types of information to administer or support the Plan. “Personal Information” means information about an identifiable individual but does not include business contact information if the collection, use or disclosure, of the business contact information is for the purposes of enabling the individual to be contacted in relation to the individual’s business responsibilities and for no other purpose.

Each Eligible Employee hereby authorizes the Participating Company and the Participating Company’s representatives to discuss with and obtain all relevant Personal Information from all personnel, professional or not, involved in the administration and operation of the Plan, where necessary or inadvertent, including personal biographical information (including an Eligible Employee’s name, address and date of birth), tax reporting information (including a Social Insurance Number and citizenship information), as well as contact information. Each Eligible Employee further authorizes the Participating Company Group and the Committee to disclose and discuss the Plan with their advisors, to the extent reasonably necessary to administer the Plan, including in relation to audits and communication of the Plan. Each Eligible Employee further authorizes the Company Group and the Committee to record Personal Information and Plan information, and to keep such information in the Eligible Employee’s employee file.

The Participating Company affirms its commitment to ensure that all Personal Information collected from and about Eligible Employees is kept confidential and used only for the purposes for which the Eligible Employee has hereby provided authorization, and assumes responsibility for safeguarding such Personal Information in accordance with the Plan requirements and all Applicable Laws. Each Participating Company shall require that any representative or entity to whom the Participating Company discloses Personal Information maintain such Personal Information as confidential and restrict its use of such Personal Information to the performance of services for the Participating Company in respect of the Plan.

In the event of a security breach, the Participating Company will take reasonable steps to comply with all applicable breach notification processes in accordance with Applicable Law. A security breach occurs when the security or confidentiality of Personal Information is compromised, and includes the unauthorized access, collection, use, modification or disclosure of Personal Information.

The measures that the Participating Company will undertake to safeguard the security of Personal Information collected include, but are not necessarily limited to, taking the following steps commensurate with industry standards, as applicable: (i) limiting employee and contractor access to Personal Information; (ii) securing business facilities, data centers, paper files, services back-up systems and computing equipment; (iii) implementing network, device, database, and platform security in accordance with industry standards; (iv) securing information transmission, storage and disposal; (v) implementing appropriate personnel security and integrity procedures and practices; and (vi) providing appropriate privacy and information security training to employees.

The administration of the Plan might entail the communication of Personal Information outside of the province(s) in which the Eligible Employees reside or Canada, including but not limited to the United States of America. It might also entail to entrust a third party located outside of the province(s) in which the Eligible Employees reside or Canada with the task of collecting, using, communicating, or keeping personal information on behalf of the Participating Company. Eligible Employees will be clearly informed of the foregoing at the time of collection as well as, if applicable, of the names of the third parties or categories of third parties to whom the information is to be disclosed and for the purposes for which the Eligible Employee has hereby provided authorization. Furthermore, on request, an Eligible Employee may be informed of the personal information collected from him, the categories of persons who have access to the information within the enterprise, the duration of the period of time the information will be kept, and the contact information of the person in charge of the protection of personal information. To the extent required under Applicable Law, the Participating Company shall conduct a privacy impact assessment (“PIA”) when communicating or outsourcing to a third party Personal Information outside of the province(s) in which the Eligible Employees reside. When conducting the PIA, the Participating Company shall take into account, in particular, (i) the sensitivity of the Personal Information to be transferred or communicated, (ii) the purposes for which it will be used, (iii) the data protection measures that the receiving entity will apply to it, and (iv) the legal framework for the protection of Personal Information in the jurisdiction to which it will be transferred or communicated. The Participating Company shall enter into a written agreement with the entity receiving such Personal Information to, inter-alia, reflect the results of the PIA and set out agreed measures to mitigate any risks identified by the PIA.

7.	NOTIFICATIONS

(a)    Securities Law Information. Each Eligible Employee understands that the Eligible Employee is permitted to sell shares of Stock acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided the sale of shares of Stock acquired pursuant to the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares of Stock are listed.

(b)    Foreign Asset/Account Reporting Information. If a Participant is a Canadian resident, such Participant may be required to report his or her foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds a certain threshold at any time in the year. Foreign property includes shares of Stock acquired under the Plan. The shares of Stock must be reported, generally at a nil cost, if the cost threshold is exceeded because of other foreign property the Participant holds. If shares of Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Stock. The ACB ordinarily would equal the fair market value of the shares of Stock at the time of acquisition, but if a Participant owns other shares of Stock, this ACB may have to be leveraged with the ACB of the other shares of Stock. The form T1135 generally must be filed by April 30 of the following year.

A    Participant should note that this information is provided as a summary of applicable requirements and does not constitute tax advice. The tax consequences and tax reporting requirements related to participation in the Plan are subject to change. A Participant should further consult with his or her personal advisor to ensure compliance with the applicable reporting requirements.

8.	TAX CONSEQUENCES

The following provision supplements Sections 10 and 11.6 of the Plan:

Regardless of any action the Company or the Participating Company takes with respect to satisfying its obligations to withhold any or all statutorily prescribed amounts, including income tax (including foreign, federal, provincial, and local tax), Canada Pension Plan or Quebec Pension Plan contributions, any payroll tax, payment on account, or other items or amounts related to a Participant’s participation in the Plan and legally applicable to a Participant (“Withholding Taxes”), the ultimate liability for all Withholding Taxes legally due by a Participant is and remains such Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Participating Company. Neither the Company and/or the Participating Company (i) make any representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of rights under the Plan, including but not limited to, the grant, vesting, exercise of the right, the issuance of shares of Stock upon exercise, the subsequent sale of shares of Stock acquired pursuant to the exercise of the right and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the rights under the Plan to reduce or eliminate a Participant’s liability for Withholding Taxes or achieve any particular tax result. Further, if a Participant has become subject to tax in more than one jurisdiction, the Company and/or the Participating Company (or former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction. Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, a Participant will pay or make adequate arrangements satisfactory to the Company and/or the Participating Company to satisfy all Withholding Taxes. In this regard, the Company and/or the Participating Company or their respective agents are authorized, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (A) accept a cash payment in the amount of Withholding Taxes, (B) withhold whole Shares which would otherwise be delivered to a Participant having an aggregate fair market value, determined as of the Tax Date, or withhold an amount of cash from the Participant’s wages or other cash compensation which would otherwise be payable to the Participant by the Company and/or the Participating Company, equal to the amount necessary to satisfy any such obligations, (C) withhold from proceeds of the sale of shares of Stock acquired upon exercise of the right either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization), or (D) a cash payment to the Company by a broker-dealer acceptable to the Company to whom a Participant has submitted an irrevocable notice of exercise. To avoid negative accounting treatment, the Company may withhold or account for Withholding Taxes by considering applicable minimum statutory withholding rates. If the obligation for Withholding Taxes is satisfied by withholding in shares of Stock, for tax purposes, a Participant is deemed to have been issued the full number of shares of Stock subject to the right, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Withholding Taxes. Finally, a Participant shall pay to the Company or the Employer any amount of Withholding Taxes that the Company or the Participating Company may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company shall have sole discretion to deliver the shares of Stock if a Participant fails to comply with such Participant’s obligations in connection with the Withholding Taxes as described in this section and each Participant unconditionally consents to and approves any such action taken by the Company. A Participant (or any beneficiary or person entitled to act on a Participant’s behalf) shall provide the Company with any forms, documents or other information reasonably required by the Company.

9.	LANGUAGE CONSENT

In respect of any Eligible Employees who are resident in the Province of Quebec, you hereby confirm that you have examined the French version of this Sub-Plan, but that you have requested and consent that this Sub-Plan and all documents, notices, correspondence, and legal proceedings consequent upon, ancillary or relating directly or indirectly hereto, forming part hereof be drawn up in the English language, and that you be bound by such version. Vous confirmez par la présente avoir eu l’opportunité d’analyser la version française de ce contrat que vous avez demandé et consenti à ce que le présent contrat et tous les documents, avis, correspondance et procédures judiciaires qui en découlent, qui y sont accessoires ou qui s’y rapportent directement ou indirectement, qui en font partie, soient rédigés dans la langue anglaise, et que vous soyez liés par cette version.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET
Go To: www.proxypush.com/BECN
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-866-859-2136
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

Beacon Roofing Supply, Inc.
Annual Meeting of Stockholders
For Stockholders of record as of March 22, 2023
TIME:	Wednesday, May 17, 2023 8:00 AM, Eastern Time
PLACE:	Beacon’s Corporate Headquarters
505 Huntmar Park Drive, Herndon, Virginia 20170

This proxy is being solicited on behalf of the Board of Directors

The undersigned appoints Julian G. Francis and Frank A. Lonegro (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Beacon’s Corporate Headquarters, 505 Huntmar Park Drive, Suite 300, Herndon, VA, 20170, on Wednesday, May 17, 2023 at 8:00 a.m. ET and all adjournments and postponements thereof. The undersigned hereby acknowledges receipt of (i) the Company’s 2022 Annual Report, (ii) the proxy statement and (iii) the Notice of Annual Meeting of Stockholders dated April 5, 2023.

This proxy, when properly executed, will be voted in the manner directed herein. IF NO DIRECTION IS GIVEN THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 5 AND “ONE YEAR” FOR PROPOSAL 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

If you hold shares in the 401(k) savings plan of the Company (the “Plan”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof. Voting instructions for shares in the Plan must be received by 11:59 p.m. ET on May 9, 2023.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card or give your telephone or Internet proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD MAY 17, 2023: The Notice of Annual Meeting and Proxy Statement and 2022 Annual

Report are available at www.proxydocs.com/BECN.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Beacon Roofing Supply, Inc.

Annual Meeting of Stockholders

Please make your marks like this:	X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 5, AND ONE YEAR FOR PROPOSAL 4.

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE			RECOMMENDS
1.	Election of thirteen members to our Board of Directors to hold office until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified.					FOR

	1.01 Philip W. Knisely	FOR ☐	WITHHOLD ☐

	1.02 Julian G. Francis	☐	☐			FOR

	1.03 Major General (Ret.) Barbara G. Fast	☐	☐			FOR

	1.04 Richard W. Frost	☐	☐			FOR

	1.05 Alan Gershenhorn	☐	☐			FOR

	1.06 Melanie M. Hart	☐	☐			FOR

	1.07 Racquel H. Mason	☐	☐			FOR

	1.08 Robert M. McLaughlin	☐	☐			FOR

	1.09 Earl Newsome, Jr.	☐	☐			FOR

	1.10 Neil S. Novich	☐	☐			FOR

	1.11 Stuart A. Randle	☐	☐			FOR

	1.12 Nathan K. Sleeper	☐	☐			FOR

	1.13 Douglas L. Young	☐	☐			FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐		FOR

3.	To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the Proxy Statement on a non-binding, advisory basis.	☐	☐	☐		FOR

		1YR	2YRS	3YRS	ABSTAIN
4.	To determine how often (i.e. every one, two or three years) the Company will include a proposal, similar to Proposal No. 3 above, in our annual Proxy Statement on a non-binding, advisory basis.	☐	☐	☐	☐	1 YEAR

		FOR	AGAINST	ABSTAIN
5.	To approve the Company’s 2023 Employee Stock Purchase Plan.	☐	☐	☐		FOR

6.	The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.
☐ Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date